UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Trico Marine Services, Inc.
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Trico Marine Services, Inc.
3200 Southwest Freeway, Suite 2950
Houston, Texas 77027
July 3, 2008

Dear Stockholders:

On behalf of the Board of Directors, it is my pleasure to invite you to attend a Special Meeting of Stockholders of Trico Marine Services, Inc. (the “Company”), to be held on Tuesday, August 12, 2008 at the offices of Lazard Freres & Co. LLC, 600 Travis Street, Suite 2300, Houston, Texas 77002 at 9:00 am, local time.

Our indirect subsidiary, Trico Shipping AS, has acquired 99.74% of the outstanding capital stock of DeepOcean ASA, a Norwegian limited company listed on the Oslo Børs, for 32 Norwegian Kroner (NOK) per share (at the time of purchase, approximately $6.31 per share). DeepOcean offers comprehensive expertise and equipment capabilities in the area of subsea services. Specifically, DeepOcean provides IMR (Inspection, Maintenance & Repair), survey and construction support, subsea intervention, and decommissioning services and supplies marine trenching and cable laying services.

On May 16, 2008, we issued $300 million of our 6.50% senior convertible debentures due 2028 to institutional investors to finance a portion of the DeepOcean acquisition. We also paid certain members of DeepOcean management and another DeepOcean shareholder a combination of cash and phantom stock units to purchase their DeepOcean shares. The debentures are convertible into, at our election, cash, shares of our common stock or a combination of cash and shares of our common stock, and the phantom stock units are exercisable for shares of our common stock, and in certain cases at our election, for the cash equivalent of such shares.

At the special meeting, you will be asked to approve, for purposes of Nasdaq Marketplace Rule 4350(i)(1)(C), the issuance of all shares of the Company’s common stock that may be issuable upon the conversion and exercise of these convertible securities issued in connection with the acquisition of DeepOcean shares. Our board of directors recommends that you approve this proposal.

In addition, at the special meeting you will be asked to approve an increase in the authorized number of shares of common stock which we may issue from 25,000,000 to 50,000,000. This increase in the number of shares of common stock will facilitate the issuance of the shares underlying the debentures and other convertible securities issued by the Company and will provide the Company with a sufficient reserve of shares to raise future capital, fund growth, complete potential future acquisitions and for general corporate purposes. Our board of directors recommends that you approve this proposal.

The enclosed proxy statement explains the items of business to come formally before the special meeting. Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying notice of special meeting and proxy statement.

Your vote is important. We urge you to read this proxy statement carefully, and to vote by proxy for the proposals described therein, by marking, signing, dating, and returning the enclosed proxy card in the postage-paid envelope. Instructions are on the proxy card.

The proxy statement and the accompanying proxy card are being mailed to our stockholders on or about July 3, 2008. Whether you plan to attend the meeting or not, I encourage you to vote promptly so your shares will be represented at the meeting.

Thank you for your cooperation and continued support.

Sincerely,

Joseph S. Compofelice
Chairman of the Board

Trico Marine Services, Inc.
3200 Southwest Freeway, Suite 2950
Houston, Texas 77027

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be held on August 12, 2008

To Our Stockholders:

A special meeting of stockholders of Trico Marine Services, Inc. (the “Company”) will be held on Tuesday, August 12, 2008 at the offices of Lazard Freres & Co. LLC, 600 Travis Street, Suite 2300, Houston, Texas 77002 at 9:00 am, local time. At the special meeting, stockholders will be asked to:

1. Approve, for purposes of Nasdaq Marketplace Rule 4350(i)(1)(C), the issuance of all shares of the Company’s common stock, that may be issued upon the conversion and exercise of convertible securities issued by the Company in connection with the acquisition by Trico Shipping AS of shares of DeepOcean ASA, a Norwegian limited company;

2. Approve an amendment to the Company’s Second Amended and Restated Certificate of Incorporation to increase the total number of authorized shares of the Company’s common stock from 25,000,000 shares to 50,000,000 shares; and

3. Consider any other business properly brought before the special meeting.

Our Board of Directors has fixed the close of business on June 27, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting or any postponement or adjournment thereof. A list of stockholders will be available for examination at the special meeting and at our corporate office for the ten days prior to the special meeting.

STOCKHOLDERS ARE INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. IF YOU ARE UNABLE TO ATTEND, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU OWN. IT IS IMPORTANT THAT YOU READ THE PROXY STATEMENT AND FOLLOW THE INSTRUCTIONS ON YOUR PROXY CARD TO VOTE BY MAIL, TELEPHONE OR THE INTERNET. THIS WILL ENSURE THAT YOUR SHARES ARE REPRESENTED.

THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE AS PROVIDED IN THE PROXY STATEMENT.

By Order of the Board of Directors,

Rishi A. Varma
Corporate Secretary

Houston, Texas
July 3, 2008

YOUR VOTE IS IMPORTANT:

If you hold your shares in registered name, please submit a proxy
FOR the approval of Proposal 1 and Proposal 2
by following the instructions on your proxy card to vote by mail.
If you hold your shares through a bank, broker or other custodian, you will receive a voting instruction form from your custodian. Please follow the instructions on this form to instruct them to vote your shares
FOR the approval of Proposal 1 and Proposal 2 on the proxy card.

SUMMARY TERM SHEET

The following summary term sheet provides information to help you understand the essential features and material terms of the acquisition, the financing of the acquisition, the share issuance and the charter amendment. The term sheet also contains cross-references to more detailed discussions elsewhere in the proxy statement, for your further information and review.

Acquisition

•	Background on DeepOcean ASA (page 37). Headquartered in Haugesund, Norway, DeepOcean ASA is a market leader in the provision of high quality subsea inspection, maintenance and repair, survey and construction support, and subsea intervention and decommissioning services. DeepOcean is also a leading supplier of marine trenching and cable laying services. DeepOcean controls a fleet of 14 vessels equipped with dynamic positioning systems and together with its owners has driven the development of a new type of dynamic positioning support vessel equipped with heavy weather launch and recovery systems. DeepOcean operates a fleet of modern remotely operated vehicles and trenching equipment and has pioneered the development of deepwater module handling systems used to place and install sophisticated equipment on the ocean seabed. DeepOcean supports its overseas operations through facilities in Aberdeen, Darlington and Norwich (United Kingdom), Den Helder (The Netherlands), Ciudad del Carmen (Mexico) and Singapore. DeepOcean employs over 835 people worldwide.

•	Acquisition of DeepOcean Shares (page 27). Trico Marine Services, Inc. (referred to in this proxy statement as the “Company” or “we”), through its indirect subsidiary Trico Shipping AS, has acquired 99.74% of the outstanding capital stock of DeepOcean for 32 Norwegian Kroner (NOK) per share (at the time of purchase, approximately $6.31 per share). Trico Shipping acquired the DeepOcean Shares as follows:

On May 15, 2008, Trico Shipping, agreed to acquire an aggregate of 55,728,955 shares of DeepOcean’s common stock representing 51.5% of the fully diluted capital stock of DeepOcean, pursuant to the following agreements and arrangements:

•	Subscription to purchase 20,000,000 newly issued DeepOcean shares, representing 18.5% of the fully diluted capital stock of DeepOcean, directly from DeepOcean for a price of 32 NOK per share (approximately $6.31 per share based on the NOK/U.S. dollar exchange rate as of May 15, 2008);

•	The acquisition of 17,495,055 DeepOcean shares, representing 16.2% of the fully diluted capital stock of DeepOcean, in the open market at a price of NOK 32 per share; and

•	Agreements between the Company, Trico Shipping and certain members of DeepOcean’s management and another DeepOcean shareholder, pursuant to which Trico Shipping purchased 18,233,900 DeepOcean shares, representing 16.9% of the fully diluted capital stock of DeepOcean. Trico Shipping acquired these DeepOcean shares in exchange for a combination of cash and phantom stock units issued by the Company with a value of NOK 32 per share.

Subsequent to May 15, 2008, Trico Shipping purchased an additional 6,750,000 DeepOcean shares in open market purchases at a price of NOK 32 per share. On June 13, 2008, Trico Shipping acquired 35,220,000 shares of DeepOcean owned by DOF ASA, representing approximately 32.6% of the outstanding shares of DeepOcean, for NOK 32 per share in cash.

On June 30, 2008, Trico Shipping closed a mandatory cash tender offer for the remaining Deep Ocean shares it did not previously purchase and acquired an additional 10,163,173 shares as a result of the mandatory offer.

The Company has financed and will finance the acquisition of the DeepOcean shares and the mandatory offer using available cash, proceeds from the issuance of the debentures described below, and borrowings under its existing and amended credit facilities. Throughout this proxy statement, we generally refer to the proposed acquisition of all shares DeepOcean of as the “acquisition.”

•	Mandatory Offer for Remaining DeepOcean Shares (page 29). As a result of the transactions described above, and in accordance with the Norwegian Securities Trading Act, on May 30, 2008 Trico Shipping made a mandatory cash offer for all remaining DeepOcean shares it did not own, thereby completing the acquisition of control of DeepOcean. The mandatory offer closed on June 30, 2008 and the settlement of the purchase of the tendered shares is expected to occur in the second week of July 2008. The aggregate value of the offer price plus DeepOcean’s announced dividend amount (NOK 0.50 per share) was NOK 32 per DeepOcean share.

•	Debenture Financing (page 30). On May 16, 2008, the Company issued $300 million aggregate principal amount of its 6.50% senior convertible debentures due 2028 to certain institutional investors. The debentures are convertible into, at our election, cash, shares of our common stock, or a combination of cash and shares of our common stock. The indenture governing the debentures provides that we have no obligation to issue shares of our common stock upon conversion of the debentures if the issuance of such shares would exceed the number of shares we may issue without stockholder approval under the applicable Nasdaq Marketplace Rules. Throughout this proxy statement, we generally refer to this restriction on the issuance of shares underlying the debentures as the “exchange cap.” Upon conversion of the debentures, holders will receive, at our election, cash, shares of our common stock or a combination thereof. Holders may convert their debentures at their option prior to the close of business on the business day immediately preceding the maturity date. Upon any conversion prior to May 15, 2013, we will pay the holder the present value of the remaining coupons owed on the principal amount of the debentures converted through and including May 15, 2013. The debentures will bear interest at a rate of 6.50% per year payable semiannually in arrears on May 15 and November 15 of each year beginning November 15, 2008. The debentures will mature on May 15, 2028, unless earlier converted, redeemed or repurchased. In this proxy statement, we refer to the debentures and the phantom stock units together as the “convertible securities,” and to the issuance of common stock upon conversion of the convertible securities as the “share issuance.”

•	Registration Rights Agreement (page 31). In connection with the sale of the debentures, we entered into a registration rights agreement with the purchasers of the debentures. Under the registration rights agreement, we generally have agreed to file a shelf registration statement with respect to the resale of the debentures and our common stock issuable upon conversion of the debentures and use our reasonable best efforts to cause the shelf registration statement to become effective, by specified deadlines. If the shelf registration statement is not filed with the SEC or is not declared effective by the SEC on or before these deadlines, or if it ceases to be effective or fails to be usable for its intended purpose, or it is suspended for certain defined periods of time, we will be required to pay additional interest equal to one-half of one percent (0.50%) per each 30 day period, during certain periods and subject to certain limitations. We filed the shelf registration statement with the SEC on June 16, 2008.

•	Additional Acquisition Financing (page 32). In connection with financing the acquisition, Trico Shipping and other subsidiaries of the Company entered into a credit agreement with Nordea Bank Finland PLC, New York Branch, as Administrative Agent and various other lenders. The credit agreement provides Trico Shipping with a $200 million revolving credit facility, is guaranteed by certain of the Company’s subsidiaries, and is collateralized by vessel mortgages and other security documents. The revolving credit facility under this credit agreement provides the Company with additional capacity to draw funds as required to finance a portion of the acquisition. The facility matures in May 2013.

On May 28, 2008, Trico Shipping entered into a Credit Facility Agreement with Carnegie Investment Bank AB Norway Branch, as lender. The credit facility agreement provides for a NOK 260,000,000 short term credit facility (approximately $51,232,000 based on a NOK 5.075 to $1 exchange rate) that Trico Shipping has used to partially finance the acquisition and expects to use for general corporate purposes. The facility will mature on August 1, 2008.

•	The Charter Amendment (page 58). Our Second Amended and Restated Certificate of Incorporation currently authorizes the issuance of up to 25,000,000 shares of common stock and 5,000,000 shares of preferred stock. Our Board has approved, subject to stockholder approval, an amendment to our charter to increase the number of authorized shares of common stock to 50,000,000. The number of authorized shares of preferred stock would not change. The additional authorized shares of common stock, if and when issued, would have the same rights and privileges as the shares of common stock previously authorized. A copy of the proposed charter amendment is attached to this proxy statement as Annex A. Throughout this proxy statement, we generally refer to the proposal to increase the authorized shares of our common stock as the “charter amendment.”

•	No Appraisal Rights (page 38 and 59). No appraisal rights are available under the Delaware General Corporation Law for our stockholders in connection with the proposal to approve the share issuance or the charter amendment proposal.

•	Our Board of Directors’ Recommendation (page 39 and 59). Our board of directors has determined unanimously that the share issuance (Proposal 1) and the charter amendment (Proposal 2) are advisable and in the best interests of our stockholders. Accordingly, the board of directors recommends that stockholders vote “FOR” the proposal to approve the share issuance and “FOR” the proposal to approve the charter amendment.

•	Regulatory Matters (page 39). The acquisition and share issuance are not subject to the Hart Scott Rodino Act of 1976, as amended, or any other material federal or state regulatory requirement or approval, other than stockholder approval under the Nasdaq Marketplace Rules related to the share issuance that is described elsewhere in this proxy statement. The mandatory offer document that Trico furnished to DeepOcean’s shareholders was subject to review and approval by the Oslo Børs (the Oslo Stock Exchange). In addition, a notification of the acquisition was made with the Norwegian Competition Authority.

•	Accounting Treatment (page 39). The acquisition will be accounted for as a purchase business combination by the Company under accounting principles generally accepted in the United States.

•	Tax Treatment (page 39). Our security holders will continue to hold their Company securities and, as a result will not recognize any gain or loss as a result of the acquisition.

•	Exemption from Registration (page 38). The phantom stock units issued to certain members of DeepOcean’s management and another DeepOcean shareholder, and shares of our common stock issuable in certain circumstances upon the exercise of the phantom stock units, have not been registered under the Securities Act of 1933, as amended, in reliance on the exemptions from registration provided by Section 4(2) of the Securities Act, and Regulation S promulgated under the Securities Act. The debentures and shares of our common stock issuable in certain circumstances upon the conversion of the debentures have not been registered under the Securities Act, in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated under the Securities Act.

Information About the Companies

  Trico Marine Services, Inc.
  3200 Southwest Freeway, Suite 2950
  Houston, Texas 77027
  Telephone: (713) 780-9926

Trico is a leading provider of marine support vessels to the offshore oil and gas industry, operating primarily in international markets, with operations in the North Sea, West Africa, Mexico, Brazil and Southeast Asia, as well as in the Gulf of Mexico. Trico uses its larger and more sophisticated vessels to provide support for the construction, installation, repair and maintenance of offshore facilities, the deployment of underwater remotely operated vehicles, or ROVs, the laying of sea floor cable and trenching services.

Trico’s diversified fleet of vessels provides a broad range of other services to offshore oil and gas operators, including transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities, and towing of drilling rigs and equipment from one location to another. As of May 15, 2008, Trico’s fleet consisted of 60 vessels, including five subsea platform supply vessels, seven other large capacity platform supply vessels, six large anchor handling, towing and supply vessels, 38 supply vessels, three crew boats, and one line handling (utility) vessel. Additionally, we have 11 vessels on order for delivery in 2008 and 2009, including eight multi-purpose platform supply vessels acquired in the acquisition of Active Subsea ASA, a Norwegian offshore services company.

You can find more information about us on page 36 of this proxy statement under the caption “The Parties to the Acquisition — Trico Marine Services, Inc.”

DeepOcean ASA
Stoltenberggaten 1,
P.O. Box 2144, Postterminalen
N-5504 Haugesund, Norway
Telephone: (+47) 52 70 04 00

DeepOcean was formed in 1999, and is now a recognized market leader in the provision of high quality subsea inspection, maintenance and repair, survey and construction support, and subsea intervention and decommissioning services. It is also a leading supplier of marine trenching and cable laying services. DeepOcean’s shares of common stock are listed on the Oslo Børs.

You can find more information about DeepOcean on page 37 of this proxy statement under the caption “The Parties to the Acquisition — DeepOcean ASA”

Summary of Reasons for the Acquisition of DeepOcean

The decision of our board of directors to approve the acquisition was based on an analysis of the Company and DeepOcean. This analysis allowed our board of directors to identify several potential benefits to us and our stockholders that, if realized, could increase stockholder value. The primary reasons for the DeepOcean acquisition include:

•	the creation of what we believe is one of the world’s largest providers of “one-stop” integrated subsea services;

•	the expansion of the Company’s presence in the growing subsea services market with the Company’s global platform which may provide a stage for additional organic growth and acquisitions;

•	the entry into the subsea services business with a better competitive profile for the combined company than the towing and supply market;

•	the synergies expected to arise from an acquisition that is complementary with the November 2007 acquisition of Active Subsea;

•	the ability to leverage the Company’s existing infrastructure, vessels and resources to provide specialized service offerings to new customers;

•	the addition of earnings and cash flow stability to the Company;

•	DeepOcean’s proven operational track record and subsea engineering expertise;

•	the addition of a seasoned management team with specialized knowledge of the subsea industry;

•	DeepOcean’s fleet of modern subsea capable equipment and vessels; and

•	the further improvement in the Company’s international diversification which improves growth prospects.

Our board of directors reviewed each of the above factors in the overall context of the Company’s and DeepOcean’s business, prospects and financial condition as well as the risks associated with the acquisition and the related financings. The board of directors did not afford special weight to any particular factor in isolation but rather examined all of these factors in the aggregate to assess the prospects for the Company’s and DeepOcean’s business. Our board of directors also considered certain other factors and risks of the proposed acquisition which are described in more detail in the section titled “Proposal 1: Approval of Share Issuance — Reasons for the Company’s Acquisition of DeepOcean.”

Although our board of directors believes the Company could realize these benefits in connection with the acquisition of DeepOcean shares, there is no assurance that the Company will achieve all or any of them. The Company and DeepOcean may not be able to execute the combined company’s overall business strategy or realize the anticipated benefits of the acquisition. For a discussion of the existing risk factors and their possible effect on the success of the acquisition of DeepOcean, see “Risk Factors” on page 19.

Comparative Per Share Data

The following table sets forth the historical per share data of the Company and DeepOcean for the year ended December 31, 2007 and three months ended March 31, 2008 and the combined per share data for the periods on an unaudited pro forma basis after giving effect to the initial acquisition of 54% of the outstanding shares of DeepOcean and the assumed achievement of 100% ownership of DeepOcean following completion and settlement of the tender offer. This data should be read in conjunction with the selected financial data and the historical consolidated financial statements and notes thereto of the Company and DeepOcean incorporated by reference and included elsewhere herein, respectively. The pro forma combined financial data is not necessarily indicative of the operating results that would have been achieved in the transactions had they occurred at the beginning of the periods presented, nor is such data necessarily indicative of future results of operations for the combined company. The currency exchange rates to convert the DeepOcean Norwegian Kroner (NOK) based amounts to US dollars (USD) was 5.86304 NOK to USD for the year ended December 31, 2007 and 5.31971 NOK to USD for the three months ended March 31, 2008.

			Combined Pro Forma	Combined Pro Forma
			with 54% Ownership of	with 100% Ownership of
	The Company	DeepOcean	DeepOcean	DeepOcean

Fiscal Year Ended December 31, 2007:
Net income (loss)	$62,931	$18,855	$(2,812)	$(5,750)
Diluted earnings per share(1)	$4.16	$0.21	$(0.19)	$(0.39)
Three months ended March 31, 2008:
Net Income	$10,901	$1,822	$2,485	$170
Diluted earnings per share(1)	$0.73	$0.02	$0.15	$0.01
Historical book value per share(1)(2)	$29.64	$2.54	$29.46	$29.46

(1)	Historical diluted earning per share is calculated by dividing net income from continuing operations for the period by the weighted average shares of the Company’s common stock outstanding for the period. DeepOcean does not have any other equity instruments that could effect its diluted earnings per share calculation. The Company’s diluted shares outstanding for the periods presented is as follows:

		Three Months
	Year Ended	Ended
	December 31,	March 31,
	2007	2008
	(Share amounts in thousands)

Basic shares outstanding	14,558	14,411
Add incremental shares for:
Assumed exercise of outstanding options and vesting of nonvested shares	188	133
Assumed exercise of stock warrants	391	375

Total number of diluted shares outstanding	15,137	14,919

For the combined pro forma calculations, there is no assumed dilutive effect for the year ended December 31, 2007 because of the inclusion the assumed conversion of additional shares would make the calculation anti-dilutive (increase the earnings per share amount) considering the net loss from continuing operations for the period.

(2)	Historical book value per share is computed by dividing stockholders equity by outstanding common shares on each December 31, 2007 and March 31, 2008. The combined pro forma for the Company with 54% ownership of DeepOcean includes the approximate 1.5 million shares of the Company’s common stock issued in the acquisition. The combined pro forma for the Company with 100% ownership of DeepOcean is the same as the amount for 54% ownership as the tender offer for the remaining 46% of shares is for cash.

(3)	The Company did not pay any dividends during the year ended December 31, 2007 or during the three months ended March 31, 2008. DeepOcean did not pay any dividends during the three months ended March 31, 2008. DeepOcean did pay a cash dividend the equivalent of NOK 0.30 per share or $0.05 per share for the year ended December 31, 2007.

Market Price Information

Trico Marine Services, Inc.

Our stock trades through the NASDAQ Global Market System under the symbol “TRMA.” The following table sets forth the high and low sales prices per share of our common stock for each quarter of the last two years.

	Sales Price per Share
	High	Low

2008
First quarter	$42.50	30.37
Second quarter (through June 27, 2008)	43.42	32.26
2007
First quarter	$39.23	$29.56
Second quarter	43.41	37.02
Third quarter	42.37	29.04
Fourth quarter	40.34	29.65
2006
First quarter	$34.15	$25.25
Second quarter	36.26	28.16
Third quarter	38.94	31.80
Fourth quarter	40.15	31.10

As of June 27, 2008, there were 15,165,595 shares of the Company’s common stock outstanding held by 49 stockholders of record.

DeepOcean ASA

DeepOcean’s shares trades through the Oslo Børs under the symbol “DEEP.” DeepOcean has been listed on the Oslo Børs since December 7, 2005, and prior to that time was not listed for trading on a public stock exchange. There is no established trading market for DeepOcean shares in the U.S. The following table sets forth (i) the annual high and low market prices of DeepOcean shares for the five most recent full financial years, (ii) the high and low market prices of DeepOcean shares for each full financial quarter for the two most recent full financial years and any subsequent period, and (iii) the high and low market prices of DeepOcean shares for each month of the most recent six months. The per share price has been converted into U.S. dollars based on the currency exchange rate in effect on the date of each high and low market price:

Five most recent full financial years

	Market Prices per Share		Market Prices per Share
	(NOK)		(USD)
Year Ended December 31,	High	Low	High	Low

2007	NOK 30.4	NOK 22.0	$5.3	$4.0
2006	29.5	18.2	4.7	2.8
2005	16.6	18.9	2.8	2.5
2004	N.A	N.A	N.A	N.A
2003	N.A	N.A	N.A	N.A

Each full financial quarter for two most recent full financial years and any subsequent period

	Market Prices per Share		Market Prices per Share
	(NOK)		(USD)
	High	Low	High	Low

2008
First quarter	NOK 28.5	NOK 21.3	$5.3	$3.8
Second quarter (through June 27, 2008)	32.3	22.5	6.4	4.3
2007
First quarter	NOK 29.8	NOK 26.8	$4.8	$4.2
Second quarter	30.4	26.2	5.1	4.4
Third quarter	29.5	24.6	5.2	4.1
Fourth quarter	29.0	22.0	5.3	4.0
2006
First quarter	NOK 20.6	NOK 18.6	$3.1	$2.8
Second quarter	22.5	18.2	3.7	2.9
Third quarter	27.0	19.0	4.2	3.0
Fourth quarter	29.5	22.4	4.7	3.3

Each month of most recent six months

	Market Prices per Share		Market Prices per Share
	(NOK)		(USD)
	High	Low	High	Low

June 2008 (through June 27, 2008)	NOK 32.3	NOK 31.3	$6.4	$6.0
May 2008	32.2	25.0	6.4	4.9
April 2008	26.0	22.5	5.1	4.3
March 2008	26.0	23.0	5.0	4.4
February 2008	26.0	23.5	5.0	4.2
January 2008	28.5	21.3	5.3	3.8
December 2007	29.0	22.0	5.3	4.0

As of June 27, 2008, there were 108,147,093 shares of DeepOcean’s stock outstanding held by 299 shareholders of record registered in the VPS (The Norwegian Central Securities Depository). The DeepOcean shares have not been subject to any significant trading suspensions during the prior three years.

Recent Price Data

On May 14, 2008, the last full trading day immediately prior to the public announcement of the acquisition in the U.S., the closing price per share of our common stock as reported on the Nasdaq Global Market was $34.68. On May 14, 2008, the market price per share of DeepOcean’s stock as reported on the Oslo Børs was NOK 26.0, or $5.1 (based on the NOK/U.S. dollar exchange rate in effect on such date). On June 27, 2008, the last practicable trading date for which information is available before the printing of the proxy statement, the closing price per share of our common stock as reported on the Nasdaq Global Market was $36.35, and the market price per share of DeepOcean’s stock as reported on the Oslo Børs was NOK 31.3, or $6.2 (based on the NOK/U.S. dollar exchange rate in effect on such date).

Dividends

The Company has not paid any cash dividends on its common stock during the past two years and has no immediate plans to pay dividends in the future. Because the Company is a holding company that conducts substantially all of its operations through subsidiaries, our ability to pay cash dividends on our common stock is also dependent upon the ability of our subsidiaries to pay cash dividends or to otherwise distribute or advance funds to us.

DeepOcean’s dividend policy is dependent on, among other things, its investment requirements, amount of debt and rate of growth. DeepOcean declared a dividend for the financial year 2007 of NOK 0.50 per share, payable to DeepOcean shareholders holding shares on June 13, 2008.

Selected Historical Financial Information

Trico Marine Services, Inc.

The following table sets forth selected historical financial information for each of the years ended December 31, 2007, 2006, 2004 and 2003, the period from January 1, 2005 through March 14, 2005 and the period from March 15, 2005 to December 31, 2005. These amounts are derived from our audited consolidated financial statements. The selected historical financial data for the three-month periods are derived from our unaudited interim financial statements. You should read this table in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” and our consolidated financial statements and the notes thereto, which are incorporated by reference in this proxy statement.

	Successor Company				Predecessor Company(1)
				Period from	Period from
				March 15, 2005	January 1, 2005
	Years Ended			through	through	Years Ended
	December 31,			December 31,	March 14,	December 31,
	2007		2006	2005	2005	2004		2003
	(Dollars in thousands, except per share data)

Statement of Operations Data:
Revenues	$256,108		$248,717	$152,399	$29,886	$112,510		$123,521
Operating income (loss)	66,630		88,390	41,816	879	(48,719)		(135,501)
Reorganization costs	—		—	—	(6,659)	(8,617)		—
Fresh-start adjustments	—		—	—	(219,008)	—		—
Interest expense	(3,258)		(1,286)	(6,430)	(1,940)	(33,405	)(4)	(30,159)
Interest income	14,132		4,198	615	—	423		323
Net income (loss)	62,931	(6)	58,724	20,100	(61,361)	(95,952	)(4)(5)	(164,398)
Earnings (loss) per common share:
Basic	$4.32		$4.01	$1.78	$(1.66)	$(2.60)		$(4.51)
Diluted	$4.16		$3.86	$1.74	$(1.66)	$(2.60)		$(4.51)
Balance Sheet Data:
Working capital (deficit)	$140,004		$151,068 (2)	$46,259 (2)	$ NA (3)	$(26,660	)(2)	$(27,740	)(2)
Property and equipment, net	473,614		231,848	225,646	NA (3)	459,211		487,019
Total assets	681,744	(7)	435,322	344,222	NA (3)	550,755		585,191
Debt, including current portion	160,545		9,863	46,538	NA (3)	147,131		380,166
Liabilities subject to compromise	—		—	—	NA (3)	275,179		—
Stockholders’ equity	$390,222		$312,338	222,432	NA (3)	63,841		142,031
Cash Flows Data:
Cash flows from operations	$112,476		$101,731	$27,174	$9,168	$(14,761)		$(9,265)
Cash flows from investing activities	(235,269)		(23,227)	4,292	(650)	(5,144)		28,215
Cash flows from financing activities	130,361		(16,261)	1,299	(2,596)	7,048		(3,340)
Effect of exchange rates on cash	9,722		712	(701)	62	135		117
Net increase (decrease) in cash	$17,290		$62,955	$32,064	$5,984	$(12,722)		$15,727

(1)	We exited bankruptcy protection on March 15, 2005. In accordance with Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, we adopted “fresh-start” accounting as of March 15, 2005. Fresh-start accounting is required upon a substantive change in control and requires that the reporting entity allocate the reorganization value to our assets and liabilities in a manner similar to that which is required under Statement of Financial Accounting Standards No. 141, Business Combinations. Under the provisions of fresh-start accounting, a new entity has been deemed created for financial reporting purposes.

(2)	Includes amounts outstanding under our Norwegian kroner (“NOK”) revolving credit facility (the “NOK Revolver”), which are classified as current liabilities.

(3)	Not applicable due to fresh-start accounting, which was applied at an interim date that was not the end of a required reporting period.

(4)	Includes a charge of $2.8 million for accelerated amortization of debt discounts.

(5)	Includes a charge of $7.2 million for the accelerated amortization of deferred financing costs.

(6)	As more fully described in Note 9 to our Consolidated Financial Statements incorporated herein by reference, a recent Norwegian tax legislation provides for a tax exemption on certain profits earned after January 1, 2007.

(7)	Includes working capital and construction in progress of $247.6 million in connection with the acquisition of Active Subsea ASA in Norway.

	Three Months Ended March 31,
	2008	2007
	(Dollars in thousands, except per share data)
	Unaudited

Statement of Operations Data:
Revenues	$59,175	$61,969
Operating income	11,504	20,783
Interest expense, net	—	(783)
Interest income	1,578	2,718
Net income	10,901	14,584
Earnings per common share:
Basic	$0.76	$0.99
Diluted	$0.73	$0.95
Balance Sheet Data:
Working capital	$157,897	$323,583
Property and equipment, net	520,969	233,408
Total assets	742,501	610,043
Debt, including current portion	172,531	159,849
Liabilities subject to compromise	—	—
Stockholders equity	442,417	335,314
Cash Flow Data:
Cash flows from operations	$5,608	$26,308
Cash flows from investing activities	(23,108)	(27,008)
Cash flows from financing activities	23,628	145,226
Effect of exchange rates on cash	5,562	1,301
Net increase (decrease) in cash	11,690	145,827

DeepOcean ASA

The following table set forth selected historical financial information for DeepOcean for each of the five years in the period ended December 31, 2007 and the three-month periods ended March 31, 2008 and 2007, prepared under IFRS as issued by IASB for all periods except 2004 and 2003, which are in accordance with Norwegian GAAP. The amounts for the annual periods ended December 31 are derived from DeepOcean’s audited financial statements and the amounts for the three month periods are derived from DeepOcean’s unaudited interim financial statements for such periods. You should read this table in connection with DeepOcean’s audited consolidated financial statements (including the notes thereto) of DeepOcean for the years ended December 31, 2007, 2006 and 2005 and the unaudited consolidated financial statements of DeepOcean as of March 31, 2008 and for the three months ended March 31, 2008 and 2007, which are attached to this proxy statement as Annex B, and the section in this proxy statement entitled “DeepOcean — Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

	Three Months Ended
	March 31,		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(NOK in thousands, except per share data )		(NOK in thousands, except per share data )

Statement of Operations Data:
Revenues	455,689	501,683	1,938,074	1,479,605	549,129	324,153	228,522
Operating income	31,262	42,586	214,948	182,232	62,624	14,926	4,010
Financial costs	(25,171)	(25,450)	(108,091)	(38,684)	(13,793)	(4,247)	1,246
Financial income	4,673	863	18,294	18,539	16,879	2,685	1,116
Net income	9,688	15,383	110,546	115,079	47,356	9,720	572
Earnings per common share:
Basic	0.11	0.17	1.25	1.56	1.27	0.43	0.03
Diluted	0.11	0.17	1.25	1.56	1.27	0.43	0.03
Balance Sheet Data:
Working capital (deficit)	129,642	(50,533)	138,391	(8,102)	241,130	15,128	11,977
Property and equipment, net	1,467,701	1,486,137	1,457,732	1,166,670	350,529	101,541	69,622
Total assets	3,047,237	2,965,074	3,136,067	2,706,673	955,887	184,412	141,300
Debt, including current portion	1,415,860	1,196,675	1,567,483	1,001,056	174,882	68,819	42,488
Stockholders equity	1,094,753	1,148,589	1,178,910	1,141,938	652,839	61,170	40,998
Cash Flow Data:
Cash flows from operations	40,833	111,470	161,520	63,993	93,247	27,687	(3,086)
Cash flows from investing activities	(140,969)	(359,600)	(685,686)	(1,206,267)	(32,952)	(21,807)	(11,994)
Cash flows from financing activities	(27,445)	284,130	695,244	976,542	187,924	8,643	1,682
Effect of exchange rates on cash	5,501	(2,452)	(20,647)	(3,614)	(16)	—	—
Net increase (decrease) in cash	(122,080)	33,548	150,431	(169,347)	248,202	14,343	(13,398)
NOK/USD currency	0.196398	0.164034	0.184809	0.159870	0.147739	0.164449	0.149813

Selected Unaudited Pro Forma Combined Financial Information

The following selected unaudited pro forma combined financial information gives effect to the acquisition by the Company and its subsidiaries of Active Subsea ASA on November 23, 2007, the acquisition of an approximate 54% interest in DeepOcean, a mandatory tender offer to acquire the remaining 46% interest in DeepOcean and the related financings of the acquisitions.

The selected unaudited pro forma combined statements of operations data for the year ended December 31, 2007 and for the three months ended March 31, 2008 give pro forma effect to the above transactions as if they occurred on January 1, 2007. In addition, the unaudited pro forma combined statement of operations data for the year ended December 31, 2007 gives pro forma effect to the acquisition of Active Subsea ASA on November 23, 2007 as if it had occurred on January 1, 2007.

The selected unaudited pro forma combined financial information is provided for illustrative purposes only and does not purport to represent what the Company’s financial position or results of operations would have been had the acquisitions of Active Subsea and DeepOcean occurred on the dates indicated or the financial position or results of operations for any future date or period. For additional pro forma information see the Unaudited Pro Forma Combined Financial Statements included elsewhere in this proxy statement.

	Three Months Ended	Year Ended
	March 31, 2008	December 31, 2007
	(Dollars in thousands, except per share data)

Statement of Operations Data:
Revenues	$144,834	$586,657
Operating income (loss)	11,837	49,485
Interest expense, net	(11,963)	(47,250)
Interest income	1,949	16,627
Net income (loss)	170	(5,750)
Earnings (loss) per common share:
Basic	$0.01	$(0.39)
Diluted	$0.01	$(0.39)
Balance Sheet Data at March 31, 2008:
Working capital deficit	$(27,152)	N/A (a)
Property and equipment, net	913,969	N/A
Total assets	1,704,435	N/A
Debt,including current portion	975,373	N/A
Liabilities subject to compromise	—	N/A
Stockholders equity	486,476	N/A

(a)	Amounts not applicable as pro forma balance sheet requirement is for the most recent reporting period only.

QUESTIONS AND ANSWERS ABOUT THE MATTERS SUBJECT TO VOTE

Q:	WHY AM I RECEIVING THIS PROXY STATEMENT?

A:	Our board of directors is soliciting your proxy to vote at the special meeting because you owned shares of our common stock at the close of business on June 27, 2008, the record date for the meeting, and are entitled to vote at the meeting. This proxy statement, along with a proxy card or a voting instruction form, is being mailed to stockholders beginning July 3, 2008. This proxy statement contains information relating to your vote at the special meeting. You do not need to attend the special meeting to vote your shares if you submit a proxy.

Q:	WHEN AND WHERE WILL THE MEETING BE HELD?

A:	The meeting will be held on Tuesday, August 12, 2008 at the offices of Lazard Freres & Co. LLC, 600 Travis Street, Suite 2300, Houston Texas 77002 at 9:00 am, local time.

Q:	WHAT PROPOSALS ARE BEING VOTED ON AT THE SPECIAL MEETING?

A:	You are being asked to approve, for purposes of Nasdaq Marketplace Rule 4350(i)(1)(C), the issuance of all shares of our common stock that may be issued upon the conversion and exercise of certain convertible securities, as further described in this proxy statement.

In addition, you are also being asked to approve an amendment to our Second Amended and Restated Certificate of Incorporation to increase the total number of authorized shares of our common stock from 25,000,000 shares to 50,000,000 shares.

There is no other business currently planned to be brought before the special meeting.

Q:	WHY DID WE ISSUE THESE CONVERTIBLE SECURITIES?

A:	Our indirect subsidiary, Trico Shipping AS, has acquired 99.74% of the outstanding capital stock of DeepOcean ASA, a Norwegian limited company listed on the Oslo Børs, for 32 Norwegian Kroner (NOK) per share (at the time of purchase, approximately $6.31 per share). Trico Shipping acquired the shares through the direct purchase of newly issued shares from DeepOcean, the purchase of DeepOcean shares from certain DeepOcean shareholders, including certain members of DeepOcean’s management and the purchase of shares pursuant to a mandatory cash offer pursuant to Norwegian law.

In order to raise capital to fund a portion of Trico Shipping’s purchase of these shares and to make a mandatory offer in accordance with Norwegian law to acquire the remaining issued and outstanding shares of DeepOcean, we issued $300 million of debentures to certain institutional investors. We also paid certain members of DeepOcean management, and another DeepOcean shareholder, a combination of cash and phantom stock units to purchase their DeepOcean shares.

The debentures are convertible into, at our election, cash, shares of our common stock, or a combination of cash and shares of our common stock, and the phantom stock units are exercisable for shares of our common stock, and in certain cases at our election, for the cash equivalent of such shares.

Q:	WHY DID WE ACQUIRE CONTROL OF DEEPOCEAN?

A:	We intend to expand our presence in the subsea services market. In November 2007, we acquired Active Subsea ASA, a Norwegian offshore services company with a fleet of eight medium-sized multi-purpose platform supply vessels under construction. Our board of directors and management believe that our acquisition of DeepOcean will create what we believe is one of the world’s largest providers of integrated, “one-stop” subsea services. We expect to leverage our existing and new build vessels, infrastructure, and resources to bring DeepOcean’s specialized service offering to customers throughout our operating regions, accelerating DeepOcean’s growth across our global platform. We believe that the acquisition of DeepOcean will provide our stockholders with an opportunity to participate in, a vertically integrated company with significant growth potential.

Q:	HOW DID WE ACQUIRE A MAJORITY INTEREST IN DEEPOCEAN?

A:	In May 2008, Trico Shipping acquired 58,428,955 shares of DeepOcean’s capital stock, representing approximately 54% of the total capital stock of DeepOcean on a fully diluted basis as follows:

• DeepOcean issued 20,000,000 new shares to Trico Shipping by DeepOcean at a price of 32 Norwegian Kroner (NOK) per share (approximately $6.31 per share based on the NOK/USD exchange rate on May 15, 2008, the date the DeepOcean shares were issued);

• Trico Shipping purchased 18,233,900 DeepOcean shares from certain members of DeepOcean’s management and West Supply IV AS (a DeepOcean shareholder), in exchange for a combination of cash and our phantom stock units with a combined total value of NOK 32 per share; and

• Trico Shipping purchased 20,195,055 DeepOcean shares in the open market at a price of NOK 32 per share.

The total purchase price to acquire these 58,428,955 shares of DeepOcean capital stock was approximately NOK 1,869,726,560, or approximately $372,455,000 based on the NOK/USD exchange rate in effect on the date of each such payment.

In addition, subsequent to May 15, 2008, Trico Shipping purchased an additional 6,750,000 DeepOcean shares in open market purchases at a price of NOK 32 per share.

On June 13, 2008, Trico Shipping purchased approximately 32.6% of the outstanding shares of DeepOcean from DOF ASA, the second largest DeepOcean shareholder at the time, for NOK 32 per share in cash. The total purchase price to acquire these 35,220,000 shares of DeepOcean capital stock from DOF was approximately NOK 1,127,040,000, or approximately $216,322,500 based on the NOK/USD exchange rate in effect on June 12, 2008 of NOK 5.21 to $1.

Q:	ARE YOU ATTEMPTING TO ACQUIRE THE REMAINING DEEPOCEAN SHARES?

A:	Yes. On May 30, 2008 Trico Shipping launched a mandatory offer to acquire the remaining shares of DeepOcean, for a consideration of NOK 32 per share in cash (reduced by any dividend a tendering shareholder is entitled to receive), in accordance with Norwegian law. The offer closed on June 30, 2008 and the purchase of the tendered shares is expected to be settled in the second week of July 2008. DeepOcean’s board of directors recommended that DeepOcean’s shareholders accept the offer. Pursuant to Norwegian law, since Trico Shipping acquired more than 90% of the outstanding DeepOcean shares in the mandatory offer, it has the right to require that the remaining shareholders of DeepOcean sell their DeepOcean shares to Trico Shipping. As of June 27, 2008, Trico Shipping has acquired 99.74% of DeepOcean’s shares, and Trico Shipping intends to make a compulsory acquisition of the remaining DeepOcean shares.

If, in the mandatory offer and any compulsory acquisition, Trico Shipping acquires all of the remaining DeepOcean shares that it does not currently own for NOK 32 per share, the total purchase price that Trico Shipping would have paid for DeepOcean would be approximately NOK 3,460,706,976, or approximately $689,384,000 based on the NOK/USD exchange rate in effect on the date of each payment of the purchase price, and assuming a NOK/USD exchange rate of 5.02 to 1 on the settlement date of the mandatory offer.

Q:	HOW ARE YOU PAYING FOR THE ACQUISITION?

A:	We obtained financing for the acquisition through a combination of our cash on hand, borrowings under our new and existing credit facilities and the issuance of the $300 million of debentures. In addition, we issued phantom stock units to certain members of management and West Supply in exchange for their DeepOcean shares.

Q:	WHY ARE YOU SEEKING STOCKHOLDER APPROVAL FOR THE ISSUANCE OF COMMON STOCK UNDERLYING THE CONVERTIBLE SECURITIES?

A:	We are seeking stockholder approval for this issuance under the Nasdaq Marketplace Rules. Because our common stock is listed for trading on the Nasdaq Global Market, we are subject to these rules. Under Nasdaq Rule 4350(i)(1)(C), we must seek stockholder approval if we issue common stock or convertible securities (other than a public offering for cash) in connection with an acquisition of another company’s stock or assets, and the number of shares issued will be greater than or equal to 20% of our shares outstanding before the issuance.

Pursuant to the debentures and phantom stock units, we could, but would not be obliged to, issue up to 9,003,971 shares of our common stock. This number assumes the conversion of the debentures entirely into shares of our common stock at their initial conversion rate (which could increase upon any adjustment in the conversion rate pursuant to the terms of the debentures), and the settlement of all phantom stock units in shares of our common stock. Under the indenture governing the debentures, we have the right, at our sole discretion, to settle the conversion in cash, shares or a combination of cash and shares. The issuance of 9,003,971 shares would represent approximately 60% of the 15,105,358 shares outstanding at the time of the issuance of the convertible securities. Under Rule 4350(i)(1)(C), because the issuance of these shares of our common stock upon conversion and exercise of the convertible securities is in connection with the financing of the acquisition of the DeepOcean shares, Nasdaq requires stockholder approval if the issuance of the shares is greater than 20% of our outstanding shares before the issuance.

Currently, the indenture governing the debentures provides that we have no obligation to issue shares of our common stock upon conversion of the debentures if the issuance of such shares would exceed the number of shares we may issue without stockholder approval under the applicable Nasdaq Marketplace Rules. Pursuant to a securities purchase agreement entered into with the purchasers of the debentures, we have agreed to seek stockholder approval of the issuance of all shares of our common stock upon conversion of the debentures.

Q:	WHY ARE YOU SEEKING TO INCREASE THE AUTHORIZED COMMON STOCK?

A:	Our charter permits us to issue up to 25,000,000 shares of common stock and 5,000,000 shares of preferred stock. Based on the current number of issued and outstanding shares of our common stock, and the shares that are issuable under a variety of warrants, options, and that may be issuable under our convertible securities in certain circumstances, it will be necessary to increase the authorized number of shares of our common stock.

In addition, when our current charter was adopted in 2005, we were emerging out of bankruptcy and were a smaller company with fewer shareholders. Since that time, our operations have expanded and we are now a larger, more diverse company with more avenues to expand our business through strategic acquisitions and to raise capital to fund these acquisitions and our operations. The board of directors believes that an increase in the authorized shares will provide it with flexibility to issue shares without delay for proper business purposes, including other potential strategic acquisitions or to raise funds for necessary capital expenditures. The board believes that these benefits outweigh any possible disadvantages of dilution to existing stockholders.

Q:	WILL I RECEIVE ANYTHING PURSUANT TO THE ACQUISITION?

A:	Holders of our securities will continue to hold our securities they currently own, and will not receive any consideration in connection with the acquisition.

Q:	WHAT HAPPENS IF EITHER PROPOSAL IS NOT APPROVED?

A:	If the stockholders do not approve the share issuance proposal, then the convertible securities issued in connection with the acquisition would remain outstanding and (i) the phantom stock units would still be exercisable for shares of our common stock, or in some instances cash, subject to their terms, and (ii) the debentures would still be convertible into cash, shares of our common stock, or a combination of cash and shares of our common stock, subject to their terms, including the exchange cap. However, in that event, it is possible that certain of the phantom stock units issued to members of DeepOcean’s management could be exercised only for cash and a portion of the indebtedness under the debentures could not be converted into our common stock and would be convertible only into cash. If stockholders approved the share issuance proposal, then, all phantom stock units could be exercised for shares of our common stock, and all debenture holders would be able (at our election) to convert all of their debentures into our common stock, or, at our election, into cash or a combination of cash and shares of our common stock. If such debenture holders chose to do so, and we elected to allow conversion on such terms, then we could eliminate the entire $300 million of indebtedness upon full conversion of the debentures, and the Company would have the flexibility to use more of its cash flow for general working capital purposes, rather than to service this indebtedness.

If stockholders do not approve the share issuance proposal, it will not affect the DeepOcean acquisition.

If the stockholders do not approve the charter amendment, then we may be unable to issue, upon conversion or exercise, all shares underlying convertible securities that are currently outstanding in certain circumstances, including shares issuable upon exercise of stock options awarded to our employees. We might also be required to find alternative means to finance future acquisitions or other capital needs, or may be unable to consummate such acquisitions at all. If these other alternatives were available, they might require additional borrowing and may not be available on favorable terms.

Q:	WHO IS SOLICITING MY PROXY?

A:	Our board of directors is soliciting your proxy to vote at the special meeting of stockholders. By completing and returning the proxy card or voting instruction card, you are authorizing the proxy holders to vote your shares at our special meeting as you have instructed them on the card.

Q:	HOW MANY VOTES DO I HAVE?

A:	You have one vote for every share of our common stock that you owned on the record date.

Q:	HOW MANY VOTES CAN BE CAST BY ALL STOCKHOLDERS?

A:	As of the record date, we had 15,165,595 shares of common stock issued and outstanding. Accordingly, a total of 15,165,595 votes, in the aggregate, are entitled to be voted at the meeting.

Q:	HOW MANY SHARES MUST BE PRESENT TO HOLD THE MEETING?

A:	Our Bylaws provide that a majority of the outstanding shares of stock entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of our stockholders. As of the record date, 7,582,798 shares of common stock constitute a majority of our outstanding stock entitled to vote at the meeting.

Q:	HOW DO YOU DETERMINE WHETHER A SHARE IS PRESENT AT THE MEETING?

A:	A share is present at the special meeting if the record holder of that share either votes it in person at the meeting or has properly submitted a proxy in accordance with this proxy statement authorizing the proxy holders to vote such share. In addition, abstentions will be counted for purposes of determining whether a quorum is present at the meeting. If you hold your shares in street name and do not give voting instructions to your broker with respect to the proposals, your shares will not be considered present at the special meeting for purposes of determining whether a quorum is present.

We urge you to provide instructions to your broker to ensure that your votes will be counted on these important matters.

Q:	WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A STOCKHOLDER OF RECORD AND AS A BENEFICIAL OWNER?

A:	If your shares are registered directly in your name with our transfer agent, then you are considered, with respect to those shares, the “stockholder of record.” The proxy statement and proxy card have been directly mailed to you by us.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.” The proxy statement has been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by mailing the voting instruction form included in the mailing to your custodian; you may also vote your proxy by telephone or internet or by following their instructions for voting on the voting instruction form.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

A:	Approval of the share issuance (Proposal 1) requires the affirmative vote of a majority of the shares present in person or by proxy at the special meeting. Absentions will effectively count as votes “against” this proposal.

Approval of the charter amendment (Proposal 2) requires the affirmative vote of a majority of the outstanding shares entitled to vote at the special meeting. Absentions or a failure to return a proxy will effectively count as votes “against” this proposal.

If you are a record holder and you sign a proxy card, return it to us but give no direction regarding a voting matter, the shares will be voted “FOR” Proposal 1 in this proxy statement and “FOR” Proposal 2 in this proxy statement.

Q:	HOW DO I VOTE?

A:	Voting in Person at the Meeting. If you are a stockholder of record as of June 27, 2008 and attend the special meeting, you may vote in person at the meeting. If your shares are held by a broker, bank or other nominee (i.e., in “street name”) and you wish to vote in person at the meeting, you will need to contact your broker, bank or other nominee that holds your shares of record to obtain a legal proxy allowing attendance and voting at the special meeting.

Voting by Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares in your own name as a holder of record, you may vote your shares by signing, dating and mailing the enclosed proxy card in the pre-paid envelope we have provided.

Voting by Proxy for Shares Registered in Street Name. If your shares are held in street name, you will receive instructions from your broker, bank or other nominee which you must follow in order to have your shares of common stock voted by mail, telephone or internet.

Q:	CAN I REVOKE MY PROXY?

A:	If you give a proxy, you may revoke it in one of three ways:

• submit a valid new proxy card with a later date to our Corporate Secretary, Trico Marine Services, Inc., 3200 Southwest Freeway, Suite 2950, Houston, Texas 77027;

• notify our Corporate Secretary in writing before the special meeting that you have revoked your proxy; or

• vote in person at the special meeting, in which case your previously submitted proxy will not be used.

Q:	WHO PAYS FOR SOLICITING PROXIES?

A:	We bear the cost of preparing, assembling and mailing the notice, proxy statement and proxy card for the special meeting. Proxies may be solicited by mail, personal interview, telephone and other means of communication. We may also solicit by means of press releases and advertisements in periodicals. Banks, brokerage houses and other nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies and we will reimburse their reasonable out-of-pocket expenses.

We have retained Mackenzie Partners, Inc. to solicit proxies as well as for other shareholder services. We have paid Mackenzie Partners, Inc. a fee of approximately $8,500 and will reimburse them for reasonable out-of-pocket expenses. We have also agreed to indemnify Mackenzie against certain liabilities including liabilities arising under the federal securities laws. Mackenzie has informed us that it intends to employ approximately 25 persons to solicit proxies. We will, at our expense, request banks, brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons. Our expenses related to the solicitation are currently expected to be approximately $75,000, of which $0 has been spent to date.

The Securities and Exchange Commission (“SEC”) permits a single set of proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses.

A number of brokerage firms have instituted householding. As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate proxy statement in the future, or if any such beneficial stockholder that elected to continue to receive separate proxy statements wishes to receive a single proxy statement in the future, that stockholder should contact his broker or send a request to our Corporate Secretary at: Trico Marine Services, Inc., 3200 Southwest Freeway, Suite 2950, Houston, TX 77027, telephone number (713) 780-9926. We will deliver, promptly upon written or oral request to the Corporate Secretary, a separate copy of this proxy statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered.

Q:	COULD OTHER MATTERS BE DECIDED AT THE MEETING?

A:	Under our Bylaws, the business to be transacted at a special meeting shall be confined to the purposes stated in the notice of the meeting. Our board of directors does not expect to bring any other matter before the special meeting, and our board is not aware of any other matter that may be considered at the meeting. However, if any other matter does properly come before the meeting, the proxy holder will vote the proxies in his discretion.

Q:	WHAT HAPPENS IF THE MEETING IS POSTPONED OR ADJOURNED?

A:	Your proxy will still be good and may be voted at the postponed or adjourned meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. You will still be able to change or revoke your proxy until it is voted.

Q:	DO I NEED TO BRING ANY DOCUMENTATION TO ATTEND THE SPECIAL MEETING?

A:	If you plan to attend the meeting in person, please bring proper identification and proof of ownership of your shares. If your shares are held in street name, you will need to bring a letter from your broker stating that you owned our stock on the record date or an account statement showing that you owned our stock on the record date.

Q:	WHERE CAN I FIND THE VOTING RESULTS OF THE MEETING?

A:	We intend to announce preliminary voting results at the special meeting. We will publish the final results in our Quarterly Report on Form 10-Q for the third quarter of 2008, which we expect to file on or before November 10, 2008. You can obtain a copy of the Form 10-Q by logging on to our website at www.tricomarine.com, by calling the SEC at (800) SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov. Our website does not constitute part of this document.

Q:	WHEN ARE DIRECTOR NOMINATIONS AND STOCKHOLDER PROPOSALS DUE FOR THE 2009 ANNUAL MEETING?

A:	If you want to nominate candidates for election as director at the 2009 annual meeting, you must submit written notice of your director nomination(s) to our Corporate Secretary at 3200 Southwest Freeway, Houston Texas 77027. Your notice must be delivered to or mailed and received by our Corporate Secretary by March 30, 2009, and must otherwise comply with the notice procedures and other requirements of the SEC’s rules governing stockholder proposals.

If you want us to include a proposal in our proxy statement and form of proxy for the 2009 annual meeting, you must submit written notice of your proposal to our Corporate Secretary. Your notice must be delivered to or mailed and received by our Corporate Secretary no later than December 30, 2008 and must otherwise comply with the notice procedures and other requirements set forth in our Bylaws. We will include in our proxy statement and form of proxy only proposals meeting the requirements of applicable SEC rules.

If you want to present a proposal at the 2009 annual meeting but do not wish to have it included in our proxy statement and form of proxy, you must submit written notice to our Corporate Secretary. Your notice must be delivered to or mailed and received by our Corporate Secretary no later than March 30, 2009 and must otherwise comply with the notice and other requirements set forth in our Bylaws.

If you would like a copy of our Company’s bylaws, please contact our Corporate Secretary. Failure to comply with our applicable procedures and deadlines set forth in the Bylaws or the SEC rules may preclude your proposed director nominees and your proposal from being considered at the next annual meeting.

Q:	WHO CAN HELP ANSWER MY QUESTIONS?

A:	If you have questions about the acquisition, the share issuance, the charter amendment or any of the other matters discussed in this proxy statement, you may write or call Trico Marine Services, Inc., 3200 Southwest Freeway, Suite 2950, Houston, TX 77027, telephone number (713) 780-9926, Attention: Corporate Secretary or you may contact our proxy solicitor, MacKenzie Partners, Inc., at 1-800-322-2885 or proxy@mackenziepartners.com.

FORWARD-LOOKING STATEMENTS

This proxy statement and the documents or other information incorporated by reference in this proxy statement contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements may include statements that relate to:

•	our objectives, business plans or strategies, and projected or anticipated benefits or other consequences of such plans or strategies;

•	projected or anticipated benefits from acquisitions, including the DeepOcean acquisition;

•	the results, timing, outcome or effect of pending or potential litigation and our intentions or expectations with respect thereto and the availability of insurance coverage in connection therewith;

•	our ability to repatriate cash from foreign operations if and when needed; and

•	projections involving revenues, operating results or cash provided from operations, or our anticipated capital expenditures or other capital projects.

You can generally identify forward-looking statements by such terminology as “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “estimate,” “will be,” “will continue” or similar phrases or expressions. We caution you that such statements are only predictions and not guarantees of future performance or events. Actual results may vary materially from anticipated results for a number of reasons, including those described in the section of this proxy statement entitled “Risk Factors Relating to the DeepOcean Acquisition and Related Financing” and in the “Risk Factors” section of our Registration Statement on Form S-3 filed on June 16, 2008 and other reports that we file with the SEC.

All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements above. We disclaim any intent or obligation to update the forward-looking statements, whether as a result of receiving new information, the occurrence of future events or otherwise. We caution investors not to place undue reliance on forward-looking statements.

RISK FACTORS
RELATING TO THE DEEPOCEAN ACQUISITION AND RELATED FINANCING

All phases of our operations are subject to a number of uncertainties, risks and other influences, many of which are beyond our ability to control or predict. Any one of such influences, or a combination, could materially affect the results of our operations and the accuracy of forward-looking statements made by us. In considering whether to vote or instruct your vote to be cast on the proposals described in this proxy statement, you should carefully consider the risk factors described in our Registration Statement on Form S-3 filed on June 16, 2008, and the additional risks described below, together with all of the other information included in this proxy statement.

A substantial number of shares of our common stock will be eligible for future sale upon conversion of the debentures and exercise of the phantom stock units, and the sale of those shares could adversely affect our stock price.

Pursuant to the terms of the registration rights agreement that we entered into with the purchasers of the debentures on May 16, 2008, the form of which is attached as Exhibit 4.3 to the Report on Form 8-K we filed with the Commission on May 16, 2008, we will use our reasonable best efforts to register for resale 7,422,069 shares of common stock which are issuable, in certain circumstances (and assuming conversion at the initial conversion rate), to such purchasers upon conversion of the debentures. The debentures are convertible into, at our election, cash, shares of our common stock, or a combination of cash and shares of our common stock. In addition, pursuant to the terms of the registration rights agreement that we entered into with West Supply IV on May 22, 2008, filed as Exhibit 10.4 to our Current Report on Form 8-K/A filed on June 16, 2008, we agreed to use commercially reasonable efforts to register 1,352,558 shares of our common stock issuable, in certain circumstances, to West Supply IV upon the exercise of the phantom stock units for resale on certain registration statements that the Company may file (including the registration statement to register the shares underlying the debentures). A substantial number of shares of our common stock may be eligible for public sale upon conversion of the debentures and exercise of the phantom stock units once the registration statement to register the resale of shares of our common stock underlying such convertible securities become effective. If a significant portion of these shares were to be offered for sale at any given time, the public market for our common stock and the value of our common stock owned by our stockholders could be adversely affected.

You will experience substantial dilution if the convertible debentures are converted and the phantom stock units are exercised, for shares of our common stock.

The convertible debentures issued in connection with the DeepOcean acquisition are convertible into, at our election, cash, shares of our common stock, or a combination of cash and shares of our common stock, at an initial conversion rate of 24.74023 shares per $1,000 principal amount of debentures, subject to adjustment. If converted, the holders will receive, at our election, cash, shares or a combination thereof. In addition, the phantom stock units issued to West Supply IV and certain members of DeepOcean management represent the right to receive an aggregate of up to 1,581,902 shares of our common stock. If shares of our common stock are issued upon conversion of the debentures and exercise of the phantom stock units the result would be a substantial dilution to our existing stockholders of both their ownership percentages and voting power.

The mandatory offer for outstanding shares of DeepOcean will go forward even if DeepOcean experiences a material adverse change.

Trico Shipping has acquired 99.74% of the fully diluted capital stock of DeepOcean. In accordance with Norwegian law, Trico Shipping made a mandatory cash offer for all shares of DeepOcean that remain outstanding. As required under Norwegian law, the offer is not conditional and we do not have the right to terminate the offer if we or DeepOcean experience a material adverse change in our or its financial condition, results of operations or otherwise prior to the settlement of the purchases under the mandatory offer.

Our acquisition of shares of DeepOcean and our mandatory offer to acquire the remaining outstanding shares of DeepOcean will result in significant costs to us which could reduce our near term cash flows and our future operating results.

We are required to pay our costs related to the acquisition of shares of DeepOcean and the mandatory offer to acquire the remaining shares of DeepOcean, such as amounts payable to legal and financial advisors and independent accountants, and such costs are significant. Incurring these expenses will reduce our near term cash flows and future operating results.

If we and DeepOcean are not able to integrate our combined operations into a cohesive operating unit in a timely manner, or at all, the anticipated benefits of the acquisition may not be realized in a timely fashion, or at all, and our existing businesses may be adversely affected.

The success of our acquisition of DeepOcean will depend, in part, on our ability to realize the anticipated revenue enhancements, growth opportunities and synergies of combining the operations of DeepOcean with our operations and our ability to effectively utilize the additional resources we will have following the acquisition. The acquisition involves risks related to the integration and management of acquired technology and operations and personnel. The integration of our and DeepOcean’s operations will be a complex, time-consuming and potentially expensive process and may disrupt the combined company’s business if not completed in a timely and efficient manner. During such process, the combined company may encounter difficulties in connection with, or as a result of, the following:

•	the integration of administrative, financial and operating resources and technologies and the coordination of marketing and sales efforts; and

•	potential conflicts between business cultures.

This integration may be especially difficult and unpredictable because our executive headquarters are based in Houston, and DeepOcean’s principal business operations are based in Haugesund, Norway. We may not succeed in integrating DeepOcean’s business with our own. If we fail to successfully integrate our businesses or fail to realize the intended benefits of the acquisition, our business would be adversely impacted and the market price of our common stock could decline. To achieve the anticipated benefits of the acquisition, we will need to, among other things:

•	demonstrate to vendors, suppliers and customers that the acquisition will not result in adverse changes to customer service standards or business focus; and

•	effectively control the progress of the integration process and the associated costs.

Our assessment of the potential synergies and cost savings is preliminary and subject to change. We may need to incur additional costs to realize the potential synergies and cost savings, and there can be no assurance that such costs will not materially exceed our current expectations.

The integration of DeepOcean with our existing business will make substantial demands on our resources, which could divert needed attention away from our other operations.

Our integration of DeepOcean with our existing business will make substantial demands on our management, operational resources and financial and internal control systems. Our future operating results will depend in part on our ability to continue to implement and improve our operating and financial controls. The devotion of management’s time to the integration of DeepOcean with our business may limit the time available to management to attend to other operational, financial and strategic issues of our company. If our post-acquisition management focuses too much time, money and effort on the integration of the operations and assets of us and DeepOcean, they may not be able to execute the combined company’s overall business strategy or realize the anticipated benefits of the acquisition.

Our failure to retain current key employees and attract additional qualified personnel for the combined company’s operations could prevent us from implementing our business strategy or operating our business effectively and from achieving the full benefits of the acquisition.

In addition to the abilities and continued services of our current executive management team, the combined company’s success will depend, in large part, on the abilities and continued service of each of the current executives of DeepOcean, as well as other key employees of us and DeepOcean. We have limited experience in the subsea services market and have not previously developed a complete offering of subsea services that would be integrated with our current marine support vessel operations. We will depend on the technical and other experience of DeepOcean’s management and employees in the subsea market to fully implement our strategy. Although we and DeepOcean each have employment agreements in place with certain of our current executive officers, the combined company may not be able to retain the services of these individuals and the loss of their services, in the absence of adequate replacements, would harm our ability to implement the combined company’s business strategy and operate its business effectively.

In addition, in order to support the combined company’s continued growth, we will be required to effectively recruit, develop and retain additional qualified management, engineers and other technical employees. If we are unable to attract and retain additional necessary personnel, our plans for the combined company’s growth could be delayed or hindered. Competition for such personnel is intense, and there can be no assurance that we will be able to successfully attract, assimilate or retain sufficiently qualified personnel for the combined company. The failure to retain and attract necessary personnel could prevent us from achieving the full benefits of the DeepOcean acquisition and from executing the combined company’s planned growth strategy.

We incurred significant financial obligations as a result of the acquisition of DeepOcean shares and the financing transactions we entered into in connection with this acquisition, and our inability to satisfy these obligations could materially and adversely affect our financial results and financial condition and harm our business.

As the majority owner of DeepOcean, we will be exposed to DeepOcean’s liabilities, including its outstanding debt which was NOK 1,341,701,185 as of May 31, 2008, or $263,114,311 (based on a NOK/USD exchange rate of approximately 5.01 to $1 on May 31, 2008). DeepOcean has issued senior unsecured debt securities due 2009 in the aggregate principal amount of NOK 300 million, or approximately $59,880,000 (based on a NOK/USD exchange rate of approximately 5.01 to $1 on May 31, 2008). Upon a change of control of DeepOcean (which includes our acquisition of DeepOcean), each holder of the bonds has the right to require DeepOcean to repurchase its bonds for 100% of their principal value plus accrued interest. To date, holders of approximately 33% of the bonds have requested DeepOcean repurchase their bonds. DeepOcean’s obligation to repurchase the bonds, will reduce the cash flow available to it for other corporate purposes.

In connection with our acquisition of DeepOcean and the related financing transactions, DeepOcean is required to obtain waivers from its lenders with respect to $18,000,000 of its outstanding debt. If DeepOcean is unable to obtain such waivers from its lenders, the lenders could require the immediate repayment of such indebtedness. In that case, we could be required to fund the repayment of such indebtedness which could reduce the cash flow that may otherwise be available to us to achieve our business strategy, which could harm our business.

To finance the acquisition of DeepOcean, Trico Supply and certain of our other subsidiaries entered into a $200 million credit agreement and we issued $300 million in convertible debentures. Trico Shipping also entered into a NOK 260,000,000 short term credit facility (approximately $50,987,300 based on a NOK/USD exchange rate of approximately 5.01 to $1). Accordingly, our borrowings and debt service requirements have increased dramatically in connection with the acquisition of DeepOcean. Our inability to satisfy our debt service requirements could cause us to be in default under one or more of our credit facilities. If we default or breach our obligations under our credit facilities, we could be required to pay a higher rate of interest on our borrowings. Our lenders could also accelerate our repayment obligations or require us to repay all amounts under the credit facilities. Accordingly, our default of obligations under our credit facilities would significantly increase our cash flow requirements and could cause us to incur substantial damages, which could harm our business.

Our acquisition of DeepOcean shares and the financing transactions we entered into in connection with this acquisition will place a significant debt burden on us, which could limit our flexibility in managing our business and expose us to certain risks.

Trico Shipping’s acquisition of shares of DeepOcean and the mandatory offer to acquire the remaining outstanding shares of DeepOcean it does not currently own involve the incurrence of substantial additional debt. If Trico Shipping acquires all of the remaining DeepOcean shares that its does not currently own for NOK 32 per share, the total purchase price that Trico Shipping will have paid for DeepOcean would be approximately NOK 3,460,706,976, or approximately $689,384,000, based on the NOK/USD exchange rate in effect on the date of each payment of the purchase price, and assuming a NOK/USD exchange rate of 5.02 to 1 on the settlement date of the mandatory offer. We and our subsidiaries have borrowed or entered into agreements to borrow an aggregate of approximately $551 million in connection with the DeepOcean acquisition. As a result of becoming more leveraged on a consolidated basis, our flexibility in responding to adverse changes in economic, business or market conditions may be adversely affected, which could have a material adverse effect on our results of operations.

Our high degree of leverage may have important consequences to you, including the following:

•	we may have difficulty satisfying our obligations under our senior credit facilities or other indebtedness and, if we fail to comply with these requirements, an event of default could result;

•	we may be required to dedicate a substantial portion of our cash flow from operations to required payments on indebtedness, thereby reducing the availability of cash for working capital, capital expenditures and other general corporate activities;

•	covenants relating to our indebtedness may limit our ability to obtain additional financing for working capital, capital expenditures and other general corporate activities;

•	covenants relating to our indebtedness may limit our flexibility in planning for, or reacting to changes in our business and the industry in which we operate;

•	we may be more vulnerable to the impact of economic downturns and adverse developments in our business; and

•	we may be placed at a competitive disadvantage against any less leveraged competitors.

The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under our credit facilities.

The absence of financial statements prepared in accordance with U.S. generally accepted accounting principles makes it more difficult to obtain a meaningful and accurate understanding of how the acquisition of DeepOcean will affect us, our operating results and our financial condition.

DeepOcean is a Norwegian company and its financial statements were prepared in accordance with the International Financial Reporting Standards as issued by the International Accounting Standards Board and additional Norwegian financial reporting requirements and not in complete compliance with generally accepted accounting principles in the United States, or U.S. GAAP. There could be significant differences between the financial reporting standards used by DeepOcean and U.S. GAAP. Therefore, a review of DeepOcean’s financial statements may not provide an understanding of DeepOcean’s financial condition and operating results that is as complete and accurate as a review of our financial statements may provide of our financial condition and operating results.

We could be exposed to unknown liabilities of DeepOcean, which could cause us to incur substantial financial obligations which could harm our business.

If DeepOcean has liabilities of which we are not aware, as a majority stockholder of DeepOcean we would be exposed to these liabilities and would have little or no recourse against the parties from whom we purchased the DeepOcean shares. If such unknown liabilities exist, we could incur substantial financial obligations, which could adversely affect our financial condition and harm our business.

Sales of DeepOcean’s services could decline or be inhibited if customer relationships are disrupted by the acquisition, which could harm our business.

The acquisition of DeepOcean may disrupt relationships between DeepOcean and some of its customers. DeepOcean’s customers or potential customers may delay or alter buying patterns during the pendency of and following our mandatory offer to acquire the remaining outstanding shares of DeepOcean. These customers or potential customers may increase their purchase of competing services relative to services purchased from DeepOcean. Any significant delay or reduction in orders for DeepOcean’s services could cause the combined company’s sales to decline following the acquisition, which could cause our operating results to be lower than expected. This could harm our business and cause a decline in our stock price.

Sales of DeepOcean’s services could decline or be inhibited if its supplier relationships are disrupted by the acquisition of DeepOcean shares, which could harm our business.

The acquisition of DeepOcean shares may disrupt relationships between DeepOcean and its suppliers. DeepOcean’s suppliers may delay or alter delivery patterns during the pendency of and following our mandatory offer to acquire the remaining outstanding shares of DeepOcean. Any significant delay or reduction in deliveries of supplies to DeepOcean could cause a disruption in DeepOcean’s business following the acquisition, which could negatively impact our operating results. This could harm our business and cause a decline in our stock price.

Our acquisition of DeepOcean may not succeed because of competitive forces in the subsea services market.

The market for subsea services is highly competitive. While price is a factor, the ability to acquire specialized vessels and equipment, to attract and retain skilled personnel, and to demonstrate a good safety record are also important. Several of our competitors in the subsea market are substantially larger and have greater financial and other resources than we have. We believe that other vessel owners are beginning to add subsea service offerings to their customers. If other companies acquire vessels or equipment, or begin to offer integrated subsea services to customers, levels of competition may increase and our business could be adversely affected.

The subsea services market may be subject to additional risk factors of which we are not currently aware.

Because we have limited experience in the subsea services market, there may additional risks that we will be subject to in the subsea services market of which we are not currently aware as a result of our acquisition of DeepOcean. Such unknown risks could, if they exist and are significant, adversely affect our financial condition and harm our business.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING
PROPOSAL 1: APPROVAL OF SHARE ISSUANCE

General

Our board of directors is seeking stockholder approval of the issuance of all shares of our common stock that may be issued upon conversion of the convertible securities that were issued in connection with the acquisition. The following discussion provides background information with respect to the acquisition, the terms of the convertible securities issued in connection with the acquisition, the Nasdaq stockholder approval requirement and certain other related matters. All U.S. dollar amounts set forth in the following discussion are based on the NOK/U.S. dollar exchange rate on May 15, 2008 of NOK 5.075 to $1.

Background of the Transaction

The terms of the agreements and arrangements described below with respect to the acquisition, the financing and related matters were the result of negotiations between representatives of the Company and DeepOcean and certain of DeepOcean shareholders. The following is a brief discussion of the background of these negotiations, the acquisition and related transactions.

The Company’s recent business strategy has been to increase its presence in the subsea services market, which we believe is the fastest growing segment of offshore spending. This strategic focus is the result of our belief that customers are seeking integrated subsea solutions, including both vessel and service delivery. We believe this approach is advisable from a competitive standpoint, as other vessel owners are beginning to add subsea service offerings to their customers. Our current focus is to combine our vessels with subsea equipment and our engineering expertise to provide integrated subsea solutions.

To initiate this strategy we acquired Active Subsea ASA, a Norwegian offshore services company, with a fleet of eight medium-sized, multi-purpose platform supply vessels under construction, in November 2007. Subsequently, our efforts focused on the review of additional opportunities to expand our presence in the subsea services market both by organic growth and through potential acquisitions of existing business. We concentrated on finding a transformative transaction that would establish the Company as a leader in integrated subsea service solutions by adding subsea engineering, procurement, installation and construction service capabilities to our existing subsea vessels. We believe this would position the Company to benefit from the high growth in the subsea services market and use the Company’s existing resources to provide this expanded service offering to new customers on a global basis.

Consistent with the Company’s growth strategy of expanding subsea and service capabilities, shortly after the acquisition of Active Subsea, the board of directors and management evaluated a number of potential acquisition candidates. Among these was DeepOcean, a company with whom the Company had charter arrangements as a result of the acquisition of Active Subsea for two newbuild subsea vessels that are to be delivered in 2008 that will eventually account for approximately $17 million in annual revenue to Trico. As the Company continued discussions with DeepOcean with respect to the charter arrangements for two subsea vessels during late 2007 and early 2008, discussions centered around the capabilities of DeepOcean and their international growth strategy. Specifically, DeepOcean possessed capabilities that were consistent with the Company’s growth strategy — higher market growth rate, solutions-based service offerings, a less capital intensive business model, and a seasoned management team already in place.

In mid-December 2007, DOF ASA, a Norwegian provider of offshore and subsea services to the oil and gas industry and competitor of DeepOcean, announced that it had increased its ownership of DeepOcean shares from approximately 7% to nearly 40%, just below the then applicable ownership percentage threshold that would have required DOF to make a mandatory offer to purchase the remaining outstanding DeepOcean shares from its shareholders, in accordance with the Norwegian Securities Trading Act.

DOF also publicly announced its intention to pursue a merger between DeepOcean and DOF Subsea ASA, DOF’s majority owned subsidiary. Thereafter, DOF and DeepOcean entered into negotiations, which included discussions about appointing a DOF representative to DeepOcean’s board of directors. Thereafter in late-December, we understand that DeepOcean entered into non-exclusive discussions with DOF concerning a possible merger with DOF Subsea.

On January 23, 2008, DOF and DeepOcean entered into a standstill agreement. Pursuant to the agreement, DOF and agreed, until February 15, 2008, not to vote for or initiate any change in the composition of the DeepOcean board that was not recommended by the DeepOcean board. The agreement permitted DOF to nominate and vote in favor of a new member of the board of DeepOcean at the extraordinary general assembly of the DeepOcean shareholders on February 12, 2008. DeepOcean and its subsidiaries and affiliates agreed not to make any decisions to purchase or charter vessels or dispose of material assets, other than in the normal course of business.

On January 28, 2008, the nominating committee of DeepOcean’s board of directors nominated Oddvar Strangeland, a former DOF executive, to serve on DeepOcean’s board of directors. DeepOcean and DOF also agreed to put any discussions regarding a potential merger on hold while the DeepOcean board evaluated all of its strategic alternatives. On February 19, 2008, Gerhard Oluf Skåleskog, DeepOcean’s Chief Financial Officer, reported that DeepOcean and DOF were continuing their merger discussions.

Following DOF’s announcement, DeepOcean’s board retained Carnegie ASA as its financial advisor to advise the board on all strategic alternatives that might be available to DeepOcean, including DOF’s proposed merger between DeepOcean and DOF Subsea. Beginning in late February 2008, discussions commenced among Carnegie,

DeepOcean, the Company and the Company’s advisors. During these communications, the parties discussed possible strategic transactions between the Company and DeepOcean, including a potential acquisition by the Company or its affiliates of a majority of DeepOcean shares.

On February 28, 2008, Joseph S. Compofelice, the Company’s Chairman of the Board and Chief Executive Officer met with DeepOcean’s Chairman, Johan Rokstad, and Carnegie to discuss a broad range of potential strategic arrangements between the two companies. The Company and its advisors then began reviewing publicly available documents related to DeepOcean and its operations to evaluate the advisability of a potential strategic transaction between the Company and DeepOcean.

The Company’s board of directors held a meeting on March 12, 2008, to further evaluate the possible DeepOcean acquisition. The board considered that the DeepOcean acquisition would permit the Company to leverage its global markets, increase its vessel utilization and profitability and better serve customers with a more complete offering of integrated subsea services. DeepOcean also emerged as the leading potential acquisition candidate because the Company believed that DeepOcean itself was interested in exploring strategic alternatives to its relationship with DOF. The Company’s board evaluated a number of alternative transaction structures related to a transaction with DeepOcean, including acquiring a minority interest in DeepOcean in connection with the formation of a global strategic alliance between the two companies, and the purchase of certain of DeepOcean’s assets. The board’s review also considered issues related to any such strategic transaction with DeepOcean, including, among other matters, the structure of any acquisition of DeepOcean shares in light of DOF’s ownership of nearly 40% of the outstanding shares, and possible alternatives that may be available to the Company to finance the transaction.

Representatives of the management from the Company and DeepOcean and their financial advisors met on March 13, 2008 to explore the possible terms of a transaction. The parties discussed the structure of any such acquisition and a per share purchase price based on the then market price and the Company’s views of DeepOcean’s entity valuation.

On April 3, 2008, representatives of both management teams and their financial advisors met again. In this meeting, the parties agreed to continue to negotiate towards a framework for an offer to present to the DeepOcean board of directors. On April 8, 2008, the parties entered into a confidentiality agreement related to the exchange of certain business information in connection with the proposed transaction. Thereafter, DeepOcean granted the Company and its representatives access to information regarding DeepOcean’s operations necessary for the Company to conduct confirmatory due diligence.

On April 18, 2008, the Company’s board of directors held another meeting to review and discuss the proposed terms of the DeepOcean acquisition. As proposed, the transaction would involve four elements. First, the Company (through an indirect subsidiary) would purchase 20,000,000 newly issued DeepOcean shares for NOK 32 in cash, which would represent approximately 18.5% of DeepOcean’s total share capital outstanding upon such issuance. The proposed purchase and issuance would be conditioned upon, among other things, the successful registration of the share issuance with the Norwegian Companies Register.

Second, the Company or its subsidiary would purchase shares from members of DeepOcean’s management, as well as from West Supply IV AS, an affiliate of Østensjø Rederi AS, that was represented on DeepOcean’s board by the Chairman Johan Rokstad. These DeepOcean shares to be purchased from management and West Supply would represent approximately 16.9% of the total share capital of DeepOcean on a fully diluted basis. It was anticipated that these shares would be purchased from management and West Supply for a combination of cash and equity securities of the Company valued at NOK 32 per DeepOcean share.

Third, the Company or its subsidiary would purchase additional DeepOcean shares in the open market for NOK 32 in cash in an amount sufficient to secure a majority interest in DeepOcean. The Company’s agreement to purchase DeepOcean shares from management, West Supply and in the open market would be conditioned on the issuance of 20 million shares by DeepOcean to Trico Shipping and the successful registration of such issuance with the Norwegian Companies Register.

Fourth, the preceding purchases would be followed by a mandatory cash offer to purchase the remaining outstanding DeepOcean shares in accordance with Norwegian law at NOK 32 per share in cash (reduced by any dividend a tendering shareholder is entitled to receive).

The NOK 32 per share purchase price for the DeepOcean shares was the result of the Company and its advisors’ negotiations with DeepOcean’s management and DeepOcean’s advisors taking into account a number of factors, including the parties’ perceptions as to the value of DeepOcean, the market price of the shares at such time and the need to provide consideration sufficient to secure majority ownership.

Commencing in early May 2008, the Company, through its financial advisor and pursuant to confidentiality agreements, solicited proposals from a number of potential institutional investors proposing material terms on which such investors would finance approximately $300 million of the acquisition price for the DeepOcean shares through a private placement of convertible debt of the Company. The Company and its advisors reviewed the proposals and negotiated the terms with the proposed investors contemplating the issuance of the convertible debt over the next several days.

On May 7 and 8, 2008, representatives of the Company and DeepOcean management teams met for further due diligence reviews. On May 8, 2008, the Company furnished DeepOcean’s management and West Supply with the proposed material terms for the purchase of their shares. The Company proposed to purchase such shares in exchange for consideration valued at NOK 32 and consisting of a combination of cash and phantom stock units exercisable for shares of the Company’s common stock, or in some cases, cash. Over the next several days, the parties continued to discuss and negotiate the details of the proposed series of transactions. Concurrently, the Company also continued to negotiate the documentation issuance of the debentures with the proposed investors and the related debt financing with its bank lenders.

On May 14, 2008, the Company’s board of directors unanimously approved the acquisition and the related financing. The Company thereafter signed a securities purchase agreement with the debenture investors and entered into the $200 million credit agreement with Nordea.

At a DeepOcean board meeting held on May 15, 2008, its directors approved a series of measures to facilitate Trico’s offer for all outstanding shares in DeepOcean at NOK 32 per share, including the issuance of 20 million DeepOcean shares to Trico Shipping. Concurrently, Trico Shipping entered into agreements with management and West Supply for the purchase of the 18,233,900 DeepOcean shares held by such shareholders, on the terms and conditions described above in this proxy statement. Trico Shipping also entered into agreements to purchase an additional 17,495,055 DeepOcean shares in the open market. When coupled with the 20 million shares purchased directly from DeepOcean, Trico Shipping purchased or entered agreements to purchase an aggregate of 55,728,955 DeepOcean shares on May 15, 2008, representing approximately 51.5% of DeepOcean’s outstanding shares.

The Company and DeepOcean announced the acquisition and related transactions by a press release dated May 16, 2008, and the Company reported the acquisition, debt financing and related matters in its Current Report on Form 8-K filed May 16, 2008, as amended by its Current Report on Form 8-K/A filed May 19, 2008.

After May 15, 2008, Trico Shipping purchased an additional 2,700,000 DeepOcean shares in open market purchases for NOK 32 per share in cash, increasing its ownership of DeepOcean to approximately 54%. On May 28, 2008, Trico Shipping entered into a credit facility agreement with Carnegie Investment Bank AB Norway Branch, pursuant to which Carnegie agreed to make a NOK 260,000,000 short term credit facility (approximately $51,232,000 based on a NOK 5.075 to $1 exchange rate) available to Trico Shipping. Trico Shipping has used such borrowings to partially finance the acquisition and expects to use a portion for general corporate purposes. On May 30, 2008, the Company’s indirect wholly owned subsidiary, Trico Shipping launched its mandatory offer to acquire the remaining outstanding shares of DeepOcean.

On June 13, 2008, Trico Shipping acquired 35,220,000 DeepOcean shares from DOF, representing approximately 32.6% of the outstanding shares of DeepOcean for a purchase price of 1,127,040,000, or NOK 32 per share. Also on June 13, 2008, Trico Shipping purchased an additional 4,050,000 DeepOcean shares, representing approximately 3.75% of the outstanding shares of DeepOcean, in the open market for an aggregate purchase price of NOK 129,600,000, or NOK 32 per share. Trico settled these purchases on June 18, 2008.

DeepOcean’s ordinary annual meeting of its shareholders was held on June 13, 2008. Mr. Compofelice, the Company’s Chairman and Chief Executive Officer, was appointed as Chairman of DeepOcean’s board of directors, to replace Oddvar Stangeland on the board, and Johan Rokstad was appointed Vice Chairman of DeepOcean’s board of directors.

On June 30, 2008 the mandatory cash offer for the remaining Deep Ocean shares was closed. The purchase of the tendered shares is expected to be settled in the second week of July 2008.

Acquisition

Initial Purchase

On May 15, 2008, the Company, through its wholly owned subsidiary Trico Shipping, agreed to acquire an aggregate of 55,728,955 shares of common stock of DeepOcean ASA, a Norwegian public limited company listed on the Oslo Børs (the Oslo Stock Exchange). These DeepOcean shares represent 51.5% of the fully diluted capital stock of DeepOcean. Trico Shipping AS acquired these DeepOcean shares pursuant to the following agreements and arrangements:

(a) Subscription to purchase 20,000,000 newly issued Shares (the “New Shares”), representing 18.5% of the fully diluted capital stock of DeepOcean, directly from DeepOcean for a price of 32 Norwegian Kroner (NOK) per share (approximately $6.31 per share). The DeepOcean shares Trico Shipping purchased from DeepOcean pursuant to the subscription were issued by DeepOcean pursuant to a resolution of its board of directors without a separate subscription agreement between Trico Shipping and DeepOcean;

(b) The acquisition of 17,495,055 Shares, representing 16.2% of the fully diluted capital stock of DeepOcean, in the open market at a price of NOK 32 per share;

(c) Agreements with certain members of DeepOcean’s management and another DeepOcean shareholder to purchase 18,233,900 DeepOcean shares, representing 16.9% of the fully diluted capital stock of DeepOcean. These 18,233,900 DeepOcean shares were purchased pursuant to the following agreements:

1. West Supply Share Purchase Agreement.  The Company, Trico Shipping and West Supply IV AS, a Norwegian limited liability company, entered into a share purchase agreement dated May 15, 2008. Pursuant to this share purchase agreement, Trico Shipping purchased 15,045,000 DeepOcean shares from West Supply (representing approximately 13.9% of the fully diluted capital stock of DeepOcean) for a per share purchase price consisting of cash in the amount of NOK 16 and phantom stock units of the Company having a value of NOK 16 per share (with any fractional share paid in cash). The total consideration paid to West Supply to purchase its 15,045,000 DeepOcean shares was NOK 240,720,104.59 (approximately $47,433,000) and 1,352,558 of the Company’s phantom stock units. If Trico Shipping purchases additional DeepOcean shares for a purchase price greater than NOK 32 per share prior to expiration of the mandatory offer and, as a result, must increase the mandatory offer price under applicable Norwegian law, then Trico Shipping will also pay the difference in cash to West Supply.

2. West Supply Phantom Stock Units Agreement.  The Company entered into a phantom stock units agreement with West Supply dated May 20, 2008, pursuant to which the Company issued 1,352,558 phantom stock units to West Supply. Each phantom stock unit permits the holder to acquire one share of the Company’s common stock for no additional consideration upon exercise. The phantom stock units are not exercisable until 181 days after the completion and settlement of the mandatory offer and thereafter until the fifth anniversary of such completion and settlement of the mandatory offer. The phantom stock units issued to West Supply are subject to certain U.S. legal restrictions on foreign ownership of U.S. maritime companies, which are included in the phantom stock unit agreements.

3. West Supply Registration Rights Agreement.  The Company entered into a registration rights agreement with West Supply dated May 20, 2008. Pursuant to this agreement, the Company agreed to use its commercially reasonable efforts to cause any shares of the Company’s common stock issued or issuable upon the exercise of West Supply’s phantom stock units to be registered under the Securities Act of 1933, as amended, subject to certain conditions and exceptions set forth in the agreement.

4. Management Share Purchase Agreements.  The Company and Trico Shipping entered into certain share purchase agreements with certain members of DeepOcean’s management (and entities controlled by such members of management). Pursuant to each such agreement, Trico Shipping agreed to purchase from the applicable member of DeepOcean’s management the DeepOcean shares owned by such person (or his controlled entity) for a per share purchase price consisting of cash in the amount of NOK 19.20 and phantom stock units of the Company having a value of NOK 12.80 per share. The total consideration paid to these members of DeepOcean management was NOK 61,227,575.38 (approximately $12,065,000) and 229,344 of the Company’s phantom stock units. If Trico Shipping purchases additional DeepOcean shares for a purchase price greater than NOK 32 per share prior to the expiration of the mandatory offer and, as a result, must increase the mandatory offer price under applicable Norwegian law, then Trico Shipping will pay the difference in cash to the sellers.

The shareholders from whom Trico Shipping purchased DeepOcean shares pursuant to these share purchase agreements with management are as follows:

Number of
Shareholder	DeepOcean Shares

Kåre Johannes Lie (Chief Executive Officer of DeepOcean)	241,600
Joso Invest AS, (a company controlled by Mr. Lie)	1,867,776
Arne Wathne (Chief Operating Officer of DeepOcean)	427,600
Inar AS, (a company controlled by Mr. Wathne)	88,462
Gerhard Oluf Skåleskog (Chief Financial Officer of DeepOcean)	430,000
GSK Invest AS (a company controlled by Mr. Skåleskog)	88,462
Mads Ragnar Bårdsen (Director of International Business and Technology Development of DeepOcean)	32,000
Håvard Framnes (Group Financial Manager of DeepOcean)	13,000

Total	3,188,900

5. Management Phantom Stock Units Agreements.  The Company entered into phantom stock units agreements with the members of DeepOcean management (and their controlled entities) named in item 4 above. Pursuant to these management phantom stock units agreements dated May 20, 2008, the Company issued an aggregate of 229,344 phantom stock units to the members of DeepOcean management (and their controlled entities). Each phantom stock unit permits the holder to acquire one share of the Company’s common stock for no additional consideration upon exercise, subject to certain vesting restrictions described below, or, at our option, we may pay the holder the cash equivalent of such shares of Common Stock, based on the weighted average trading price of the our common stock during the last three trading days prior to each respective exercise date.

The phantom stock units issued to DeepOcean management (and their controlled entities) are subject to certain vesting and exercise periods. Generally, half of the phantom stock units granted to the members of DeepOcean’s management (and their controlled entities) vest and may be exercised on the first anniversary of the completion and settlement of the mandatory offer, and the other half vest and may be exercised on the second anniversary of such date. These vested phantom stock units are exercisable from such dates until the fifth anniversary of the completion and settlement of the mandatory offer. All such phantom stock units will be fully vested and exercisable upon certain changes of control of the Company or if DeepOcean’s earnings before interest, taxes, depreciation and amortization for its fiscal year ended December 31, 2008 is greater than NOK 489,000,000.

In addition, the vesting of the phantom stock units granted to management are subject to the following additional qualifications:

•	the phantom stock units granted to GSK Invest AS, Gerhard Oluf Skåleskog, Inar AS and Arne Wathne may be exercised 181 days after the completion and settlement of the mandatory offer;

•	if Mr. Skåleskog or Mr. Wathne retires prior to the first anniversary of the completion and settlement of the mandatory offer, then all the phantom stock units granted to GSK Invest AS and Gerhard Oluf Skåleskog (in the case of Mr. Skåleskog’s retirement), or all of the phantom stock units granted to Inar AS and Arne Wathne (in the case of Mr. Wathne’s retirement) may be exercised upon such retirement; and

•	if Mr. Lie retires prior to the first anniversary of the completion and settlement of the mandatory offer, or steps down from his position as Chief Executive Officer (and agrees to remain as a DeepOcean employee until December 31, 2008), then all the phantom stock units granted to Mr. Lie and Joso Invest AS may be exercised upon such event.

Additional Information Regarding Phantom Stock Units.  The value of the phantom stock units issued to West Supply and the members of DeepOcean’s management (and their controlled entities) was calculated based upon (i) the weighted average trading price of our common stock as reported by the Nasdaq Global Market for the three trading days prior to May 15, 2008 (the date that the parties entered into the applicable share purchase agreements) and (ii) the NOK/U.S. dollar exchange rate as quoted by the Federal Reserve Bank of New York at the end of each of the same three trading days. Based on this calculation, as of May 15, 2008 the value of each phantom stock unit was approximately NOK 177.97 per unit (approximately $35.14). Thus, the sellers received NOK 12.80 in cash and phantom stock units valued at NOK 19.20 per DeepOcean share sold, in total a consideration with a value of NOK 32 per DeepOcean share.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to (i) the share purchase agreement among the Company, Trico Shipping and West Supply IV AS, (ii) the form of management share purchase agreement among the Company and certain members of management of DeepOcean and (iii) the form of phantom stock units agreement between the Company and each such member of DeepOcean’s management, filed as Exhibits 2.1, 2.2 and 10.2, respectively, to our Current Report on Form 8-K filed on May 16, 2008, as amended by our Current Report on Form 8-K/A filed on May 19, 2008, each of which is incorporated herein by reference. In addition, the foregoing description is qualified by reference to (x) the phantom stock units agreement between the Company and West Supply, and (y) the registration rights agreement between the Company and West Supply, filed as Exhibits 10.3 and 10.4, respectively, to our Current Report on Form 8-K/A filed on June 13, 2008, each of which is incorporated herein by reference.

We encourage you to read each such agreement in its entirety.

Subsequent to May 15, 2008, Trico Shipping purchased or entered into agreements to purchase an additional 6,750,000 DeepOcean shares in open market purchases at a price of NOK 32 per share.

On June 13, 2008, Trico Shipping purchased all of the 35,220,000 shares of DeepOcean owned by DOF, representing approximately 32.6% of the outstanding shares of DeepOcean, for an aggregate purchase price of NOK 1,127,040,000, or NOK 32 per share. Trico Shipping will be entitled to receive the announced DeepOcean dividend of NOK 0.50 per share. The share purchase agreement with DOF also provides that DOF will refrain from, among other things, initiating any legal action against the Company, Trico Shipping or DeepOcean and others relating to the Company’s acquisition of control of DeepOcean.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the share purchase agreement among Trico Shipping and DOF filed as Exhibit 2.1 to our Current Report on Form 8-K filed on June 16, 2008, which is incorporated herein by reference.

Mandatory Offer for Remaining DeepOcean Shares

As a result of the initial purchases, and in accordance with the Norwegian Securities Trading Act, chapter 6, Trico Shipping made a mandatory cash offer for all outstanding DeepOcean shares it does not own, thereby completing the acquisition of control of DeepOcean. There are no conditions to the mandatory offer. The mandatory offer will close and be settled after the ex-dividend date of DeepOcean’s announced dividend of NOK 0.50 per share. The aggregate value of the mandatory offer price and the announced dividend amount will be NOK 32 per share, based on an offer price for each share of NOK 31.50 payable in cash, in addition to the announced dividend for 2007 of NOK 0.50 per share.

The mandatory offer closed on June 30, 2008 and the settlement of the purchase of the tendered shares is expected to occur in the second week of July 2008.

Pursuant to Norwegian law, since Trico Shipping acquired more than 90% of the outstanding DeepOcean shares in the mandatory offer, it has the right to require that the remaining shareholders of DeepOcean sell their DeepOcean shares to Trico Shipping. Similarly, the other shareholders would have the right to demand that Trico Shipping purchase their DeepOcean shares. If the parties were unable to agree to a price to acquire such shares, then the price would be determined by a Norwegian court. If the compulsory acquisition were commenced within three months of the expiration of the mandatory offer, then the price would generally equal the mandatory offer price. Trico Shipping has acquired 99.74% of DeepOcean’s shares, and Trico Shipping intends to make a compulsory acquisition of the remaining DeepOcean shares.

Debenture Financing

Securities Purchase Agreement and Indenture

On May 14, 2008, the Company entered into a securities purchase agreement under which the Company agreed to sell $300 million aggregate principal amount of its 6.50% senior convertible debentures due 2028 to certain institutional investors. On May 16, 2008, the Company issued $300 million of the debentures in a private placement transaction. The debentures are governed by an indenture, dated as of May 16, 2008, between the Company and Wells Fargo Bank, National Association, as trustee.

The debentures are convertible, based on an initial conversion rate of 24.74023 shares of common stock per $1,000 principal amount of debentures (which is equal to an initial conversion price of approximately $40.42 per share), subject to adjustment. The conversion rate will be adjusted upon certain events including (i) stock dividends; (ii) certain subdivisions, combinations or reclassifications of our common stock; (iii) certain issuances or distributions to all or substantially all holders of our common stock; and certain other events. In addition, in the event of certain types of fundamental changes, holders of the debentures may elect either to receive an interest make-whole payment or to cause the Company to increase the conversion rate by a number of additional shares of our common stock (which reflect the approximate value of interest that would have accrued under the debentures at the applicable interest rate for the period from the applicable conversion date through May 15, 2013). Any of these adjustments to the conversion rate could mean that the number of shares of our common stock that are actually issuable upon conversion of all debentures may increase above the 7,422,069 shares that would be issuable if holders converted their debentures into shares of our common stock (and no cash) at the initial conversion rate.

If converted, holders will receive, at the company’s election, cash, shares of the Company’s common stock or a combination thereof. Holders may convert their debentures at their option at any time prior to the close of business on the business day immediately preceding the maturity date. Upon any conversion prior to May 15, 2013, the Company will pay the holder the present value of the remaining coupons owed on the principal amount of the debentures converted through and including May 15, 2013.

Upon conversion of the debentures, the Company’s flexibility in settling such conversion is subject to a “exchange cap,” which provides that the Company will not be obligated to issue shares of common stock upon conversion if the issuance of such shares would exceed the aggregate number of shares which the Company may issue without stockholder approval of the issuance under applicable rules and regulations of the NASDAQ Global Market. This provision and the required stockholder approval is discussed below in the section titled “— Reasons for Stockholder Approval of the Share Issuance.”

In addition, a holder may not convert the debentures to the extent the conversion would cause the holder, together with its affiliates, to beneficially own more than 9.99% of our then outstanding shares of common stock (excluding shares issuable upon conversion of the debentures which have not been converted). In this proxy statement, we refer to this provision as the “blocker provision.”

The debentures bear interest at a rate of 6.50% per year payable semiannually in arrears on May 15 and November 15 of each year beginning November 15, 2008. The debentures mature on May 15, 2028, unless earlier converted, redeemed or repurchased.

Subject to certain conditions, the Company may redeem up to 50% of the original principal amount of the debentures in whole or in part for cash, at a price equal to 100% of the principal amount of the debentures plus accrued and unpaid interest to, but not including, the redemption date, at any time if the last reported sale price of our common stock has exceeded 175% of the conversion price of the debentures for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date of mailing of the redemption notice. Beginning on May 15, 2011, the Company may redeem any outstanding debentures in whole or in part for cash, at a price equal to 100% of the principal amount of the debentures plus accrued and unpaid interest to, but not including, the redemption date, at any time if the last reported sale price of our common stock has exceeded 175% of the conversion price of the debentures for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date of mailing of the redemption notice. On or after May 15, 2013, the Company may redeem for cash all or a portion of the debentures at a redemption price of 100% of the principal amount of the debentures to be redeemed plus accrued and unpaid interest to, but not including, the redemption date. Holders may require the Company to purchase all or a portion of their debentures on each of May 15, 2013, May 15, 2015, May 15, 2018 and May 15, 2023. In addition, if the Company experiences specified types of corporate transactions, holders may require the Company to purchase all or a portion of their debentures. Any repurchase of the debentures pursuant to these provisions will be for cash at a price equal to 100% of the principal amount of the debentures to be purchased plus accrued and unpaid interest to the date of repurchase.

The debentures are senior unsecured obligations of the Company and rank equally in right of payment to all of the Company’s other existing and future senior indebtedness. The debentures are effectively subordinated to all of the Company’s existing and future secured indebtedness to the extent of the value of the Company’s assets collateralizing such indebtedness and any liabilities of the Company’s subsidiaries.

Registration Rights Agreement

In connection with the sale of the debentures, the Company entered into a registration rights agreement, dated as of May 16, 2008, with the purchasers of the debentures. Under the registration rights agreement, the Company generally has agreed to (i) file a shelf registration statement with respect to the resale of the debentures and the common stock issuable upon conversion of the debentures within 30 days after the closing of the offering of the debentures and (ii) use its reasonable best efforts to cause the shelf registration statement to become effective (A) in the event that the shelf registration statement is not subject to a full review by the SEC, within 90 days after the closing of the offering of the debentures, or (B) in the event that the shelf registration statement is subject to full review by the SEC, within 120 days after such closing. The Company will use its reasonable best efforts to keep the shelf registration statement effective until the securities covered by the shelf registration statement (x) have been sold pursuant to the registration statement, (y) are eligible to be sold under Rule 144 under the Securities Act, assuming for this purpose that the holders of such securities are not affiliates of the Company, or (z) are no longer outstanding. If the shelf registration statement is not filed with the SEC within 30 days after closing of the offering, if the shelf registration statement is not declared effective by the SEC on or before the deadlines described above or if the shelf registration statement is filed and declared effective but, during the effectiveness period ceases to be effective or fails to be usable for its intended purpose, or if the Company suspends the effectiveness of the shelf registration statement for certain defined periods of time, the Company will be required to pay, subject to certain limitations, additional interest equal to one-half of one percent (0.50%) (per each thirty (30) day period of such registration related default) of the principal amount of debentures that are subject to the shelf registration statement and with respect to which the holders (or the shares of common stock issued upon conversion thereof), other than affiliates of the Company, may not sell or transfer all such securities immediately without restriction pursuant to Rule 144 of the Securities Act.

The Company sold the debentures in order to finance a portion of the acquisition. We expect that substantially all of the proceeds from the sale of the debentures will be used to pay a significant portion of the cash consideration for the acquisition.

The foregoing description of the securities purchase agreement, indenture and registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the copies of the securities purchase agreement, the indenture and the form of registration rights agreement filed as Exhibits 4.1, 4.2 and 4.3, respectively, to the Company’s Current Report on Form 8-K filed on May 16, 2008, as amended by the Company’s Current Report on Form 8-K/A filed on May 19, 2008, each of which is incorporated herein by reference.

We encourage you to read each such agreement in its entirety.

Additional Acquisition Financing

Credit Agreement

In connection with financing the acquisition, Trico Supply AS, Trico Subsea Holding AS, Trico Subsea AS and Trico Shipping, as borrower, entered into a credit agreement on May 14, 2008. The credit agreement was comprised of a $200 million revolving credit facility with various lenders party from time to time thereto, Nordea Bank Finland PLC, New York Branch, as Administrative Agent, Book Runner and Joint Lead Arranger, Bayerische Hypo-Und Vereinsbank AG, as Joint Lead Arranger, and Nordea Bank Norge ASA, Grand Cayman Branch and Bayer. The credit agreement provides for the making of revolving loans to Trico Shipping. The Credit Agreement is guaranteed by certain of the Company’s subsidiaries and is collateralized by vessel mortgages and other security documents. Interest is payable on the unpaid principal amount outstanding at a rate applicable to the currency in which the funds are borrowed (the Eurodollar rate designated by the British Bankers Association for U.S. dollar denominated loans, or Euro LIBOR, NOK LIBOR or Sterling LIBOR for loans denominated in Euro, NOK or Sterling, respectively) plus 2.25% (subject to adjustment based on consolidated leverage ratio). The credit agreement matures on May 14, 2013.

The revolving credit facility under this credit agreement provides the Company with additional capacity to draw funds as required to finance a portion of the acquisition.

The foregoing description of the credit agreement does not purport to be complete and is qualified in its entirety by reference to the copy of the credit agreement filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on May 16, 2008, as amended by the Company’s Current Report on Form 8-K/A filed on May 19, 2008, which is incorporated herein by reference.

Credit Facility Agreement

On May 28, 2008, Trico Shipping entered into a Credit Facility Agreement with Carnegie Investment Bank AB Norway Branch, as lender. The credit facility agreement provides for a NOK 260,000,000 short term credit facility (approximately $51,232,000) that Trico Shipping has used to partially finance the acquisition and expects to use for general corporate purposes. Interest on any outstanding balance under the facility accrues at 8.3% per annum. The principal and accrued interest borrowed under the facility must be repaid by the maturity date of August 1, 2008. The facility is available for Trico Shipping to drawdown between the date of the agreement and one month prior to the maturity date. The facility is secured by a first priority pledge by Trico Shipping of the DeepOcean shares it currently holds. Trico Shipping may not drawdown on the facility if an event of default has occurred and continues or if the value of the DeepOcean shares it holds would be less than 200% of amount of the outstanding borrowings under the facility. For purposes of the facility, events of default include a failure to pay the amounts due under the facility, a breach of a representation by Trico Shipping in the agreement, or a material adverse change to Trico Shipping’s or DeepOcean’s financial condition, among other things.

The foregoing description of the credit facility agreement does not purport to be complete and is qualified in its entirety by reference to the copy of the credit facility agreement filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 3, 2008, which is incorporated herein by reference.

Reasons for Stockholder Approval of Share Issuance

In connection with the acquisition of the DeepOcean shares, we may issue up to 1,581,902 shares of our common stock upon exercise of the phantom stock units, assuming the exercise of all of the phantom stock units for shares of our common stock, and up to 7,422,069 shares of our common stock upon conversion of the debentures, assuming the conversion of all of the debentures into shares of our common stock (and no cash) at their initial conversion rate. The number of shares issuable upon conversion of the debentures is subject to adjustment as further described in the section titled “— Debenture Financing — Securities Purchase Agreement and Indenture” above. The discussion in this section regarding the number of shares issuable upon conversion of the debentures assumes that all of the debentures are converted into shares of our common stock (and none into cash) at their initial conversion rate of 24.74023 shares of common stock per $1,000 principal amount of debentures.

Our common stock is listed on The Nasdaq Global Market and, as such, the Company is subject to the Nasdaq Marketplace Rules. Under Nasdaq Marketplace Rule 4350(i)(1)(C), we must seek stockholder approval if we issue common stock or convertible securities (other than a public offering for cash) in connection with an acquisition of another company’s stock or assets, and the common stock issued (or that will be issued upon conversion) has or will have voting power equal to 20% or more of the outstanding voting power before the issuance, or the number of shares issued is or will be equal to 20% or more of the shares outstanding before the issuance. The issuance of 9,003,971 shares of our common stock under the convertible securities that were issued in connection with the acquisition would represent approximately 60% of the 15,105,358 shares of our common stock outstanding at the time of the issuance of the convertible securities.

Under prevailing interpretations of Nasdaq Marketplace Rule 4350(i)(1)(C), shares of our common stock that are issuable upon the conversion of the debentures or exercise of the phantom stock units are all considered common stock issued in connection with the acquisition of stock of another company for purposes of determining whether the 20% limit has been reached. The issuance of up to 1,581,902 shares of our common stock upon exercise of the phantom stock units combined with the issuance of up to 7,422,069 shares of our common stock upon conversion of the debentures (together with the possible issuance of additional shares of common stock upon conversion of the debentures upon any adjustment in the conversion rate), would exceed 20% of the outstanding shares of our common stock prior to such issuance, and as a result, the Company is seeking stockholder approval of Proposal 1 in order to comply with the applicable Nasdaq Marketplace Rule.

The indenture governing the debentures contains the exchange cap. Under the exchange cap, the Company is not obligated to issue shares of its common stock upon conversion of the debentures if the issuance would exceed the aggregate number of shares the Company may issue upon conversion without stockholder approval under the Nasdaq rules. The exchange cap no longer applies if the Company obtains stockholder approval of the issuance of such shares upon conversion of the debentures.

Pursuant to the securities purchase agreement, the Company agreed to call a stockholder meeting and seek stockholders’ approval of the issuance of all shares of our common stock that may be issued upon conversion of the debentures. If our stockholders approve Proposal 1, they will be approving the issuance of all shares of our common stock that may be issued upon the conversion and exercise of the convertible securities that we issued in connection with the acquisition, including all additional shares of common stock that may be issued upon conversion of the debentures if the conversion rate is adjusted pursuant to the terms of the indenture, as well as all shares that may be issued upon exercise of the phantom stock units. Approval of Proposal 1 will constitute approval pursuant to Nasdaq Marketplace Rule 4350(i)(1)(C).

Consequences to the Company and Stockholders

The board of directors believes that the stockholders’ approval of the share issuance is advisable and in the best interests of the Company and its stockholders. The $300 million principal amount of indebtedness incurred with respect to the debentures, and the Company’s effective obligation to either issue shares of its common stock or pay cash of approximately $8.1 million relating to the phantom stock units held by certain members of DeepOcean’s management (based on the weighted average value of such shares at the time the Company agreed to issue such phantom stock units), is material in relation to the Company’s level of indebtedness prior to the financing, the Company’s ability to service these obligations from its operating cash flow and the Company’s ability to repay these obligations in cash in full at maturity. The debentures can be converted, at the Company’s option, into cash, shares of the Company’s common stock, or a combination of cash and shares, subject to the exchange cap and the blocker provision which limit conversion of the debentures into shares of our common stock. If the Company settled all phantom stock units that were issued in connection with the acquisition in shares of its common stock, then, absent stockholder approval of Proposal 1, approximately $58.2 million of the $300 million principal amount of the debentures could be converted, at the Company’s option, into stock upon conversion. The balance of approximately $241.8 million of the debentures would be converted into cash upon conversion. If the stockholders approve Proposal 1, the Company would have much greater flexibility, if it so elected, to permit the conversion of all $300 million principal amount of the debentures to common stock of the Company, subject to the blocker provision and limitations on foreign ownership of our common stock set forth in our charter.

The board of directors believes that the Company’s ability to elect the conversion of all debentures into shares of our common stock would benefit the Company by permitting it to use more of its cash flow for general working capital purposes, rather than to service the indebtedness represented by the debentures. If holders of the debentures were unable to convert all of the debentures into shares of our common stock, then the Company would be required to settle the conversion of a portion of the debentures in cash (and any unconverted debentures would accrue interest until maturity that would also be paid in cash).

Furthermore, any conversion of the debentures into shares of our common stock would be at a conversion rate that is at a premium to the current trading price. On June 27, 2008, the closing price per share of our common stock as reported on the Nasdaq Global Market was $36.35. The current conversion rate for the debentures is 24.74023 shares of common stock per $1,000 principal amount of debentures, which is equal to an initial conversion price of approximately $40.42 per share. Therefore, any conversion of the debentures would be at a premium to the current price of our common stock, although our common stock has traded at prices above the initial conversion price in the past 60 days. The holders of the debentures would have no economic incentive to convert unless the price of our common stock increased substantially from its current level.

Issuance of shares of common stock under the convertible securities would significantly dilute the ownership interests and voting power of existing stockholders. Upon full conversion and exercise of the convertible securities into shares of our common stock (and no cash), the ownership interest of the Company’s existing stockholders would be reduced by approximately 37.4%, before giving effect to (i) the issuance of shares of common stock for potential future adjustments under the debentures or (ii) the issuance of shares of Common Stock pursuant to other outstanding convertible notes, options and warrants of the Company. In the event of future adjustments in the conversion rate of the debentures, the debentures may become convertible into a number of shares of our common stock representing a higher percentage of the our voting securities, which would cause additional dilution to the Company’s existing stockholders. The sale into the public market of these shares also could materially and adversely affect the market price of our common stock.

If the stockholders do not approve the share issuance, then (i) the phantom stock units would continue to be exercisable for a total of up to 1,581,902 shares of our common stock, and, in some instances, cash, subject to their terms, and (ii) the debentures would continue to be convertible into cash, shares of our common stock, or a combination of cash and shares of our common stock, subject to the exchange cap, the blocker provision, and the other terms of the debentures set forth in the related securities purchase agreement and indenture. In that event, any of the $300 million principal amount of the debentures that could not be converted, at our election, into shares of our common stock as a result of the exchange cap or the blocker provision would be convertible only into cash. Stockholder approval of the share issuance would mean that it would be possible for all convertible securities to be converted into shares of our common stock, if the Company elected to settle all such debentures in shares of its common stock.

In addition, pursuant to the terms of the securities purchase agreement related to the debentures, if the Company’s stockholders do not approve Proposal 1 at the special meeting, then the Company would be obligated to seek stockholder approval of such proposal at a subsequent meeting of stockholders.

If the Company’s stockholders approve Proposal 1, the exchange cap discussed above as to the number of shares of Common Stock that can be issued under the debentures would no longer be applicable, but the blocker provision would still be applicable, and we will be able to issue, at our election, additional shares of our common stock to the holders of the debentures in excess of this limitation, including in connection with potential future conversion rate adjustments pursuant to the terms of the indenture.

Reasons for the Company’s Acquisition of DeepOcean

Our board of directors, having concluded that the acquisition of DeepOcean is advisable and in the best interests of the Company and its stockholders, unanimously approved the acquisition, and all transactions and documents necessary to their consummation.

The decision of our board of directors to acquire the DeepOcean shares in the initial purchase and to launch the mandatory offer was based on an analysis of each company’s strengths and weaknesses. This analysis allowed our board of directors to identify several potential benefits to us and our stockholders that, if realized, could increase stockholder value. The primary reasons for the DeepOcean acquisition include:

•	the creation of what we believe is one of the world’s largest providers of “one-stop” integrated subsea services;

•	the expansion of the Company’s presence in the growing subsea services market with the Company’s global platform which may provide a stage for additional organic growth and acquisitions;

•	the entry into the subsea services business with a better competitive profile for the combined company than the towing and supply market;

•	the synergies expected to arise from an acquisition that is complementary with the November 2007 acquisition of Active Subsea;

•	the ability to leverage the Company’s existing infrastructure, vessels and resources to provide specialized service offerings to new customers;

•	the addition of earnings and cash flow stability to the Company;

•	DeepOcean’s proven operational track record and subsea engineering expertise;

•	the addition of a seasoned management team with specialized knowledge of the subsea industry;

•	DeepOcean’s fleet of modern subsea capable equipment and vessels; and

•	the further improvement in the Company’s international diversification which improves growth prospects.

Although our board of directors believes the Company could realize these benefits in connection with the acquisition of DeepOcean shares, there is no assurance that the Company will achieve all or any of them. The Company and DeepOcean may not be able to execute the combined company’s overall business strategy or realize the anticipated benefits of the acquisition.

Our board of directors reviewed a number of additional factors in evaluating the acquisition, including, but not limited to the following:

•	the terms and conditions of the acquisition including the purchase price and mandatory offering price for shares of DeepOcean;

•	the terms and conditions of the financing required to close the acquisition;

•	the requirements for a successful integration of the Company’s and DeepOcean’s operations;

•	the industry’s fundamentals; and

•	the results of our due diligence review of DeepOcean.

Our Board of Directors also considered a number of countervailing factors that may pose a risk to the success of the combined entity including:

•	the possibility that the benefits anticipated from the acquisition of DeepOcean might not be achieved or might not occur as rapidly or to the extent currently anticipated;

•	the risk that the Company’s and DeepOcean’s technologies, organizations or other operations may not be integrated smoothly and might require more time, expense and management attention than anticipated;

•	the risk that the competitive forces in the subsea services market may be such that the Company will not succeed in its business strategy notwithstanding the acquisition of DeepOcean;

•	the risk that DeepOcean’s key management and other personnel might not be retained;

•	the risk that the Company may be unable to acquire all of the remaining DeepOcean shares in connection with the mandatory offer; and

•	the risk that the debt service associated with the acquisition may strain our financial resources if the expected results of operations of the combined company are not achieved as anticipated.

For a discussion of these and other risk factors and their possible effect on the success of the acquisition of DeepOcean, see “Risk Factors” on page 19.

Our board of directors reviewed each of the above factors in the overall context of the Company’s and DeepOcean’s business, prospects and financial condition. The board of directors did not afford special weight to any particular factor in isolation but rather examined all of these positive and negative factors in the aggregate to assess the prospects for the Company’s and DeepOcean’s business. In the view of our board of directors, the potentially countervailing factors did not, individually or in the aggregate, outweigh the advantages of the acquisition.

In view of the foregoing, our board of directors has concluded that the acquisition of DeepOcean and the financing are both advisable and in the best interests of our stockholders.

The Parties to the Acquisition

Trico Marine Services, Inc.

We are a leading provider of marine support vessels to the offshore oil and gas industry, operating primarily in international markets, with operations in the North Sea, West Africa, Mexico, Brazil, Southeast Asia, and the U.S. Gulf of Mexico. Using our larger and more sophisticated vessels, we provide support for the construction, installation, repair and maintenance of offshore facilities, the deployment of underwater remotely operated vehicles (or ROVs), the laying of sea floor cable, and trenching services. We intend to leverage our experience, relationships and assets to become a leading supplier of vessels to the subsea services market. Compared to our traditional towing and supply market, we believe the subsea services market is growing at a faster rate and provides a higher rate of return on new vessel construction.

Consistent with our subsea services market strategy, on November 23, 2007, we acquired all of the outstanding equity interests of Active Subsea ASA, a Norwegian public limited liability company, for approximately $247 million in an all cash transaction. Active Subsea has eight multi-purpose platform supply vessels currently under construction and scheduled for delivery in 2008 and 2009. These vessels are designed to support subsea services, including performing inspection, maintenance, and repair work using ROVs, dive and seismic support, and light construction activities. We have entered into long-term contracts for three of these multi-purpose platform supply vessels with contract periods ranging from two to four years. Two of these contracts also provide for multi-year extensions. The acquisition of Active Subsea more than doubles the number of vessels in our fleet with subsea capabilities and allows us to further leverage our global footprint and broaden our customer base to provide subsea services and support to subsea construction companies.

Our diversified fleet of vessels provides a broad range of other services to offshore oil and gas operators, including transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities and towing of drilling rigs and equipment from one location to another. As of May 15, 2008, Trico’s fleet consisted of 60 vessels, including five subsea platform supply vessels, seven other large capacity platform supply vessels, six large anchor handling, towing and supply vessels, 38 supply vessels, three crew boats, and one line handling (utility) vessel. Additionally, we have 11 vessels on order for delivery in 2008 and 2009, including eight multi-purpose platform supply vessels acquired in the acquisition of Active Subsea ASA, a Norwegian offshore services company.

With respect to the 11 vessels we have on order as of May 15, 2008, their estimated delivery schedules (subject to potential delays) are as follows: three in the third quarter of 2008, two in the fourth quarter of 2008, one in the first quarter of 2009, two in the second quarter of 2009, two in the third quarter of 2009 and one in the fourth quarter of 2009. Four vessels are under contracts with terms up to five years, including options to renew.

We also hold a 49% equity interest in Eastern Marine Services Limited, a Hong Kong limited liability company in which China Oilfield Services Limited holds a 51% equity interest. Eastern Marine develops and provides international marine support services for the oil and gas industry in China, other countries within Southeast Asia and

Australia. Of the 14 vessels we contributed to Eastern Marine, five were mobilized to China during the first half of 2007, another eight will be bareboated by us until planned mobilizations to China during 2008, and the remaining vessel will be bareboated by us until the expiration of an existing contract.

We generate the majority of our revenues by chartering our marine support vessels on a day rate basis. We typically retain operational control over chartered vessels and are responsible for normal operating expenses, repairs, wages, and insurance, while our customers are typically responsible for mobilization expenses, including fuel costs.

We provide all of our services through our direct and indirect subsidiaries in each of the markets in which we operate. Our domestic subsidiaries include Trico Marine Assets, Inc., which owns the majority of our vessels operating in the Gulf of Mexico and other international regions excluding the North Sea, and Trico Marine Operators, Inc., which operates all of our vessels in the Gulf of Mexico. In addition to our domestic operations, we operate internationally through a number of foreign subsidiaries, including Trico Shipping AS, which owns our vessels based in the North Sea.

We were incorporated in Delaware in 1993. Our principal executive offices are located at 3200 Southwest Freeway, Suite 2950, Houston, Texas 77027. Our telephone number is (713) 780-9926.

DeepOcean ASA

General

DeepOcean is a Norwegian public limited company headquartered in Haugesund, Norway. DeepOcean is a market leader in the provision of inspection, maintenance and repair, survey and construction support, and subsea intervention and decommissioning services. DeepOcean is also a leading supplier of marine trenching and cable laying services. DeepOcean’s shares of common stock are listed on the Oslo Børs (the Oslo Stock Exchange). DeepOcean supports its overseas operations through facilities in the United Kingdom, The Netherlands, Mexico and Singapore.

DeepOcean focuses on offering fully integrated services to its customers, combining the provision of project management and engineering services, vessels and equipment, offshore operation and project documentation into one package. DeepOcean’s engineering staff designs solutions involving its integrated subsea services in partnership with its customers, including oil exploration companies and engineering contractors. DeepOcean believes that this is a superior approach to many of its competitors that focus primarily on operating equipment.

Vessels and Equipment

DeepOcean controls a fleet of 14 vessels (including three owned vessels) equipped with dynamic positioning systems and together with its owners has driven the development of a new type of dynamic positioning support vessel equipped with heavy weather launch and recovery systems. DeepOcean operates a fleet of modern ROVs and trenching equipment and has pioneered the development of deepwater module handling systems used to place and install sophisticated equipment on the ocean seabed.

With an average age of six years, DeepOcean operates one of the youngest fleets of the industry. DeepOcean offers its customers a modern, flexible fleet with state-of-the-art design and outfitting. Four additional vessels will be added to DeepOcean’s fleet in 2008 and 2009.

Today, DeepOcean owns three vessels, with a fourth vessel (51% ownership) scheduled to be delivered in 2009. DeepOcean has charter arrangements with Active Subsea for two newbuild subsea vessels that are scheduled to be delivered in 2008. The Company acquired Active Subsea in November 2007.

DeepOcean seeks to operate a high quality fleet with a balanced mix of owned and chartered in vessels. Its fleet composition enables DeepOcean to balance-off market fluctuations, customer needs and development in technology, putting DeepOcean is in a position to offer a modern and flexible fleet on a continuous basis.

DeepOcean is also developing a Ship Management Department. The department will consist of personnel with broad experience from various fields of expertise like master mariner, shipbuilding and ship management.

Inspection, Maintenance and Repair

DeepOcean’s inspection, maintenance and repair services model is to act as a subsea “caretaker” for customers. In this capacity, DeepOcean provides visual inspection of subsea installations using ROVs. These ROVs are also capable of making general repairs using integrated tools and cranes. ROVs support subsea lifting operations and the installation and decommissioning of subsea equipment. In addition, DeepOcean has the ability to perform underwater “scale squeeze,” which involves pumping chemicals into subsea wells to remove scale in order to increase well production.

Survey and Construction Support

DeepOcean’s seabed mapping services map areas of seabed prior to the installation of pipelines, rights, templates and other subsea structures. These services may be provided by either vessels or ROVs and are based on multi beam echosounding techniques, side scanning sonar and sub-bottom profilers. DeepOcean also inspects underwater pipelines to evaluate pipeline condition, including damage to pipeline concrete coating, the level of cathodic protection, and the burial condition of trenched pipeline. Its construction support services include monitoring pipeline or cable installation via video or sonar technology, surveys of pipeline straightness during trenching, and video monitoring or seabed mapping to support dredging operations.

Marine Trenching

DeepOcean provides marine trenching services through its subsidiary, CTC Marine Projects. Marine trenching involves lowering or burying subsea transmission systems into the seabed or on continental shelf areas. Trenching protects these cables and pipelines against external objects (commercial fishing, anchors and dropped objects, for example). In addition, transmission systems that are placed in these trenches are stabilized against many typhoons and hurricanes. The soil surrounding buried pipelines also acts as an insulating medium that reduces the need for coating or heating.

Personnel

As of April 2008, DeepOcean employed over 835 people worldwide, including over 100 engineers active in project development and equipment design. As a result of the expected rapid growth of the subsea services industry, DeepOcean anticipates adding up to 260 employees in 2009 and has developed a strong international recruitment campaign and an in house training program to enhance its employees’ technical skills.

DeepOcean was formed in Norway in 1999. Its principal executive offices are located at Stoltenberggaten. 1, P.O. Box 2144, Postterminalen, N-5504 Haugesund, Norway. Its telephone number is (+47) 52 70 04 00.

No Appraisal Rights

No appraisal rights are available under the Delaware General Corporation Law for our stockholders in connection with the proposal to approve the proposed share issuance.

Exemption from Registration

The phantom stock units issued to certain members of DeepOcean’s management and West Supply, and shares of our common stock of the Company issuable in certain circumstances upon the exercise of the phantom stock units, have not been registered under the Securities Act of 1933, as amended, in reliance on the exemptions from registration provided by Section 4(2) of the Securities Act, and Regulation S promulgated under the Securities Act. The debentures and shares of our common stock issuable in certain circumstances upon the conversion of the debentures have not been registered under the Securities Act, in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated under the Securities Act.

Vote

The affirmative vote of a majority of the shares of our common stock present or represented and entitled to vote at the special meeting is required by the Nasdaq Marketplace Rules to approve Proposal 1.

If Proposal 1 is not approved by stockholders, the Company will be obligated to hold another meeting of stockholders to reconsider Proposal 1.

Accounting Treatment

The acquisition will be accounted for as a purchase business combination by the Company under accounting principles generally accepted in the United States. Under the purchase method of accounting, the assets and liabilities of DeepOcean will be recorded, as of completion of the acquisition, at their respective fair values and added to those of the Company. The financial condition and results of operations of the Company after completion of the acquisition will reflect DeepOcean’s balances and results after completion of the acquisition but will not be restated retroactively to reflect the historical position or results of operations of DeepOcean.

Following the completion of the acquisition, the earnings of the combined company will reflect purchase accounting adjustments, including the effect of changes in the cost bases for assets and liabilities on direct vessel operation expense and depreciation and amortization expense. Long-lived assets will be evaluated for impairment when events or changes in economic circumstances indicate the carrying amount of such assets may not be recoverable. The goodwill resulting from the transaction, which is not subject to amortization, will be reviewed for impairment on at least an annual basis. Any future impairments or market value adjustments would reduce the assets carrying values, and result in charges to earnings for the combined company.

Tax Treatment

Our security holders will continue to hold their securities and, as a result will not recognize any gain or loss from the acquisition. There should be no federal income tax consequences to a holder of our common stock as a result of the acquisition.

Regulatory Approvals

The acquisition and share issuance are not subject to the Hart Scott Rodino Act of 1976, as amended, or any other material federal or state regulatory requirement or approval, other than stockholder approval under the Nasdaq Marketplace Rules related to the share issuance that is described elsewhere in this proxy statement.

The offer document that Trico furnished to DeepOcean’s stockholders on May 30, 2008 in connection with the mandatory offer was subject to review and approval by the Oslo Børs (the Oslo Stock Exchange). In addition, a notification of the acquisition was made with the Norwegian Competition Authority.

Recommendation of the Board

The board of directors has unanimously determined that the share issuance is advisable and in the best interests of the company and its stockholders and unanimously recommends that the Company’s stockholders vote “FOR” the share issuance (Proposal 1).

Unaudited Pro Forma Combined Financial Statements

The following unaudited pro forma combined financial information gives effect to the acquisition by Trico Marine Services, Inc. and its subsidiaries (collectively “Trico” or “the Company”) of Active Subsea ASA (“Active Subsea”) on November 23, 2007, the acquisitions or agreement to acquire an approximate 52% interest in DeepOcean ASA (“Deep Ocean”) on May 16, 2008, open market purchases of DeepOcean shares for an additional 2% interest during the period of May 17, 2008 through the commencement of the mandatory tender offer (the “tender offer”), the tender offer to acquire the remaining 46% interest in DeepOcean, which commenced on May 30, 2008 and closed on June 30, 2008, and the related financings of the acquisitions.

The Company acquired Active Subsea for $247.6 million using available cash to fund the transaction. The Company acquired approximately 52% of DeepOcean for $370.3 million. In connection with this acquisition, Trico issued $300 million (approximately $287 million net of fees which were paid following the commencement of the tender offer) of 6.5% Senior Convertible Debentures (“convertible debentures”). To fund the transaction, the Company used its available cash, including borrowings under its existing revolving credit facilities and a portion of the proceeds from its convertible debentures, and the issuance of common equity instruments to certain of DeepOcean’s shareholders (see further details below). Trico subsequently acquired an additional 5.75% interest in DeepOcean through the purchase of DeepOcean shares on the open market at 32 NOK per share in cash. The total cost of these open market purchases was $42.3 million and was funded using available cash. On May 30, 2008, Trico initiated a tender offer to acquire the remaining approximate 46% interest in DeepOcean with an estimated acquisition cost of approximately $300 million. The mandatory offer closed on June 30, 2008 and the settlement of the purchase of the tendered shares is expected to occur in the second week of July 2008. On June 13, 2008, Trico Shipping acquired approximately 32.6% of the outstanding shares of DeepOcean from DOF ASA at a price of NOK 32 per share. As a result of these purchases and the closing of the mandatory offer pursuant to Norwegian law, Trico Shipping has acquired 99.74% of the outstanding shares of DeepOcean. Because Trico Shipping owns in excess of 90% of DeepOcean’s outstanding shares, Trico Shipping has the right, under Norwegian law, to complete a compulsory acquisition of the remaining shares it does not own at NOK 32 per share in cash, which Trico Shipping intends to do. The total acquisition cost for 100% of DeepOcean is expected to be approximately $689,384,000 based on the NOK/USD exchange rate in effect on the date of each payment of the purchase price, and assuming a NOK/USD exchange rate of 5.02 to 1 on the settlement date of the mandatory offer. The Company intends to fund the costs of its tender offer and the purchase from DOF through its available cash on hand, including the remaining $110.6 million of proceeds from the issuance of the convertible debentures, and additional borrowings under its existing lines of credit.

The following unaudited pro forma combined statements and accompanying notes of Trico as of and for the three months ended March 31, 2008 and for the year ended December 31, 2007 (“the Pro Forma Statements”), which have been prepared by the Company’s management, are derived from (a) the audited consolidated financial statements of the Company for the year ended December 31, 2007 included in its Annual Report on Form 10-K; (b) the unaudited consolidated financial statements of the Company as of and for the three months ended March 31, 2008 included in its related Quarterly Report on Form 10-Q; (c) the unaudited consolidated balance sheet and income statement of DeepOcean as of and for the three months ended at March 31, 2008 and DeepOcean’s audited consolidated income statement for the year ended December 31, 2007 included in Annex B attached to this proxy statement; and (d) the unaudited statement of operations for Active Subsea for the nine-month period ended September 30, 2007 included in the Company’s Form 8-K/A dated February 5, 2008.

The unaudited pro forma combined balance sheet as of March 31, 2008 gives pro forma effect to the following transactions as if they each occurred on March 31, 2008:

•	the issuance of $300 million in convertible debentures due May 15, 2028;

•	the purchase of an approximate 52% interest in DeepOcean with $188.7 million in partial proceeds from the convertible debentures, the issuance of $55.5 million in Trico common equity instruments to certain of the DeepOcean shareholders and the use of $25.4 million of available cash and $100.7 million of borrowings under the Company’s existing revolving lines of credit;

•	the acquisition of an additional 5.75% interest in DeepOcean through purchases of shares on the open market for approximately $42.3 million using available cash on hand; and

•	a tender offer to acquire the remaining approximate 46% interest in DeepOcean commenced on May 30, 2008 and closed on June 30, 2008, and the acquisition of an additional 32.6% of the outstanding shares of DeepOcean pursuant to a share purchase agreement with DOF for approximately $217.2 million. Trico expects to fund the tender offer and Trico Shipping’s purchase of DeepOcean shares from DOF by using the $110.6 million in remaining proceeds from convertible debentures, $124.1 million of additional borrowings under Trico’s existing lines of credit and $64.8 million of available cash.

The unaudited pro forma combined statements of operations for the year ended December 31, 2007 and for the three months ended March 31, 2008 give pro forma effect to the above transactions as if they occurred on January 1, 2007. In addition, the unaudited pro forma combined statement of operations for the year ended December 31, 2007 gives pro forma effect to the acquisition of Active Subsea ASA on November 23, 2007 as if it had occurred on January 1, 2007.

The Pro Forma Statements are provided for illustrative purposes only and do not purport to represent what the Company’s financial position or results of operations would have been had the acquisitions of Active Subsea and

DeepOcean occurred on the dates indicated or the financial position or results of operations for any future date or period. The Pro Forma Statements do not give effect to any cost savings or incremental costs that may result from the integration of Trico, Active Subsea and DeepOcean.

The Pro Forma Statements, including the related adjustments that are described in the accompanying notes, are based on available information and certain assumptions the Company believes are reasonable in connection with the transactions. These assumptions are subject to change.

The Pro Forma Statements include adjustments to the historical DeepOcean balance sheet as of March 31, 2008, statement of income for the three-month period ended March 31, 2008 and the statement of income for the year ended December 31, 2007 prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) to present adjusted historical financial information of DeepOcean in accordance with generally accepted accounting principles in the United States and Trico accounting policies.

The purchase price for Active Subsea has been finalized. The purchase price for DeepOcean is preliminary and subject to change. The allocation of DeepOcean’s purchase price to the acquired assets and liabilities in the Pro Forma Statements is based on management’s preliminary estimates. Such allocations will be finalized based on valuations and other studies performed under the direction of management. As a result, the final adjusted purchase price and purchase price allocations will differ, possibly materially, from that presented in the accompanying unaudited pro forma combined balance sheet.

The Pro Forma Statements should be read in connection with the (a) the historical consolidated financial statements and accompanying notes which are set forth in Trico’s Annual Report on Form 10-K for the year ended December 31, 2007 and in Trico’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, (b) the audited consolidated financial statements of Active Subsea as of December 31, 2006 and for the period December 1, 2006 (date of inception) through December 31, 2006 and the unaudited condensed consolidated financial statements of Active Subsea as of September 30, 2007 and for the nine months ended September 30, 2007 and the cumulative period December 1, 2006 through September 30, 2007 included in the Company’s Form 8-K/A filed on February 5, 2008 and (c) the audited consolidated financial statements of DeepOcean as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006 and 2005 and its unaudited consolidated financial statements for the three months ended March 31, 2008 and 2007 included in Annex B attached to this proxy statement.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Balance Sheet
as of March 31, 2008

					Pro Forma (1)			Pro Forma (1)
	Historical	Adjusted	DeepOcean 54%		Trico Marine	DeepOcean 46%		Trico Marine
	Trico Marine	Historical	Acquisition and		Services, Inc. with	Acquisition and		Services, Inc. with
	Services, Inc.	DeepOcean(2)	Financing(3)		54% DeepOcean	Financing(3)		100% DeepOcean
	(Dollars in thousands, except share and per share amounts)

ASSETS
Current Assets:
Cash and cash equivalents	$143,153	$24,877	$68,630	(a)	$236,660	$(175,390	)(o)	$61,270
Accounts receivable, net	53,298	89,057	—		142,355	—		142,355
Prepaid expenses and other current assets	8,158	60,967	(276	)(b)	68,849	—		68,849

Total current assets	204,609	174,901	68,354		447,864	(175,390)		272,474

Property and equipment	601,713	388,029	47,249	(c)	1,036,991	58,493	(c)	1,095,484
Less accumulated depreciation and amortization	(80,744)	(104,958)	4,187	(d)	(181,515)	—		(181,515)

Net property and equipment	520,969	283,071	51,436		855,476	58,493		913,969
Goodwill and other indefinite-lived intangible assets	—	113,278	171,161	(e)	284,439	115,306	(e)	399,745
Other intangible assets	—	17,845	31,404	(f)	49,249	26,751	(f)	76,000
Other assets	16,923	9,059	16,265	(g)	42,247	—		42,247

Total assets	$742,501	$598,154	$338,620		$1,679,275	$25,160		$1,704,435

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term and current maturities of debt	$5,258	$71,465	$74,162	(h)	$150,885	$—		$150,885
Accounts payable	12,742	37,392	—		50,134	—		50,134
Accrued expenses	19,475	34,728	26,165	(i)	80,368	3,250	(p)	83,618
Other accrued liabilities	9,237	5,752	—		14,989	—		14,989

Total current liabilities	46,712	149,337	100,327		296,376	3,250		299,626

Long-term debt, including premium	167,273	206,607	326,498	(j)	700,378	124,110	(q)	824,488
Foreign taxes payable	68,966	—	—		68,966	—		68,966
Deferred income taxes	—	12,291	(12,291	)(k)	—	—		—
Other liabilities	4,482	1,942	—		6,424	—		6,424

Total liabilities	287,433	370,177	414,534		1,072,144	127,360		1,199,504

Noncontrolling interest	12,651	5,804	102,200	(l)	120,655	(102,200	)(r)	18,455
Stockholders’ equity:
Common stock	155	8,656	(8,640	)(m)	171	—		171
Other stockholders’ equity	442,262	213,517	(169,474	)(n)	486,305	—		486,305

Total stockholders’ equity	442,417	222,173	(178,114)		486,476	—		486,476

Total liabilities, noncontrolling interest and stockholder’s equity	$742,501	$598,154	$338,620		$1,679,275	$25,160		$1,704,435

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Statement of Operations
for the three-month period ended March 31, 2008

					Pro Forma(1)			Pro Forma(1)
	Historical	Adjusted	DeepOcean 54%		Trico Marine	DeepOcean 46%		Trico Marine
	Trico Marine	Historical	Acquisition and		Services, Inc. with	Acquisition and		Services, Inc. with
	Services, Inc.	DeepOcean(2)	Financing(3)		54% DeepOcean	Financing(3)		100% DeepOcean
	(Dollars in thousands, except share and per share amounts)

Revenues	$59,175	$85,659	$—		$144,834	$—		$144,834
Direct vessel operating expenses and other	32,994	67,685	2,019	(a)	102,698	—		102,698
General and administrative	10,767	4,395	—		15,162	—		15,162
Depreciation and amortization expense	6,747	7,702	3,525	(b)	17,974	—		17,974
Gain on sales of assets	(2,837)	—	—		(2,837)	—		(2,837)

Total operating expenses	47,671	79,782	5,544		132,997	—		132,997

Operating income (loss)	11,504	5,877	(5,544)		11,837	—		11,837
Interest expense, net of amounts capitalized	—	(4,601)	(5,989	)(c)	(10,590)	(1,373	)(g)	(11,963)
Amortization of deferred financing costs	(223)	—	(653	)(d)	(876)	—		(876)
Foreign exchange gain (loss)	1,267	464	—		1,731	—		1,731
Interest income	1,578	371	—		1,949	—		1,949
Other income (loss), net	(100)	(87)	—		(187)	—		(187)

Income (loss) before income taxes	14,026	2,024	(12,186)		3,864	(1,373)		2,491
Income tax expense (benefit)	2,284	202	(436	)(e)	2,050	—	(h)	2,050

Income (loss) from continuing operations	11,742	1,822	(11,750)		1,814	(1,373)		441

Noncontrolling interest in (income) loss of consolidated subsidiary	(841)	—	1,512	(f)	671	(942	)(i)	(271)

Net income (loss)	$10,901	$1,822	$(10,238)		$2,485	$(2,315)		$170

Earnings per share from continuing operations:
Basic	$0.76				$0.17			$0.01

Diluted	$0.73				$0.15			$0.01

Average common shares outstanding:
Basic	14,411		—	(j)	14,411	—		14,411

Diluted	14,919		1,582	(j)	16,501	—		16,501

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Statement of Operations
for the year ended December 31, 2007

						Pro Forma(1)			Pro Forma(1)
		Adjusted				Trico Marine			Trico Marine
	Historical	Historical	Adjusted	DeepOcean 54%		Services, Inc.	DeepOcean		Services, Inc.
	Trico Marine	Active	Historical	Acquisition and		with 54%	46% Acquisition		with 100%
	Services, Inc.	Subsea(4)	DeepOcean(2)	Financing(3)		DeepOcean	and Financing(3)		DeepOcean
	(Dollars in thousands, except share and per share amounts)

Revenues	$256,108	$—	$330,549	$—		$586,657	$—		$586,657
Direct vessel operating expenses and other	127,128	—	161,334	3,646	(a)	292,108	—		292,108
General and administrative	40,760	35,884	100,251	—		176,895	—		176,895
Depreciation and amortization expense	24,371	—	32,219	14,360	(b)	70,950	—		70,950
Impairment on assets held for sale, net of insurance recoveries	116	—	—	—		116	—		116
Gain on sales of assets	(2,897)	—	—	—		(2,897)	—		(2,897)

Total operating expenses	189,478	35,884	293,804	18,006		537,172	—		537,172

Operating income (loss)	66,630	(35,884)	36,745	(18,006)		49,485	—		49,485
Interest expense	(3,258)	—	(14,546)	(23,954	)(c)	(41,758)	(5,492	)(g)	(47,250)
Amortization of deferred financing costs	(774)	—	—	(3,396	)(d)	(4,170)	—		(4,170)
Foreign exchange gain (loss)	(2,282)	(4,631)	(1,035)	—		(7,948)	—		(7,948)
Interest income	14,132	2,031	464	—		16,627	—		16,627
Other income (loss), net	(590)	(119)	(198)	—		(907)	—		(907)

Income (loss) before income taxes	73,858	(38,603)	21,430	(45,356)		11,329	(5,492)		5,837
Income tax expense	13,359	109	2,669	154	(e)	16,291	—	(h)	16,291

Income (loss) from continuing operations	60,499	(38,712)	18,761	(45,510)		(4,962)	(5,492)		(10,454)

Noncontrolling interest in (income) loss of consolidated subsidiary	2,432	—	(6)	(276	)(f)	2,150	2,554	(i)	4,704

Net income (loss)	$62,931	$(38,712)	$18,755	$(45,786)		$(2,812)	$(2,938)		$(5,750)

Earnings (loss) per share:
Basic	$4.32					$(0.19)			$(0.39)

Diluted	$4.16					$(0.19)			$(0.39)

Average common shares outstanding:
Basic	14,558			—	(j)	14,558			14,558

Diluted	15,137			1,582	(j)	14,558			14,558

(1)	Basis of Presentation

The unaudited pro forma combined financial information gives effect to the acquisitions by Trico Marine Services, Inc. and its subsidiaries (collectively “Trico” or “the Company”) of Active Subsea ASA (“Active Subsea”) on November 23, 2007, an approximate 52% interest in DeepOcean ASA (“DeepOcean”) on May 16, 2008, open market purchases of DeepOcean shares for an additional 2% interest during the period of May 17, 2008 through the commencement of the mandatory tender offer (the “tender offer”), a tender offer to acquire the remaining 46% interest in DeepOcean, which commenced on May 30, 2008 and closed on June 30, 2008, and the related financings of the acquisitions.

The Company acquired Active Subsea for $247.6 million using available cash to fund the transaction. The Company acquired approximately 52% of DeepOcean for $370.3 million. In connection with this acquisition, Trico issued $300 million (approximately $287 million net of fees which were paid following the commencement of the tender offer) of 6.5% Senior Convertible Debentures (“convertible debentures’). To fund the transaction, the Company used its available cash, including borrowings under its existing revolving credit facilities and a portion of the proceeds from its convertible debentures, and the issuance common equity instruments to certain of DeepOcean’s shareholders (see further details in Note 3). Trico subsequently acquired an additional 5.75% interest in DeepOcean through the purchase of DeepOcean shares on the open market at 32 NOK per share in cash. The total cost of these open market purchases was $42.3 million and was funded using available cash. On May 30, 2008, Trico initiated a tender offer to acquire the remaining approximate 46% interest in DeepOcean with an estimated acquisition cost of approximately $300 million and closed the tender offer on June 30, 2008. On June 13, 2008, Trico Shipping acquired approximately 32.6% of the outstanding shares of DeepOcean from DOF ASA at a price of NOK 32 per share. As a result of these purchases and the closing of the tender offer, Trico Shipping has acquired 99.74% of the outstanding shares of DeepOcean. The total acquisition cost for 100% of DeepOcean is expected to be approximately $689,384,000 based on the NOK/USD exchange rate in effect on the date of each payment of the purchase price and assuming a NOK/USD exchange rate of 5.02 to 1 on the settlement date of the mandatory offer. The Company intends to fund the costs of its tender offer and purchase of DeepOcean shares from DOF through its available cash on hand, including the remaining $110.6 million of proceeds from the issuance of the convertible debentures, and additional borrowings under its existing lines of credit.

The Pro Forma Statements and accompanying notes of Trico as of and for the three months ended March 31, 2008 and for the year ended December 31, 2007, which have been prepared by the Company’s management, are derived from (a) the audited consolidated financial statements of the Company as of and for the year ended December 31, 2007 included in its Annual Report on Form 10-K; (b) the unaudited consolidated financial statements of the Company as of and for the three months ended March 31, 2008 included in its related Quarterly Report on Form 10-Q; (c) the unaudited consolidated balance sheet and income statement of DeepOcean as of and for the three months ended at March 31, 2008 and DeepOcean’s audited consolidated income statement for the year ended December 31, 2007 included in Annex B attached to this proxy statement and (d) the unaudited statement of operations for Active Subsea for the nine-month period ended September 30, 2007 included in the Form 8-K/A dated February 5, 2008.

(2)	Unaudited Adjusted Historical Condensed Combined Balance Sheet of DeepOcean as of March 31, 2008 and Unaudited Adjusted Historical Condensed Combined Statement of Operations of DeepOcean for the three-month period ended March 31, 2008 and the year ended December 31, 2007

The historical financial statements of DeepOcean as of and for the three-month period ended March 31, 2008 and the year ended December 31, 2007, prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), are included in Annex B attached to this proxy statement. The adjusted historical DeepOcean column in the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of operations are derived from the balance sheet for DeepOcean as of March 31, 2008 and the statements of operations for the three-month period ended March 31, 2008 and the year ended December 31, 2007 prepared in accordance with IFRS as issued by the IASB included in Annex B attached to this proxy statement, adjusted for generally accepted accounting principles in the United States (“US GAAP”). These adjustments primarily relate to pension accounting due to the application of SFAS 158 and income taxes.

The historical combined balance sheet of DeepOcean as of March 31, 2008 was translated into U.S. dollars at the exchange rate of 0.1964 U.S. dollars to one Norwegian Kroner (NOK). It should be noted that such translation should not be construed as a representation that the U.S. dollar amounts could have been or will be converted into NOKs at the rate indicated or at all. The historical combined balance sheet of DeepOcean is as follows:

As of
March 31, 2008
ASSETS
Current Assets:
Cash and cash equivalents	NOK 126,666
Accounts receivable, net	453,454
Prepaid expenses and other current assets	309,902

Total current assets	890,022
Property and equipment:	1,975,725
Less accumulated depreciation	(534,413)

Net property and equipment	1,441,312

Goodwill	576,776
Other intangible assets	90,861
Other assets	48,266

Total assets	NOK 3,047,237

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term and current maturties of debt	NOK 363,880
Accounts payable	190,387
Accrued expenses	176,825
Income tax payable	29,287

Total current liabilities	760,379
Long-term debt, including premium	1,051,979
Deferred income taxes	110,574

Total liabilities	1,922,932
Noncontrolling interest	29,552
Stockholders’ equity:
Common stock	44,074
Other stockholders’ equity	1,050,679

Total stockholders’ equity	1,094,753

Total liabilities and stockholder’s equity	NOK 3,047,237

The historical combined statement of operations of DeepOcean for the three-month period ending March 31, 2008 was translated into U.S. dollars at the average exchange rate for the related period of 0.18798 U.S. dollars to one Norwegian Kroner (NOK). It should be noted that such translation should not be construed as a representation that the U.S. dollar amounts could have been or will be converted into NOKs at the rate indicated or at all. The historical combined statement of operations of DeepOcean is as follows:

For the Three-Month Period Ended March 31, 2008	Historical

Revenues	NOK	455,689
Direct vessel operating expenses and other		360,073
General and administrative		23,379
Depreciation and amortization expense		40,975

Total operating expenses		424,427

Operating income		31,262
Interest expense		(24,479)
Foreign exchange gain		2,470
Interest income		1,976
Other income (loss), net		(464)

Income before income taxes		10,765
Income tax expense		1,076

Net income	NOK	9,689

The historical combined statement of operations of DeepOcean for the year ended December 31, 2007 was translated into U.S. dollars at the average exchange rate for the related period of 0.17056 U.S. dollars to one Norwegian Kroner (NOK). It should be noted that such translation should not be construed as a representation that the U.S. dollar amounts could have been or will be converted into NOKs at the rate indicated or at all. The historical combined statement of operations of DeepOcean is as follows:

For the Year Ended December 31, 2007	Historical

Revenues	NOK	1,938,074
Direct vessel operating expenses and other		945,935
General and administrative		588,282
Depreciation and amortization expense		188,909

Total operating expenses		1,723,126

Operating income		214,948
Interest expense		(85,288)
Interest income		2,721
Other income (loss), net		(7,229)

Income before income taxes		125,152
Income tax expense		14,605

Income before noncotrolling interest in income of consolidated subsidiary		110,547
Noncontrolling interest in income of consolidated subsidiary		(33)

Net income	NOK	110,514

(3)	The Deep Ocean Acquisitions and Financing

On May 16, 2008, Trico acquired or entered into agreements to acquire an aggregate of approximately by 52% ownership interest in DeepOcean for $370.3 million. The acquisition was funded through a combination of available cash on hand and the issuance of additional debt and equity instruments. Prior to the close of the transaction, Trico issued $300 million of 6.5% convertible debentures, approximately $287 million net of fees and expenses which were paid subsequent to the commencement of the tender offer. In connection with the acquisition, Trico also issued common equity instruments valued at $55.5 million to certain of DeepOcean shareholders. The price of the equity instruments was based on a Trico average common stock price of $35.14 per share representing the weighted average closing price of Trico’s stock for the three trading days immediately preceding the announcement of the DeepOcean acquisition. Subsequently, Trico purchased shares of DeepOcean representing an additional 5.75% interest on the open market for $42.3 million during the period of May 17, 2008 through the commencement of the tender offer. On May 30, 2008, Trico initiated a tender offer to acquire the remaining approximate 46% interest in DeepOcean with an estimated acquisition cost of approximately $300 million. The tender offer was closed on June 30, 2008 and the purchase of the tendered shares is expected to be settled in the second week of July 2008. On June 13, 2008, Trico Shipping acquired approximately 32.6% of the outstanding shares of DeepOcean from DOF ASA at a price of NOK 32 per share. As a result of these purchases and the closing of the tender offer pursuant to Norwegian law, Trico Shipping has acquired 99.74% of the outstanding shares of DeepOcean.

Set forth below are the estimated sources of funds pertaining to the acquisition of 54% interest in DeepOcean and the financings (amounts in millions).

Cash on hand	$25.4
Borrowing under existing credit facilities	100.7
Proceeds from convertible debentures	188.7
Issuance of 1,581,902 PSUs to certain of DeepOcean’s shareholders	55.5

Initial purchase on May 16, 2008	370.3
Open market purchases of DeepOcean shares	17.3

Total acquisition cost for 54% interest in DeepOcean	$387.6

Trico entered into Phantom Stock Units agreements (the “PSUs”) with certain of DeepOcean’s shareholders as partial consideration for the acquisition of DeepOcean shares. The PSUs represent the right to receive 1,352,558 shares of Trico common stock, subject to certain limitations regarding foreign ownership of Trico common stock. The PSUs are exercisable beginning on the date that is 181 days after the expiration of the tender and ending on the fifth anniversary of such date. For additional information regarding the PSUs see Trico’s Current Report on Form 8-K dated May 14, 2008 and filed with Securities and Exchange Commission (“SEC”) on May 16, 2008.

The convertible debentures are senior unsecured obligations and rank equal in right of payment with all of the Company’s existing and future senior unsecured indebtedness. Holders may convert their convertible debentures based on a conversion rate of 24.74023 shares of Trico’s common stock per $1,000 principal amount of convertible debentures (which is equal to an initial conversion price of approximately $40.42 per share), subject to adjustment.

Holders may convert their debentures at their option at any time prior to the close of business on the business day immediately preceding the maturity date. The convertible debentures are convertible into, at Trico’s election, cash, shares of Trico common stock or a combination of cash and shares of Trico common stock. Upon any conversion prior to May 15, 2013, Trico will pay the holder the present value of the remaining coupons owed on the principal amount of the debentures converted through and including May 15, 2013. The convertible debentures will bear interest at a rate of 6.50% per year payable semiannually in arrears on May 15 and November 15 of each year, beginning November 15, 2008. The debentures will mature on May 15, 2028, unless earlier converted, redeemed or repurchased. The covenants of the convertible debentures include limitations on liens and limitations on incurrence of debt. For additional information regarding the convertible debentures see Trico’s Current Report on Form 8-K dated May 14, 2008 and filed with SEC on May 16, 2008.

In connection with the financing of the acquisition, Trico’s subsidiaries entered into a $200 million revolving credit facility on May 14, 2008 with various lenders. The credit facility is collateralized by vessel mortgages and other security documents. Interest is payable on the unpaid principal amount outstanding at a rate applicable to the currency in which the funds are borrowed (the Eurodollar rate designated by the British Bankers Association for

U.S. dollar denominated loans, or Euro LIBOR, NOK LIBOR or Sterling LIBOR for loans denominated in Euro, NOK or Sterling, respectively) plus 2.25% (subject to adjustment based on consolidated leverage ratio). The leverage-based grid pricing for the interest rate ranges from 2.25% to 1.75%. The credit agreement matures on May 14, 2013. As of June 9, 2008, $65.0 million was drawn on the credit facility with a remaining availability of $135.0 million.

The credit facility contains representation and affirmative and negative covenants, and other restrictions customary for senior secured revolving credit facilities, including certain limitations on liens, asset sales, the incurrence of debt, the payment of dividends, investments and acquisitions, on transactions with affiliates and limitations on certain business activities. For more information regarding this revolving credit facility see Trico’s Current Report on Form 8-K dated May 14, 2008 and filed with SEC on May 16, 2008.

On May 28, 2008, Trico entered into a credit facility agreement with Carnegie Investment Bank AB Norway Branch, as lender. The credit facility agreement provides for a NOK 260,000,000 short term credit facility (approximately $51.7 million at June 9, 2008) that Trico has used to partially finance the acquisition and expects to use for general corporate purposes.

On May 30, 2008, Trico initiated a mandatory tender offer to acquire the outstanding shares representing the approximate 46% remaining ownership interest of DeepOcean and this mandatory tender offer closed on June 30, 2008 with the settlement of the tendered shares expected to occur in the second week of July 2008. The total acquisition cost for 100% of DeepOcean is expected to be approximately $689,384,000 based on the NOK/USD exchange rate in effect on the date of each payment of the purchase price, and assuming a NOK/USD exchange rate of 5.02 to 1 on the settlement date of the mandatory offer. The Company intends to fund the costs of its tender offer through its available cash on hand and additional borrowings under its existing revolving lines of credit.

Set forth below are the estimated sources of funds pertaining to the tender offer for the remaining 46% interest in DeepOcean (amounts in millions).

Cash on hand	$64.8
Borrowings under existing credit facilities	124.1
Remaining proceeds from convertible debentures	110.6

$299.5

The DeepOcean acquisition has been accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.” In determining fair value the Company utilized comparable market values for its tangible assets and cash flow models for its identified amortizable other intangible assets, including DeepOcean customer relationships and its backlog. The purchase price allocation is preliminary pending further analysis by management and the completion of the tender offer. Management expects to finalize the purchase price allocation within one year of the acquisition. Trico acquired DeepOcean to expand its presence in the subsea services market. Trico believes that the acquisition of DeepOcean will create one of the world’s largest providers of integrated, “one-stop” subsea services. A preliminary allocation of the purchase price to reflect the estimated fair values of certain of DeepOcean’s assets and liabilities has been reflected in the unaudited pro forma financial information (amounts in millions).

	DeepOcean 54%	DeepOcean 46%
	Aquisition	Aquisition

Purchase price	$387.6	$299.5
Acquisition related costs	5.7	3.2

Total cost of acquisition	393.3	302.7
Estimated fair value of net assets acquired	160.0	136.3
Goodwill	233.2	166.4

	$393.3	$302.7

The following table summarizes the fair value allocated to assets acquired and liabilities assumed through purchase accounting (amounts in millions).

Working capital	$(53.1)
Property and equipment	393.0
Goodwill and indefinite-lived intangible assets	399.6
Other assets	9.1
Other intangible assets	76.0
Long-term debt assumed	(132.5)
Other long-term liabilities assumed	(1.9)
Minority interest	5.8

$696.0

The Unaudited Pro Forma Combined Balance Sheet as of March 31, 2008 reflects the following adjustments:

(a) Cash proceeds from the issuance of the convertible debentures and borrowings under existing credit facilities less cash paid for acquisition (amounts in millions):

Issuance of $300 million of convertible debentures	$300.0
Borrowings under revolving credit facilities	100.7

400.7
Less cash payment for 54% of equity ownership of Deep Ocean	(332.1)

Total	$68.6

(b) Reflects adjustment to expense deferred mobilization costs in accordance with Trico accounting policies.

(c) Record step-up basis related to property and equipment based on management’s initial purchase price allocation partially offset by the reversal of approximately $12.1 million in capitalized mobilization and dry docking costs in accordance with Trico accounting policies.

(d) Reflects adjustment to reverse depreciation expense related to the mobilization and dry docking costs referred to in (c) above.

(e) Record goodwill and other indefinite-lived intangible assets based on management’s initial purchase price allocation.

(f) Record the step-up basis related to definite-lived intangible assets based on management’s initial purchase price allocation.

(g) Record deferred financing costs related to the issuance of the convertible debentures and the completion of a new credit facility agreement.

(h) Reclass the NOK 298.8 million bonds ($56.2 million as of March 31, 2008) and $18 million credit facility from long term debt to current maturities of debt pursuant to change in control provisions. The holders of the bonds have the option to exercise a put option in the two months following a change in control and it requires DeepOcean to redeem to bonds immediately. The bonds have a scheduled maturity date of October 2009. The credit facility also includes a change in control provision which makes the outstanding borrowings payable upon request of the lender. Management plans if necessary to use its available cash and availability under its existing facilities to settle all the bonds should the holders elect exercise the put option and the credit facility. As of June 9, 2008, approximately NOK 98.6 million (approximately $19.4 million as of June 9, 2008) have been redeemed by the bond holders which is not reflected in the adjustment above.

(i) Accrual of $16.3 million in costs related to the issuance of the convertible debentures and completion of a new credit facility, $5.7 million in acquisition related costs and $4.3 million in non-recurring advisory fees incurred by DeepOcean prior to the consummation of the initial acquisition by Trico.

(j) Issuance of $300 million in convertible debentures and additional borrowings of $100.7 million under existing credit facilities less the reclass of $74.2 million of DeepOcean long-term debt to current maturities as discussed in (h) above.

(k) Reflects adjustments to record deferred tax liabilities related to the expensing of mobilization and dry docking costs at a Norwegian statutory rate of 28%.

(l) Minority interest related to the outstanding 46% interest of DeepOcean that will be acquired in the tender offer.

(m) Reflects the following adjustments (in millions):

Eliminate the historical equity accounts of DeepOcean upon consolidation	$(8.7)
Issuance of 1,581,902 PSUs with a par value of $0.01 at $35.14 per share	0.1

$(8.6)

(n) Reflects the following adjustments (in millions):

Accrual of non-recurring advisory fees incurred by DeepOcean prior its acquisition	$(4.3)
Expense deferred mobilization and dry docking costs under Trico accounting policies, net of tax effect	(7.2)
Eliminate the historical equity accounts of DeepOcean upon consolidation	(213.5)
Issuance of 1,581,902 PSUs with a par value of $0.01 at $35.14 per share	55.5

$(169.5)

(o) Cash proceeds from borrowings under existing credit facilities less cash paid for the tender offer (amounts in millions):

Borrowings under revolving credit facilities	$124.1
Cash payment for 46% of equity ownership of Deep Ocean	(299.5)

Total	$(175.4)

(p) Accrual of acquisition related costs.

(q) Additional borrowings under existing credit facilities.

(r) Elimination of minority interest upon acquisition of remaining 46% of DeepOcean and consolidation as a wholly-owned subsidiary.

The Unaudited Pro Forma Combined Statement of Operations for the three-month period ending March 31, 2008 and the year ended December 31, 2007 reflects the following adjustments:

(a) Reflects adjustment to expense deferred mobilization costs and capitalized dry docking costs in accordance with Trico accounting policies.

(b) Adjusts depreciation and amortization expense to reverse the related depreciation and amortization expense associated with the adjustment in (a) above and to reflect depreciation and amortization based on the fair value allocated to the acquired DeepOcean property and equipment and other intangible assets. Pro forma depreciation and amortization expense is calculated using the straight-line method over a fifteen-year period for property and equipment and over the lives of the identified intangible assets ranging from two to ten years.

(c) Record interest expense on the convertible debentures and additional borrowings under existing credit facilities. The current interest rate of 4.425% on the credit facilities was used to calculate the interest adjustment. A variance of 0.125% in this interest rate would result in an increase or decrease to net income of $0.1 million for the three-month period ended March 31, 2008 and $0.3 million for the year ended December 31, 2007.

(d) Record amortization of deferred financing costs associated with the issuance of the convertible debentures and the completion of a new credit facility agreement.

(e) Record income tax benefit of $2.3 million and $9.6 million for the three-month period ended March 31, 2008 and year ended December 31, 2007, respectively, associated with the above interest and amortization expense pro forma adjustments at the statutory rate of 35% net of a full valuation allowance as management believes the U.S. net deferred tax assets are not likely to be realized in future years. Also reflects an adjustment to record income tax benefit of $0.4 million and expense of $0.2 million for the three-month period ended March 31, 2008 and year ended December 31, 2007, respectively, associated with the reversal of depreciation and amortization expense discussed in (a) above at the Norwegian statutory rate of 28% associated with those assets which are not in the Norwegian Tonnage Regime.

(f) Record noncontrolling interest in the net income of DeepOcean for the outstanding 46% interest of DeepOcean that will be acquired in the tender offer.

(g) Record interest expense on the additional borrowings under existing credit facilities following successful completion of the tender offer.

(h) Record income tax benefit of $0.5 million and $1.9 million for the three-month period ended March 31, 2008 and year ended December 31, 2007, respectively, associated with the above interest and amortization expense pro forma adjustments at the statutory rate of 35% net of a full valuation as management believes the U.S. net deferred tax assets are not likely to be realized in future years.

(i) Eliminate the noncontrolling interest in the net income of DeepOcean following successful completion of the acquisition of the remaining 46% interest in DeepOcean and upon its consolidation as a wholly-owned subsidiary.

(j) Reflects the incremental number of Trico common shares necessary to arrive at the 1,581,902 Trico PSUs issued in connection with the acquisition. The assumed conversion of the convertible debentures into approximately 7.4 million common shares was excluded from the calculation because they were anti-dilutive during the periods presented.

(4)	Adjustments to the Historical Financial Information of Active Subsea

The historical combined statement of operations of Active Subsea for the period ending November 23, 2007 (acquisition date) was translated into U.S. dollars at the average exchange rate for the related period of 0.16690 U.S. dollars to one Norwegian Kroner (NOK). It should be noted that such translation should not be construed as a representation that the U.S. dollar amounts could have been or will be converted into NOKs at the rate indicated or at all. The historical combined statement of operations of Active Subsea is as follows:

	For the Period
	January 1, 2007
	through
	November 23, 2007
Revenues	NOK	—
General and administrative		215,003 (a)

Total operating expenses		215,003

Operating loss		(215,003)

Foreign exchange loss		(27,747)
Interest income		12,169
Other income (loss), net		(713)

Loss before income taxes		(231,294)
Income tax expense		653

Net loss	NOK	(231,947)

(a)	The adjusted historical information of Active Subsea includes a charge of NOK 206.7 million ($34.5 million) of option and warrant costs recorded to general and administrative expense as required under FAS 123R and FAS 150 to mark to market the instruments at the time of closing of the acquisition.

All Active Subsea options and warrants were settled upon consummation of the acquisition. Active Subsea, as a development stage enterprise, did not recognize any revenue nor record any depreciation and amortization expense in 2007.

DeepOcean — Management’s Discussion and Analysis of Financial Condition and Results of Operations

General

DeepOcean is a Norwegian public limited company headquartered in Haugesund, Norway. DeepOcean is a market leader in the provision of inspection, maintenance and repair, survey and construction support, and subsea intervention and decommissioning services. DeepOcean is also a leading supplier of marine trenching and cable laying services. DeepOcean’s shares of common stock are listed on the Oslo Børs (the Oslo Stock Exchange). DeepOcean supports its overseas operations through facilities in the United Kingdom, The Netherlands, Mexico and Singapore.

DeepOcean focuses on offering fully integrated services to its customers, combining the provision of project management and engineering services, vessels and equipment, offshore operation and project documentation into one package. DeepOcean’s engineering staff designs solutions involving its integrated subsea services in partnership with its customers, including oil exploration companies and engineering contractors. DeepOcean believes that this is a superior approach to many of its competitors that focus primarily on operating equipment.

Results of Operations

DeepOcean operating results have increased each year in the three year period ending December 31, 2007, reflecting the Company’s emergence as a leader in subsea services industry and its entry into the trenching and cable laying business, upon its acquisition of CTC Marine Projects in the fourth quarter of 2006. DeepOcean operating profit during each of the Three Years Ended December 31, 2007 is as follows (amounts in NOK 1000):

	2007	2006	2005

Revenue	1,938,074	1,479,605	549,129
Project costs	(945,935)	(886,426)	(344,325)
Employee benefit expenses	(468,723)	(253,849)	(99,591)
Depreciation and amortization	(188,909)	(86,447)	(29,396)
Other expenses	(119,559)	(70,652)	(13,193)

Operating profit	214,948	182,231	62,624

Revenues increased by greater than 30% in 2007 from amounts achieved during 2006 primarily reflecting an entire year of CTC results compared with only a quarter in 2006. Revenues also reflect the expansion of the IMR business during 2007 including new long term agreements reached with StatoilHydro in the North Sea and Diavez in Mexico. Revenues increased by approximately 170% in 2006 from amounts earned in 2005, reflecting rapid growth in the IMR segment and the acquisition of its trenching business in the fourth quarter of 2006.

Project costs increased only marginally in 2007 over amounts incurred during 2006. Project costs increased by 157% in 2006 from amounts incurred in 2005. The change includes the increase in the company’s North Sea operations and its expansion into the international markets of Brazil, West Africa and Australia.

Employee benefit expense have increased from approximately 100 million NOK in 2005 to approximately 0.5 billion NOK in 2007, reflecting the growth of DeepOcean both internally and through acquisitions. The number of employees for DeepOcean has increased from approximately 200 in 2005 to greater than 700 in 2007.

DeepOcean is continuing to aggressively recruit highly trained professionals, engineers and administrative personnel.

The increase in depreciation and amortization expense over the past three years reflects the company’s investment in new build vessels, with two placed in service since late 2004 and third expected to be place in service in 2009, and the growth in its inventory of ROVs, ploughs and other trenching related service equipment.

Non operating net financing costs (income) totaled 89.7 million NOK in 2007, 20.1 million NOK in 2006 and (3.0) million NOK in 2005. The increases reflect the higher amounts in DeepOcean’s outstanding debt which totaled 30.6 million NOK in 2005, 700.8 million NOK at December 31, 2006 and 1.1 billion NOK at December 31, 2007.

Business Segment Report

DeepOcean has historically reported three operating segment in its results of operations, Inspection, Maintenance and Repair (“IMR”), Survey and Construction and Marine Trenching. In conjunction with its acquisition by Trico Marine Services, Inc. DeepOcean is currently evaluating how it accumulates and reports its financials results. For more information regarding the services offered by each of DeepOcean’s three operating segments see section titled “The Parties to the Acquistion — DeepOcean ASA” included elsewhere in this proxy statement.

Selected segment operating results for the years ended December 31, 2007, 2006 and 2005 is as follows (amounts in NOK 1000):

	Survey and		Marine	Other/
	Construction	IMR	Trenching	Unallocated	Total

For year ended December 31, 2007:
Revenues	344,668	1,061,654	710,701	(168,949)	1,938,074
Depreciation	—	72,999	64,975	50,935	188,909
Operating income (loss)	32,945	190,456	25,227	(33,680)	214,948
Total assets	117,827	1,844,646	951,869	221,726	3,136,038
Total debt	39,748	307,779	349,717	1,259,913	1,957,157
Capital expenditures	0	336,099	68,472	159,008	563,489
For year ended December 31, 2006:
Revenues	437,477	757,675	251,286	35,867	1,479,605
Depreciation	6,883	15,873	14,684	49,007	86,448
Operating income (loss)	49,847	127,052	34,148	(28,815)	182,232
Total assets	90,410	739,126	528,064	1,349,073	2,706,673
Total debt	29,500	67,368	420,032	1,047,834	1,564,735
Capital expenditures	5,469	501,065	6,159	120,452	563,489
Selected variances 2007 to 2006
Revenues	(92,809)	303,979	459,415	(204,816)	465,769
Depreciation	(6,883)	57,126	50,291	1,928	102,462
Operating income (loss)	(16,902)	165,229	(8,921)	(4,865)	134,541
For year ended December 31,
Revenues	309,366	123,381	—	116,381	549,128
Depreciation	5,647	2,527	—	21,221	29,395
Operating income (loss)	30,511	17,993	—	14,119	62,623
Total assets	25,679	39,039	—	891,169	955,887
Capital expenditures	1,645	2,271	—	42,331	46,247
Selected variances 2006 to 2005
Revenues	128,111	634,294	251,286	(80,514)	933,177
Depreciation	1,236	13,346	14,684	27,786	57,052
Operating income (loss)	19,336	109,059	34,148	(42,934)	119,609

The IMR segment grew substantially between year end 2006 and year end 2007. IMR expanded because of long term agreements it has with StatoilHydro in the North Sea and Diavez in the Gulf of Mexico. The survey and construction segment has projects for Statoil Hydro in the North Sea and Acergy in West Africa and is expanding into the Brazil market. The trenching segment won contracts in Australia and West Africa in 2007. The Marine Trenching segment was acquired in the fourth quarter of 2006.

The trend of increased utilization of resources and higher rates continued during 2007. The order backlog at December 31, 2007 was approximately 3.3 billion NOK compared to 3.0 billion at December 31, 2006.

Operating profits increased by 31% in 2007 from 2006. Our revenues increased primarily as a result of having an entire year of operations for the Marine Trenching segment and an increase in market prices. The increase in DeepOcean’s revenues was partially offset by currency translation adjustments.

The operating costs for DeepOcean increased 27%. DeepOcean had a total of 14 vessels in operation with approximately 3,800 vessel days, a 26% increase for 2006.

DeepOcean’s net finance costs increased as a consequence of the additional debt incurred in the acquisition of CTC Marine Projects and Deep Endeavour in the fall of 2006, In addition, the Arbol Grande was converted to a finance lease in 2007 resulting in increased interest expense over amounts reflected in 2006.

During 2007, DeepOcean’s cash flows from operation activities totaled NOK 162 million and cash from financing activities totaled NOK 695 million, reflecting borrowings under its existing credit facilities and financing the Arbol Grande lease, Investing cash flows include equipment purchase for the CTC Marine Projects in addition to the purchase of the Arbol Grande.

Capital Resource and Liquidity

The following table reflects the source and use of DeepOcean’s cash during the three years ended Decemeber 31, 2007 (Amounts in NOK 1000):

	2007	2006	2005

Operating cash flow	161,520	63,993	93,247
Investing cash flow	(685,686)	(1,206,267)	(32,952)
Financing cash flow	695,244	976,542	187,924
Currency differences	(20,647)	(3,614)	(16)

Increase (decrease) in cash	150,431	(169,346)	248,203

Deep Ocean operating cash flows during 2007 reflect its growth in the IMR segment and an improvement in the timing of collection from its debtors than achieved during 2006. Operating cash flows during 2006 decreased from 2005 because of an significant increase in DeepOcean accounts receivable partially offset by the better operating results (see “Results of Operations” above).

Investing cash flows have been significant each of the past three years. The primary cash outflows reflect the purchase of CTC Marine Projects, the purchase of the Arbol Grande and vessel construction costs for the Deep Cygnus.

Financing cash flows primarily reflect borrowings under DeepOcean multiple bank loans. Deep Ocean paid a cash dividend of 26.4 million NOK in 2007 and 5 million NOK in 2005. DeepOcean did not pay any cash dividend in 2006.

DeepOcean — Quantitative and Qualitative Disclosures of Market Risk

DeepOcean through its operation is subject to numerous market risk, including interest rate risk, currency exchange risk, credit risk and liquidity risks. DeepOcean seeks to minimize its risks by balancing exposure in costs and income as well as assets and liabilities in the same currency. DeepOcean believes its exposure to market risks is currently low. The following is a more detailed discussion of DeepOcean’s exposure to market risks.

Financial risk

DeepOcean uses financial instruments like bank loans, bond issues and leases. The purpose of the financial instruments is to raise capital for investments necessary for DeepOcean’s operations. In addition DeepOcean has financial instruments such as account receivables, accounts payables etc. which are directly linked to the normal business operations. The Company uses some financial derivatives for hedging purposes but does not spectulate.

Risk-management routines have been approved by the board and are carried out by a central finance department in cooperation with the individual operational units.

The most significant financial risks which affect DeepOcean are tied to interest rate risk, liquidity risk and foreign currency exchange rate risk. The management performs a continuous evaluation of these risks and determines policies related to how these risks are to be handled within the organization.

Since DeepOcean is involved with international operations, its exposure to interest-rate risk and exchange-rate risk is enhanced. DeepOcean uses certain derivatives instruments to reduce these risks in accordance with its strategy to minimize the impact that interest rates and exchange-rates will have on its liquidity, finanical postion and results of operations.

Credit risk

DeepOcean has no significant credit risk linked to any contracting party, and its considers its exposure to credit risk to be low.

DeepOcean has established guidelines for ensuring that sales are only made to only credit-worthy customers, who have demostrated the ability to fulfill and settle their contratual obligations. DeepOcean’s majour customers include large international oil companies that are considered as solid clients.

The maximum risk exposure is represented by the carrying amount of the financial assets, including derivatives, in the balance sheet. Since the counter party involved in derivative trades is normally a bank, the credit risk linked to derivatives is regarded as being slight. The credit risk related to the pension asset is considered low as it is held by a large Scandinavian insurance company. DeepOcean therefore regards its maximum risk exposure as being the carrying amount of trade receivables and other current assets.

Interest-rate risk

DeepOcean is party to numerous interest bearing long term debt arrangements. Much of this debt is subject to variable interest rates thus creating an exposure to interest rate risk.

The average interest rates on financial instruments were as follows:

	2007	2006	2005

Overdraft facility (NOK)	Nibor + margin	Nibor + margin	Nibor + margin
Loan secured by collateral (NOK)	Nibor + margin	Nibor + margin	Nibor + margin
Loan secured by collateral (USD)	Libor + margin	Libor + margin	Libor + margin
Loans secured by collateral (EUR)	Fixed rate	Fixed rate	Fixed rate
Finance leases (NOK)	Nibor + margin	Nibor + margin	Nibor + margin
Overdraft facility (GBP)	Libor + margin	Libor + margin	NA
Loan secured by collateral (GBP)	Libor + margin	Libor + margin	NA

Based on the financial instruments that existed as at 31 December 2007, a general increase of 1% in the interest rate level will reduce DeepOcean’s pre-tax profit by NOK 12.5 million (2006: NOK 8.2 million).

The following table sets out the carrying amount, by maturity, of the Group’s financial instruments that are exposed to interest rate risk all amounts are transfered til NOK:

Year Ended 2007

	Within	1-2	2-3	3-4	More than
	1 Year	Years	Years	Years	5 Years

Bank loan	121,344	402,742	99,935	149,845	382,849
Obligations under finance leases	261,029	5,870	3,459	3,242	10,827

Liquidity risk

DeepOcean’s strategy is to have sufficient cash, cash equivalents or credit opportunities at any time to be able to finance its operations and investments over the next two years in accordance with the company’s strategy plan for the same period.

Exchange-rate risk

DeepOcean is subject to exchange-rate risk since it has business operations in several different countries. DeepOcean enters into forward/futures contracts and loan agreements in order to reduce the exchange-rate risk in cash flows nominated in currencies other than DeepOcean’s functional currency, the Norwegian Kroner. DeepOcean attempts to secure its functional equity balance and hedge the net cash flow in the foreign currency by using a selection of forward/ future contracts. The effects of the forward/ future contracts as efficient hedging instruments are recognised with the transaction they are to hedge, while a possible inefficiency in the hedging is recognised as a finance cost.

At December 31, 2007, the DeepOcean held two loans as hedges of net investments. The terms of the loan are as follows.

				Exchange
				Rate
				Borrowing
	Amount		Maturity	Date	Gain (loss)

Currency loans
GBP loan	GBP	9,961,327	10/1/2009	11.9950	11,854,940
USD loan	USD	22,932,710	12/1/2014	6.2630	19,690,003

In addition at December 31, 2007, DeepOcean held two forward exchange contracts as hedges of expected future sales in US Dollars, which do not qualify for hedge accounting under IAS 39. The forward currency contracts are being used to hedge the foreign currency risk of the expected future sales. The terms of the contracts are as follows.

		Exchange
	Maturity	Rate

Sell
USD 2,500,000	2/26/2008	6.0600
USD 1,000,000	2/11/2008	6.0605

PROPOSAL 2: INCREASE IN THE AUTHORIZED SHARES OF THE COMPANY’S
COMMON STOCK TO 50,000,000

General

The Board of Directors has unanimously approved, subject to stockholders’ approval, an amendment to the Company’s Second Amended and Restated Certificate of Incorporation to increase the authorized number of shares of our common stock from 25,000,000 shares to 50,000,000 shares. The board of directors has determined that this amendment is advisable and has recommended that it be adopted by the stockholders. A copy of the proposed charter amendment is attached to this proxy statement as Annex A.

Purposes and Effects of the Proposal

The proposed increase in authorized common stock has been recommended by the Board of Directors. When the Company’s current charter was adopted in 2005, it was emerging out of bankruptcy and was a smaller company with fewer shareholders. Since that time, the Company’s operations have expanded, and it is now larger and more diverse with more avenues to expand its business through strategic acquisitions and to raise capital to fund these acquisitions and its operations. The board of directors believes that an increase in the authorized shares will provide it with an adequate supply of authorized, unissued shares of common stock for general corporate needs. The increase in authorized shares would also provide the board of directors with the necessary flexibility to issue common stock in connection with acquisitions, merger transactions, financings, stock splits and stock dividends, and employee, executive and director benefits plans without the expense and delay incidental to obtaining stockholder approval of an amendment to the charter at the time of such action.

Moreover, the Company has already agreed to reserve an amount of common stock issuable upon conversion of options, warrants and other convertible securities. As of June 27, 2008, we had 15,165,595 shares of our common stock outstanding. There are another 9,003,971 shares of our common stock currently issuable upon exercise or conversion of the phantom stock units and debentures issued in connection with the acquisition and described in Proposal 1 (assuming conversion of the debentures at the initial conversion rate). There are an additional 718,696 shares of our common stock that would be issuable upon exercise of outstanding stock options and warrants to purchase our common stock, and a maximum of up to 2,963,565 shares of our common stock that may, under certain circumstances, be issued pursuant to holders of our 3% senior convertible debentures due 2027, based on the operation of a net settlement feature of such senior convertible debentures. Together, the shares currently outstanding, and additional shares issuable upon conversion of all convertible securities, may exceed the number of shares of common stock currently authorized under our charter in certain circumstances (based on the operation of a net settlement feature of the Company’s 3% senior convertible debentures due 2027, which could result in the issuance of additional shares of our common stock). The Company also expects it may need to reserve additional shares of common stock in the future for similar purposes, although the Company does not presently have any definitive plans, arrangements or understandings with respect to the issuance of any additional authorized shares of common stock.

When issued, any additional shares of common stock authorized by the amendment will have the same rights and privileges as the shares of common stock currently authorized and outstanding. Holders of common stock have no preemptive rights and, accordingly, stockholders would not have any preferential rights to purchase any of the additional shares of common stock when such shares are issued.

Although our board will issue common stock only when required or when the board considers such issuance to be in the best interests of our stockholders, the issuance of additional shares of common stock may, among other things, have a dilutive effect on the earnings per share (if any) and on the equity and voting rights of stockholders. Furthermore, since Delaware law requires the vote of a majority of shares of each class of stock in order to approve certain mergers and reorganizations, the proposed amendment could permit the board of directors to issue shares to persons supportive of management’s position. Such persons might then be in a position to vote to prevent a proposed business combination that is deemed unacceptable to the board of directors, although it may be perceived to be desirable by some stockholders, including, potentially, a majority of stockholders. This could provide management with a means to block any majority vote which might be necessary to effect a business combination in accordance with applicable law, and could enhance the ability of our directors to retain their positions. Additionally, the presence of such additional authorized but unissued shares of common stock could discourage unsolicited business combination transactions that might otherwise be desirable to stockholders.

The increase in the authorized shares of common stock has not, however, been proposed for an anti-takeover-related purpose and we have no knowledge of any current efforts to obtain control of the Company or to effect large accumulations of our common stock. This Proposal 2 is not part of any plan by the Company to adopt a series of amendments to its charter or bylaws to make a takeover of the Company more difficult. Moreover, we are not submitting this Proposal 2 to enable us to block any efforts by another party to acquire a controlling interest or to seek representation on the board of directors.

It is not the present intention of the board of directors to seek stockholder approval prior to any issuance of shares of common stock that would become authorized by the amendment unless otherwise required by law or regulation. Frequently, opportunities arise that require prompt action, and it is the belief of the board of directors that the delay necessitated for stockholder approval of a specific issuance could be to the detriment of the Company and its stockholders.

Our board believes that the benefits of providing it with the flexibility to issue shares without delay for any proper business purpose outweigh the possible disadvantages discussed above, and that it is advisable and in the best interests of stockholders to provide the advantage of greater flexibility which will result from the amendment.

Subject to stockholder approval of Proposal 2, the first sentence of Article FOUR of the Company’s Second Amended and Restated Certificate of Incorporation would be amended and restated in its entirety to read as follows:

“FOUR: Stock.  The total number of shares of all classes of stock which the Corporation shall have authority to issue is Fifty-Five Million (55,000,000) shares, par value $.01 per share, of which Fifty Million (50,000,000) shall be common stock (the “Common Stock”) and Five Million (5,000,000) shall be Preferred Stock (“Preferred Stock”).”

If the proposed charter amendment as outlined in this Proposal 2 is approved by the stockholders, the board of directors will cause a Certificate of Amendment reflecting the adopted amendment to be filed with the Secretary of State of Delaware. The Certificate of Amendment will be effective upon its filing.

If the stockholders do not adopt this Proposal, a Certificate of Amendment will not be filed with the Secretary of State of Delaware. In this event, the Company would be unable to issue all shares underlying convertible securities that are currently outstanding, including shares issuable upon exercise of stock options awarded to the Company’s employees. The Company might also be required to find alternative means to finance future acquisitions or other capital needs besides issuing shares of common stock, or may be unable to consummate such acquisitions at all. Even if other alternatives financing alternatives were available, they might require additional indebtedness or may not be available on favorable terms.

No Appraisal Rights

No appraisal rights are available under the Delaware General Corporation Law for our stockholders in connection with the proposal to approve the proposed charter amendment.

Vote

The affirmative vote of a majority of the outstanding shares of Company’s common stock is required for approval of the proposed amendment to the Company’s Second Amended and Restated Certificate of Incorporation to increase the authorized shares of the Company’s Common Stock, par value $0.001 from 25,000,000 to 50,000,000.

Recommendation of the Board

The board of directors has unanimously determined that the charter amendment is advisable and in the best interests of the Company and its stockholders and unanimously recommends that the Company’s stockholders vote “FOR” the charter amendment (Proposal 2).

SECURITIES OWNERSHIP

Securities Ownership of Management

The following table is based on reports filed with the SEC and sets forth, as of June 27, 2008, the beneficial ownership of common stock of our directors, each of our executive officers and all directors and executive officers as a group, as determined in accordance with SEC rules.

	Amount and
	Nature of
	Beneficial
Name of Beneficial Owner	Ownership(1)		Percent of Class

Joseph S. Compofelice	176,852	(2)(7)(9)	1%
Richard A. Bachmann	12,392		*
Kenneth M. Burke	10,392		*
Edward C. Hutcheson, Jr.	8,072		*
Myles W. Scoggins	12,392		*
Per Staehr	7,392		*
Ben Guill	5,799		*
Geoff Jones	60,410	(3)(5)(7)(8)(9)	*
Robert V. O’Connor	38,000	(6)(7)(8)(9)	*
D. Michael Wallace	47,308	(5)(7)(8)(9)	*
Rishi A. Varma	37,089	(4)(5)(7)(8)(9)	*
All directors and executive officers as a group (11 persons)	416,098		3%

*	Less than one percent.

(1)	Unless otherwise indicated, the securities are held with sole voting and investment power.

(2)	Mr. Compofelice shares investment power over 1,000 shares of common stock with a minors trust. Mr. Compofelice disclaims beneficial ownership with respect to these 1,000 shares.

(3)	Includes 7,500 shares held by Mr. Jones and subject to restrictions that lapse in annual 25% increments, which began on September 1, 2006.

(4)	Includes 3,334 shares subject to restrictions that lapse in annual 33% increments, which began on May 2, 2006.

(5)	Includes the following number of shares subject to restrictions that lapse 100% on March 13, 2009: Mr. Jones, 7,000; Mr. Varma, 6,100; and Mr. Wallace, 3,500.

(6)	Includes 10,000 shares subject to restrictions that lapse 100% on July 5, 2009.

(7)	Includes the following number of shares subject to options that are exercisable: Mr. Compofelice, 100,050; Mr. Jones, 10,968; Mr. O’Connor, 6,700; Mr. Wallace, 12,623 and Mr. Varma, 6,345.

(8)	Includes the following number of shares subject to restrictions that lapse 100% on March 21, 2010: Mr. Jones, 6,700; Mr. O’Connor, 3,800; Mr. Wallace, 6,700 and Mr. Varma, 6,700.

(9)	Includes the following number of shares subject to restrictions that lapse 100% on February 13, 2011: Mr. Compofelice 32,922, Mr. Jones 10,659; Mr. O’Connor 11,725; Mr. Wallace 9,593; Mr. Hoover 3,350; and Mr. Varma 10,659. It also includes the following number of shares granted under performance rights: Mr. Compofelice 16,250; Mr. Jones, 5,250; Mr. O’Connor, 5,775; Mr. Wallace, 4,725; and Mr. Varma, 5,250. These performance shares vest on February 13, 2011 as follows: (i) 0% if the three-year average share price is less than $34.43, (ii) 20% if the three-year average share price is at $34.43, and (iii) 100% if the three-year average share price is at or above $40.54. Between 20% and 100% straight-line interpolation is used to determine vesting. In addition, after February 13, 2009, if during any consecutive 20-day trading period the Company’s average closing share price equals or exceeds $42.53/share, all such performance shares become immediately vested.

Securities Ownership of Certain Beneficial Owners

The following table is based solely on reports filed with the SEC and indicates the beneficial ownership, as of June 27, 2008, of our common stock by each person known by us to beneficially own more than 5% of our outstanding common stock as determined in accordance with SEC rules.

	Amount and Nature
	of Beneficial		Percent of
Name and Address of Beneficial Owner	Ownership		Class

Kistefos AS	2,885,958	(1)	20.0%	(1)
Christen Sveaas		(1)		(1)
Highbridge International LLC	2,056,239	(2)	9.99%	(2)
Highbridge Convertible Arbitrage Master Fund, L.P.		(2)		(2)
Highbridge Statistical Opportunities Master Fund, L.P.		(2)		(2)
Dimensional Fund Advisors LP	1,245,712	(3)	8.3%	(3)
Portside Growth and Opportunity Fund	1,237,011	(4)	7.9%	(4)
Ramius LLC		(4)		(4)
C4S & Co., L.L.C.		(4)		(4)
Peter A. Cohen		(4)		(4)
Morgan B. Stark		(4)		(4)
Thomas W. Strauss		(4)		(4)
Jeffrey M. Solomon		(4)		(4)
Schultze Asset Management, LLC	1,075,154	(5)	7.2%	(5)
Schultze Master Fund, Ltd.		(5)		(5)
George J. Schultze		(5)		(5)
Capital Ventures International	989,609	(6)	6.0%	(6)
Heights Capital Management, Inc.		(6)		(6)
Bay Harbour Management, L.C	803,796	(7)	5.4%	(7)

(1)	As of September 27, 2007, based on an amendment to a Schedule 13D filed jointly by Kistefos AS and Christen Sveaas. As the sole direct and indirect owner of Kistefos AS, Christen Sveaas is the beneficial owner of 2,885,958 shares of our common stock. Christen Sveaas has shared voting and dispositive power with Kistefos AS with respect to the shares it owns due to his ownership control of Kistefos AS. The address of the principal business office of each of Kistefos AS and Mr. Sveaas is Stranden 1, N-0250 Oslo, Norway.

(2)	As of May 16, 2008, based on a Schedule 13G filed jointly by Highbridge International LLC (“Highbridge International”), Highbridge Convertible Arbitrage Master Fund, L.P. (“Highbridge Convertible”), Highbridge Statistical Opportunities Master Fund, L.P. (“Highbridge Statistical”), Highbridge Capital Management, LLC (“Highbridge Capital”), Glenn Dubin (“Dubin”) and Henry Swieca (“Swieca”). According to the Schedule 13G, 1,979,218 of such shares are issuable upon conversion of $80,000,000 principal amount of the Company’s 6.50% Senior Convertible Debentures due May 16, 2028 (the “Senior Notes”), and assuming a conversion price of $40.42 per share, and 77,000 of such shares are issuable upon exercise of call options expiring June 20, 2008. According to the Schedule 13G, (i) Highbridge International beneficially owns Senior Notes convertible into 1,830,777 shares and call options to purchase 71,200 shares, (ii) Highbridge Convertible beneficially owns Senior Notes convertible into 148,441 shares and call options to purchase 5,800 shares, (iii) Highbridge Statistical beneficially owns 21 shares, and (iv) each of Highbridge Capital, Glenn Dubin and Henry Swieca may be deemed the beneficial owner of Senior Notes convertible into 1,979,218 shares and call options to purchase 77,000 shares beneficially owned by Highbridge International and Highbridge Convertible and 21 shares beneficially owned by Highbridge Statistical. All such persons report shared power to vote or direct the vote and shared power to dispose or direct the disposition of such shares reported in the prior sentence. Highbridge International and Highbridge Convertible may not convert Senior Notes until such time as all such reporting persons would not beneficially own after any such exercise more than 9.99% of the outstanding shares. The shares reported as issuable upon conversion of the Senior Notes do not include any accrued and unpaid interest. Highbridge Capital is the trading manager of Highbridge International, Highbridge Convertible and Highbridge Statistical. Dubin is the CEO and Swieca is the Chief Investment Officer of Highbridge Capital. Highbridge Capital, Dubin and Swieca disclaim beneficial ownership of shares held by Highbridge International, Highbridge Convertible and Highbridge Statistical. The address of the principal business office of Highbridge International, Highbridge Convertible and Highbridge Statistical is c/o Harmonic Fund Services, The Cayman Corporate Centre, 4th Floor, 27 Hospital Road, Grand Cayman, Cayman Islands, British West Indies, and the address of the principal business office of Highbridge Capital, Dubin and Swieca is c/o Highbridge Capital, 9 West 57th Street, 27th Floor, New York, New York 10019.

(3)	As of December 31, 2007, based on an amendment to Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”). Dimensional furnishes investment advice to four investment companies (the “Funds”) registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. According the amendment to the Schedule 13G, in its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities described in this schedule that are owned by the Funds. The address of the principal business office of Dimensional is 1299 Ocean Avenue, Santa Monica, CA 90401.

(4)	As of May 16, 2008, based on a Schedule 13G filed jointly by Portside Growth and Opportunity Fund (“Portside”), Ramius LLC (“Ramius”), C4S & Co., L.L.C. (“C4S”), Peter A. Cohen (“Cohen”), Morgan B. Stark (“Stark”), Thomas W. Strauss (“Strauss”) and Jeffrey M. Solomon (“Solomon”). According to the Schedule 13G, such shares are issuable upon conversion of $50,000,000 principal amount of the Senior Notes and assuming a conversion price of $40.42 per share. According to the Schedule 13G, Portside, Ramius and C4S have sole power to vote or direct the vote and sole power to dispose or direct the disposition of all such shares issuable upon conversion, and Cohen, Stark, Strauss and Solomon have shared power to vote or direct the vote and shared power to dispose or direct the disposition of all such shares issuable upon conversion. Portside has the right to convert the Senior Notes into shares of the Company’s common stock provided Portside would not beneficially own more than 9.99% of the outstanding shares of the Company’s common stock after any such exercise. Ramius is the investment manager of Portside with the power to made decisions respecting the disposition of the proceeds from the sale of shares of the Company’s common stock, among other things. C4S is the management member of Ramius and directs its operations. Messrs. Cohen, Stark, Strauss and Solomon are the sole management members of C4S and it that capacity direct its operations. Each of Ramius, C4S and Messrs. Cohen, Stark, Strauss and Solomon may be deemed to beneficially own the $50,000,000 aggregate principal amount of the Senior Notes owned by Portside but disclaim such beneficial ownership. The address of the principal business office of Portside, Ramius, C4S, Cohen, Stark, Strauss and Solomon is c/o Ramius LLC, 599 Lexington Avenue, 20th Floor, New York, New York 10022.

(5)	As of December 31, 2007, based on an amendment to Schedule 13G filed jointly by Schultze Asset Management, LLC (“Schultze Management”), Schultze Master Fund, Ltd. (“Schultze Master”) and George J. Schultze (“Schultze”). According to the amendment to the Schedule 13G, Schultze Management and Schultze have shared power to vote or direct the vote and the shared power to dispose or direct the disposition of all such shares, and Schultze Master has the shared power to vote or direct the vote and the shared power to dispose or direct the disposition of 972,788 of such shares. According to the amendment, Schultze Management acts as investment manager for investors and, pursuant to investment management agreements between Schultze Management and each such account, Schultze Management has the sole power to vote and dispose of the securities owned by the accounts. According to the amendment, Schultze Master is one of Schultze Management’s managed accounts. George J. Schultze is the Managing Member of Schultze Management and exercises sole voting and investment control over Schultze Management. The address of the principal business office of Schultze Management and Schultze is 3000 Westchester Avenue, Purchase,

NY 10577, and the address of the principal business office of Schultze Master is c/o Q&H Corporate Services Ltd., Third Floor, Harbour Centre, P.O. Box 1348GT, Grand Cayman, Cayman Islands.

(6)	As of May 16, 2008, based on a Schedule 13G filed jointly by Capital Ventures International (“Capital Ventures”) and Heights Capital Management, Inc. (“Heights Capital”). According to the Schedule 13G, such shares are issuable upon conversion of $40,000,000 principal amount of the Senior Notes and assuming a conversion price of $40.42 per share. According to the Schedule 13G, Capital Venture and Heights Capital have shared power to vote or direct the vote and the shared power to dispose or direct the disposition of all such shares issuable upon conversion. Heights

Capital serves as the investment advisor of Capital Ventures and may be deemed to be the beneficial owner of all such shares owned by Capital Ventures, but disclaims such beneficial ownership. The address of the principal business office of Capital Ventures is One Capitol Place, P.O. Box 1787 GT, Grand Cayman, Cayman Islands, British West Indies and the address of the principal business office of Heights Capital is 101 California Street, Suite 3250, San Francisco, California 94111.

(7)	As of December 31, 2007, based on a Schedule 13G filed by Bar Harbour Management, L.C. (“Bar Harbour”). According to the Schedule 13G, Bar Harbour has the sole power to vote or direct the vote and the sole power to dispose or direct the disposition of all such shares. Such shares are held by certain investment funds and managed accounts advised by Bar Harbour. According to the Schedule 13G, Steven A. Van Dyke, Douglas P. Teitelbaum and John D. Stout are the controlling principals of Bar Harbour. The address of the principal business office of Bar Harbour is 885 Third Avenue, 34th Floor, New York, NY 10022.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of twenty-five million shares of common stock, $0.01 par value per share, and five million shares of preferred stock, $0.01 par value per share, issuable in series. As of June 27, 2008, 15,165,595 shares of our common stock were issued and outstanding, no shares of preferred stock were issued or outstanding, 715,111 shares of our common stock were reserved for issuance under the Trico Marine Services, Inc. Amended and Restated 2004 Stock Incentive Plan, 1,581,902 shares of our common stock are issuable upon exercise of the phantom stock units issued in connection with the acquisition, 7,422,069 shares of our common stock are issuable upon conversion of the debentures issued in connection with the acquisition (assuming the conversion of the debentures at their initial conversion rate), a maximum of up to 2,963,565 shares of our common stock are issuable, under certain circumstances, to holders of our 3% senior convertible debentures due 2027 (based on the operation of a net settlement feature of such senior convertible debentures), and 494,645 shares of our common stock were reserved for issuance upon exercise of our warrants. Our common stock is listed on The NASDAQ Global Market under the symbol “TRMA.”

The following description of our capital stock is qualified in its entirety by reference to our Second Amended and Restated Certificate of Incorporation and Sixth Amended and Restated Bylaws, copies of which are filed as exhibits to our Current Reports on Form 8-K filed on March 16, 2005 and June 9, 2008, respectively, which are incorporated by reference into this proxy statement. References in this proxy statement to our certificate of incorporation or bylaws means our certificate of incorporation and bylaws as amended.

Common Stock

Each holder of common stock is entitled to one vote for each share of common stock held of record on all matters on which stockholders are entitled to vote; stockholders may not cumulate votes for the election of directors. Subject to the prior rights and preferences, if any, applicable to shares of the preferred stock that may be issued by us, holders of our common stock shall be entitled to receive such dividends as may be declared thereon by our board of directors at any time and from time to time. We have never paid cash dividends on our common stock and do not anticipate paying dividends for the foreseeable future. In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of our company, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of preferred stock, the holders of our common stock shall be entitled to receive all of our remaining net assets available for distribution to our stockholders, ratably in proportion to the number of shares of our common stock held by them.

Preferred Stock

Our board of directors has the authority, without approval of our stockholders, to issue shares of preferred stock in one or more series and to fix the designation, number of shares and rights, preferences and limitations of each series. The affirmative vote of at least five directors is required to approve any issuance of preferred stock. We may issue preferred stock only for cash consideration. Among the specific matters that may be determined by our board of directors are the dividend rights, the redemption price, if any, the terms of a sinking fund, if any, the amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, conversion rights, if any, and voting powers, if any. Holders of our preferred stock shall not be entitled to vote separately as a class with respect to any amendment to our certificate of incorporation (as amended) to increase the number of authorized shares of preferred stock.

Warrants

Our Series A Warrants are exercisable until March 15, 2010 for, in the aggregate, 499,429 shares of our common stock, with a per share exercise price of $18.75. As of the date of this proxy statement, 494,645 Series A Warrants remain outstanding.

Certain Charter and Bylaw Provisions

Classified Board of Directors

Our board of directors consists of three staggered classes of directors, to be as nearly equal in size as is possible, with each class to be elected by the holders of our common stock at every third annual meeting subsequent to the meeting at which they were duly elected.

Board of Directors

Our certificate of incorporation provides that the number of directors shall be seven and shall thereafter be enlarged or reduced only with the approval of the holders of at least two-thirds of the voting power of all outstanding shares of our capital stock. Pursuant to our certificate of incorporation, a vote of a majority of all of our then-outstanding shares of capital stock entitled to vote at an election of directors is required to remove a director with cause and a vote of two-thirds of all of our then-outstanding shares of capital stock entitled to vote at an election of directors is required to remove a director without cause. Our certificate of incorporation also provides that newly created directorships resulting from an increase in the size of our board of directors and any vacancy occurring on our board of directors as a result of the removal of a director shall be filled by vote of our stockholders.

Stockholder Action by Unanimous Consent

Our certificate of incorporation provides that stockholder action may be taken only at an annual or special meeting of our stockholders or by unanimous written consent of our stockholders. As a result, our stockholders may not act upon any matter except at a duly called meeting or by unanimous written consent.

Amendments to the Certificate of Incorporation and Bylaws

Effective as of March 15, 2008, the affirmative vote of the holders of at least a majority of the voting power of all of our then-outstanding shares of capital stock shall be required to adopt, amend or repeal our certificate of incorporation, except with respect to those provisions of our certificate of incorporation relating to actions requiring the approval of the holders of at least two-thirds of the voting power of all of our then-outstanding shares of capital stock, which provisions may only be adopted, amended or repealed upon the affirmative vote of the holders of at least such two-thirds of the voting power. At any time, the affirmative vote of at least two-thirds of the voting power of all of our then-outstanding shares of capital stock shall be required to adopt, amend or repeal our bylaws. Our board of directors can adopt, amend or repeal our bylaws at any time.

Advance Notice of Stockholder Nominations and Stockholder Business

Our bylaws permit our stockholders to nominate a person for election as a director or bring other matters before a stockholders’ meeting only if such stockholder (i) is a stockholder of record at the time of giving of notice required by our bylaws, (ii) shall be entitled to vote at such meeting and (iii) complies with the notice procedures set forth in our bylaws and described in more detail below.

Stockholder Proposals

Notice from a stockholder intending to propose business (other than the nomination of directors) at a meeting of our stockholders must be furnished to our corporate secretary not less than 120 days prior to the anniversary date of the proxy statement for the preceding annual meeting of our stockholders if the stockholder wishes to have his proposal included in our proxy statement for our annual meeting, or not less than 30 days prior to the anniversary date of the proxy statement for the preceding annual meeting of our stockholders otherwise, subject to certain exceptions applicable principally to special meetings. The stockholder’s notice to our corporate secretary must contain as to each matter (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and address, as they appear on our books, of the stockholder proposing such business, (iii) the acquisition date, the class and the number of shares of our voting stock which are owned beneficially by the stockholder, (iv) any material interest of the stockholder in such business and (v) a representation that the stockholder intends to appear in person or by proxy at the meeting to bring the proposed business before the meeting.

Stockholder Nominations

In the case of nominations for directors, the notice from the stockholder must be furnished to our corporate secretary, in the case of an annual meeting, not less than 30 days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of our stockholders and, in the case of a special meeting, not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever first occurs. Such notice must also include as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to the person that is required to be disclosed in solicitations for proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Exchange Act (including the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected). Such notice must also set forth: (i) the name and address, as they appear on our books, of the stockholder making such nomination, and (ii) the class and the number of shares of our voting stock which are owned beneficially by the stockholder. At the request of any officer of our company, any person nominated by our board of directors for election as a director shall furnish to our corporate secretary the information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee.

With respect to a nomination for a director, the chairman of the meeting of stockholders shall, if facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures set forth in our bylaws. If the Chairman of our board of directors should so determine, the Chairman shall so declare to the meeting and the defective nomination shall be disregarded.

Special Meetings of the Stockholders

Our bylaws permit special meetings of stockholders to be called for any purpose or purposes by the Chairman of our board, by our Chief Executive Officer, or by a majority of our board of directors. Our bylaws also require our Secretary to call a special meeting within fifteen days of receipt of a request from any three or more holders of record of our capital stock entitled to vote at such meeting, provided that: (i) each such holder is unaffiliated with the other and hold at least 1% of such stock, and (ii) that holders collectively hold at least 30% of such stock in the aggregate. Such notice is required to state the business proposed to be transacted at the special meeting, and business transacted at a special meeting shall be confined to the purpose(s) stated in such notice. Written notice of the place, date, hour and purpose or purposes for which the meeting is called, shall be given to each stockholder entitled to vote thereat not less than ten nor more than sixty days before the date of the meeting. The notice may be delivered either personally or by mail.

Section 203 of the DGCL

We are not subject to Section 203 of the Delaware General Corporation Law, which prohibits Delaware corporations from engaging in a wide range of specified transactions with any interested stockholder, defined to include, among others, any person other than such corporation and any of its majority owned subsidiaries who own

15% or more of any class or series of stock entitled to vote generally in the election of directors, unless, among other exceptions, the transaction is approved by (i) our board of directors prior to the date the interested stockholder obtained such status or (ii) the holders of two thirds of the outstanding shares of each class or series of stock entitled to vote generally in the election of directors, not including those shares owned by the interested stockholder.

Limitation on Foreign Ownership of Our Stock

Our restated certificate of incorporation provides that no shares held by or for the benefit of persons who are non-U.S. citizens that are determined, collectively with all other shares so held, to be in excess of 24.99% of our outstanding capital stock (or any class thereof) are entitled to vote or to receive or accrue rights to any dividends or other distributions of assets paid or payable to the other holders of our capital stock. Those shares determined to be in excess of 24.99% shall be the shares determined by our board of directors to have become so owned most recently. In addition, our restated certificate of incorporation provides that, at the option of our board, we may redeem such excess shares for cash or for promissory notes of our company with maturities not to exceed ten years and bearing interest at the then-applicable rate for U.S. treasury instruments of the same tenor. U.S. law currently requires that less than 25% of the capital stock of our company (or of any other provider of domestic maritime support vessels) may be owned directly or indirectly by persons who are non-U.S. citizens. Ownership of 25% or more of our capital stock by non-U.S. citizens could result in the loss of our permits to engage in coastwise trade.

Potential Anti-Takeover Effects

The separation of our board of directors into classes, the super-majority requirement for amending our certificate of incorporation and bylaws and for increasing the size of our board, the limitation of stockholder action by written consent to situations where such action is unanimous and the existence of authorized but unissued common stock and undesignated preferred stock each may have the effect of delaying, deferring or preventing a change in control of our company, and thereby protecting the continuity of our management.

Transfer agent and registrar

Our transfer agent and registrar for the common stock is Mellon Investor Services LLC.

INCORPORATION BY REFERENCE; WHERE YOU CAN FIND MORE INFORMATION

This proxy statement incorporates by reference important business and financial information about Trico Marine Services, Inc. from documents it has filed with SEC that are not included in or delivered with this proxy statement. Any statement contained in a document incorporated by reference in this proxy statement is automatically updated and superseded by any information contained in this proxy statement, or in any subsequently filed document of the types described below. We incorporate into this proxy statement by reference the following information filed by us with the SEC:

•	the unaudited financial statements (including the notes thereto) of the Company as of and for the quarter ended March 31, 2008 included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 (SEC File No. 001-33402);

•	the audited financial statements (including the notes thereto) of the Company as of and for the fiscal year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (SEC File No. 001-33402);

•	the information appearing under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk,” “Financial Statements and Supplementary Data,” and “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (SEC File No. 001-33402); and

•	the Company’s Current Reports Form 8-K filed on May 16, 2008 (as amended on May 19, 2008), June 3, 2008 (as amended on June 16, 2008) and June 13, 2008 (SEC File No. 001-33402).

You may read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings with the SEC are also available to the public at its web site at http://www.sec.gov/. You can also obtain the information incorporated by reference in this proxy statement without charge by requesting it in writing or by telephone from the Corporate Secretary, at Trico Marine Services, Inc., 3200 Southwest Freeway, Suite 2950, Houston, TX 77027, telephone number (713) 780-9926.

Information and statements contained in this proxy statement, or any annex to this proxy statement, are qualified in all respects by reference to the copy of the relevant contract or other annex to this proxy statement.

All information contained in this proxy statement relating to us has been supplied by us, and all such information relating to DeepOcean has been supplied by DeepOcean. Information provided by either DeepOcean or us does not constitute any representation, estimate or projection of the other.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the special meeting and will have an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions from stockholders.

By Order of the Board of Directors,

Rishi A. Varma
Corporate Secretary

Houston, Texas
July 3, 2008

ANNEX A

AMENDMENT TO
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The first sentence of Article FOUR of the Company’s Second Amended and Restated Certificate of Incorporation shall be amended and restated in its entirety to read as follows:

FOUR: Stock.  The total number of shares of all classes of stock which the Corporation shall have authority to issue is Fifty-Five Million (55,000,000) shares, par value $.01 per share, of which Fifty Million (50,000,000) shall be common stock (the “Common Stock”) and Five Million (5,000,000) shall be Preferred Stock (“Preferred Stock”).”

A-1

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of DeepOcean ASA

We have audited the accompanying consolidated balance sheets of DeepOcean ASA (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of DeepOcean ASA as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Haugesund, Norway
March 26, 2008

Consolidated statements of income for the year ended 31 December
(Numbers in NOK 1000)

	Note	2007	2006	2005

Revenue	4	1,938,074	1,479,605	549,129
Project costs — charter of vessels and consumables used		(945,935)	(886,426)	(344,325)
Employee benefit expenses	10	(468,723)	(253,849)	(99,591)
Depreciation and amortisation expenses	11	(188,909)	(86,447)	(29,396)
Other expenses		(119,559)	(70,652)	(13,193)

Operating profit	4	214,948	182,232	62,624
Share of loss in associates	6	—	—	(57)
Finance income	7	2,511	5,944	5,376
Foreign exchange gain/(loss) and other financial income	7	15,783	12,595	11,503
Finance costs	7	(81,240)	(18,210)	(6,830)
Foreign exchange loss and other financial costs	7	(26,851)	(20,474)	(6,963)

Profit before income tax expense		125,151	162,086	65,652
Income tax expense	8	(14,605)	(47,008)	(18,296)

Profit for the year from continuing operations		110,546	115,078	47,356

Profit for the year		110,546	115,078	47,356

Attributable to:
Equity holders of the parent		110,513	115,078	47,356
Minority interests		33	—	—

		110,546	115,078	47,356

Earnings per share (NOK)	9	1.25	1.56	1.27

Diluted earnings per share (NOK)		1.25	1.56	1.27

Consolidated balance sheets as at 31 December
(Numbers in NOK 1000)

		2007	2006

ASSETS
Non-current assets
Property, plant and equipment	12	1,457,732	1,166,670
Financial assets	14, 21	13,991	3,168
Investments accounted for using the equity method	6	—	—
Goodwill	13	615,562	692,728
Other intangible assets	13	71,196	92,535
Deferred tax asset	8	—	—

Total non-current assets		2,158,481	1,955,101

Current assets
Trade receivables	15	419,290	466,969
Other current assets	16	309,550	186,288
Cash and cash equivalents	17	248,746	98,315

Total current assets		977,586	751,572

TOTAL ASSETS		3,136,067	2,706,673

EQUITY AND LIABILITIES
Equity attributable to equity holders of the parent
Share capital	20	44,074	44,074
Other reserves	20	947,008	947,008
Translation reserves		(136,055)	(23,244)
Retained earnings		305,104	174,100
Minority interests		18,779	—

Total equity		1,178,910	1,141,938

Non current liabilities
Long term borrowings	23, 26	1,058,779	700,843
Deferred tax liability	8	59,183	104,218
Long term provisions	21	—	—

Total non current liabilities		1,117,962	805,061

Current liabilities
Trade and other payables	25	181,689	214,317
Short-term borrowings	17, 24	67,163	76,368
Current portion of long-term borrowings	24	382,358	119,627
Current tax payable	8	25,523	11,810
Short-term provisions	22	182,462	337,552

Total current liabilities		839,195	759,674

Total liabilities		1,957,157	1,564,735

TOTAL EQUITY AND LIABILITIES		3,136,067	2,706,673

Consolidated statements of cash flow
(Numbers in NOK 1000)

	2007	2006	2005

Operating income before tax	125,151	162,086	65,652
Income taxes paid	(2,887)	(14,680)	(9,575)
Depreciation of fixed assets	188,909	86,447	29,396
Pension cost without cash effect	2,130	(2,813)	(3,434)
Profit from sale of non-current assets	(568)	72	—
Net change in debtors	(120,374)	(257,394)	(48,541)
Net change in creditors	56,139	83,169	9,688
Net change in net other current assets and liabilities	(86,980)	7,103	50,061

Net cash inflow/(outflow) from operating activities	161,520	63,990	93,247

Proceeds from sale of tangible fixed assets	1,655	9,124	—
Purchase of tangible fixed assets	(563,489)	(633,146)	(45,151)
(Purchase) Sale of long term financial assets	(123,852)	(582,246)	12,199

Net cash inflow/(outflow) from investment activities	(685,686)	(1,206,268)	(32,952)

Proceeds from long-term loans	837,362	601,378	20,620
Repayment of long-term loans	(134,371)	(40,685)	(91,466)
Paid-in share capital/surplus	—	415,848	263,770
Paid-in minority interests	18,697
Dividends	(26,444)	—	(5,000)

Net cash inflow/(outflow)from financing activities	695,244	976,541	187,924

Currency differences	(20,647)	(3,610)	(16)

Net increase/(decrease) in cash and cash equivalents	150,431	(169,347)	248,203
Cash and cash equivalents beginning of period	98,315	267,662	19,459

Cash and cash equivalents at end of period	248,746	98,315	267,662

Statement of changes in stockholders’ equity
(Numbers in NOK 1000)

		Attributable to Parent Company Equity Holders
			Share
		Share	Premium	Transl.	Hedging	Retained		Minority	Total
	Note	Capital	Reserve	Reserves	Reserves	Earnings	Total	Interests	Equity
	(NOK’000)

Equity as at 31.12.2005		35,175	541,706	11,651	—	64,306	652,839	—	652,839

Profit (loss) for the period						115,080	115,080		115,080
Purchase/sale of own shares						1,648	1,648		1,648
Issue of share capital no. 1		2,648	124,475				127,124		127,124
Costs related to share issue no. 1			(846)				(846)		(846)
Issue of share capital no. 2		6,250	293,750				300,000		300,000
Costs related to share issue no. 2			(12,078)				(12,078)		(12,078)
Currency translation differences				(34,895)			(34,895)		(34,895)
Net gain on hedge of net investment					(6,934)		(6,934)		(6,934)

Equity as at 31.12.2006		44,074	947,008	(23,248)	(6,934)	181,033	1,141,934	—	1,141,934

Profit (loss) for the period						110,514	110,514	33	110,547
Minority interest							—	18,747	18,747
Dividends						(26,444)	(26,444)		(26,444)
Change of functional currency						(9,755)	(9,755)		(9,755)
Currency translation differences				(112,807)			(112,807)		(112,807)
Net gain on hedge of net investment					56,688		56,688		56,688

Equity as at 31.12.2007		44,074	47,008	(136,055)	49,754	255,348	1,160,130	18,780	1,178,910

Note 1  Corporate information

DeepOcean ASA is a public limited company registered in Norway. The company’s head office is located in Stoltenberggaten 1, 5504 Haugesund, Norway. The principal activities of the Company and its subsidiaries (the Group) are described in note 4.

The financial statements were approved by the board for publication on 26 March 2008.

Note 2	Summary of significant accounting policies

Statement of compliance

At December 31, 2007, the accounting standards and interpretations that have been adopted by the European Union were the same as International Financial Reporting Standards (including IASs and Interpretations) published by the IASB, with the exception of IAS 39, which was only partially adopted, but which has no impact on DeepOcean’s financial statements. As a result, the Group’s consolidated financial statements have been prepared in accordance with International Financial Reporting Standards as published by the IASB (“IFRS”).

Basis of preparation

The financial statements have been prepared on the historical cost basis except for the revaluation of certain non-current assets and financial instruments. The principal accounting policies are set out below.

Standards and Interpretations effective in the current period

In the current year, the Group has adopted IFRS 7 Financial Instruments: Disclosures which is effective for annual reporting periods beginning on or after 1 January 2007, and the consequential amendments to IAS 1 Presentation of Financial Statements.

The impact of the adoption of IFRS 7 and the changes to IAS has been to expand the disclosures provided in these financial statements regarding the Group’s financial instruments and management of capital (see note 27).

Four Interpretations issued by the International Financial Reporting Interpretations Committee are effective for the current period. These are: IFRIC 7 Applying the Restatement Approach under IAS 29, Financial Reporting in Hyperinflationary Economies; IFRIC 8 Scope of IFRS 2; IFRIC 9 Reassessment of Embedded Derivatives; and IFRIC 10 Interim Financial Reporting and Impairment. The adoption of these Interpretations has not led to any changes in the Group’s accounting policies.

Consolidation

The consolidated financial statements incorporate the financial statements of DeepOcean ASA and its subsidiaries (the Group). The financial statements of subsidiaries are prepared for the same reporting period as the parent company, using consistent accounting principles. The group accounts show the total profit & loss and financial position for DeepOcean ASA and its controlling interest as a whole. The consolidated accounts include entities where DeepOcean ASA has direct or indirect ownership of more than 50% of the voting shares, or otherwise has control. Subsidiaries are consolidated 100% on a line by line basis in the group accounts.

Subsidiaries are consolidated from the date on which control is transferred to the DeepOcean Group and cease to be consolidated from the date when control is no longer with the DeepOcean Group. Acquisitions of subsidiaries are accounted for using the purchase method. The cost of an acquisition is measured as the fair value of assets acquired, shares issued or liabilities undertaken at the date of the acquisition, in addition of cost directly attributable to the acquisition. Costs of issuing equity instruments to effect a business combination is accounted for as a reduction in the proceeds from the equity issue. Any excess cost of acquisition over the fair value of the net assets acquired measured at the date of change of control, will be recorded as goodwill. All transactions between entities in the group, receivables, liabilities and unrealized profits are eliminated. Minority interests in equity as well as net income is reported separately in the consolidated financial statements.

Investment in associates

Investments in associate companies are accounted for under the equity method of accounting. An associate company is an entity in which the group has significant influence but not control. The reporting dates of the associated companies and the group are identical and the reporting from associate companies is adjusted to comply with requirements in IFRS. Investments in associate companies are carried in the balance sheet at cost plus post-acquisitions changes in the group’s share of net assets of the associate, less any impairment in value. When the Group’s share of the loss exceeds the investment, the investment is carried at zero value. If the Group’s share of the loss exceeds the investment, this will be recognized to the extent that the Group has obligations to cover this loss.

Functional currency and Presentation currency

Items included in the financial statements for each of the DeepOcean Group’s entities are measured using the currency of the economic environment in which the entity operates (“the functional currency”). The consolidated financial statements are presented in Norwegian kroner, which is DeepOcean Group’s presentation currency. Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions are recognized in the income statement. During the year the functional currency for the operations related to MV Deep Endeavour has been changed from NOK to USD. This is due to the fact that the major part of revenues and expenses for these operations are nominated in USD.

The results and financial position of an entity whose functional currency differ from DeepOcean Group’s presentation currency, is translated into the presentation currency using the following procedures:

•	Assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet date.

•	Income and expenses for each income statement is translated at the average exchange rates for the reporting period.

•	All resulting exchange differences are recognized as a separate component of equity. When subsidiaries are sold, the accumulated exchange differences relating to the subsidiary are taken to income.

Use of estimates

The preparation of financial statements in conformity with IFRS requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Although estimates are based on management’s best knowledge of current events and actions, actual results may ultimately differ from those estimates.

Segment information

A business segment is a group of assets and operations engaged in providing services or products that are subject to risks and returns that are different from those of other business segments. A geographical segment is engaged in providing services or products within a particular economic environment that is subject to risks and returns that are different from those of segments operating in other economic environments. The Group’s primary reporting format is business segment and its secondary format is geographical segment. The main business segments are Subsea Inspection, Maintenance and Repair (IMR), Survey and Construction Support and Trenching. The group’s geographical segment is determined by the different economic environments where services are provided.

Fixed assets

Vessels, property, plant and equipment acquired by the group companies are stated at historical cost. Depreciation is calculated on a straight-line basis or by the unit of production method. The carrying amount of fixed assets equals the historical cost less accumulated depreciation and any impairment charges. The depreciation charge reflects expected residual value. When an asset necessarily takes a substantial period of time to get ready for its intended use, financing costs directly attributable to the acquisition, construction or production of the assets are capitalized. Other borrowing costs are expensed.

Fixed assets are depreciated according to an individual assessment of useful life and expected residual value at the end of the useful life period. Specifically, depreciation is based on the following expected useful life period;

•	Vessels and ROV’s (Remote operated vehicles): 5-20 years

•	Equipment and Machinery: 3-5 years

•	Module Handling System: 15 years

Each part of a fixed asset that is significant to the total cost of the item shall be depreciated separately. Components with similar lifetime will be included in one component. The residual value and expected lifetime assumptions of long-life assets are reviewed at each balance sheet date, and where they differ significantly from previous estimates depreciation charges are changed accordingly. Significant mobilization cost for vessels is capitalized and depreciated over the charter period. The cost of periodic maintenance of vessels is capitalized and depreciated over the period until the next periodic maintenance. Fixed assets are reviewed for potential impairment whenever changes in circumstances or events indicate that the book value of assets may not be recoverable. For the purpose of assessing impairment, assets are grouped at the lowest level for which there is separately, identifiable and mainly independent cash inflows. An impairment amount is the amount by which the carrying amount of an asset exceeds its recoverable amount. The recoverable amount is the higher of its fair value less cost to sell and its fair value in use. The value in use is the present value of the future cash inflows expected to be derived from the asset.

Gains and losses on disposals are determined by comparing proceeds with carrying amount. Such gains and losses are included in the profit and loss statement.

Research and development

Expenses relating to research are recognised in the income statement when they are accrued.

Expenses relating to development are recognized in the income statement when they are incurred unless the following criteria are met in full:

•	the product or process is clearly defined and the cost elements can be identified and measured reliably;

•	the technical feasibility for the product has been demonstrated;

•	the product or process will be sold or used in the company’s operations;

•	the asset will generate future economic benefits; and

•	sufficient technical, financial and other resources for completing the project are present.

When all the above criteria are met, the costs relating to development start to be recognized in the balance sheet. Costs that have been charged as expenses in previous accounting periods are not recognized in the balance sheet. Recognized development costs are depreciated on a straight-line basis over the estimated useful life of the asset. The fair value of the development costs will be estimated when there is an indication of a fall in value or that the need for previous periods’ impairment losses no longer exists.

Intangible assets

Intangible assets are recognised in the balance sheet if it can be proven that there are probable future economic benefits that can be attributed to the asset that is owned by the company; and the asset’s cost price can be reliably estimated. Intangible assets are recognized at their cost price. Intangible assets with indefinite useful lives are not amortized, but impairment losses are recognized if the recoverable amount is less than the cost price. The recoverable amount is calculated each year or if there are any indications of a fall in value. Intangible assets with a finite useful life are amortized and any need for impairment losses to be recognized is considered. Depreciation is carried out using the straight-line method over the estimated useful life. The amortization estimate and method will be subject to an annual assessment based on the pattern of consumption of future economic benefits.

Goodwill

Excess value on the purchase of operations that cannot be allocated to the fair value of assets or liabilities on the acquisition date is classified in the balance sheet as goodwill. In the case of investments in associates, goodwill is included in the cost price of the investment.

The identifiable assets and liabilities on the transaction date are to be recognized at fair value on the transaction date. Any minority’s share of identifiable assets and liabilities is calculated on the basis of the minority’s share of the fair value of the identifiable assets and liabilities.

Should further information on assets and liabilities as at the transaction date come to light after the acquisition has taken place, the assessment of the fair value of assets and liabilities may be altered until the date when the first annual financial statements have been authorized for issue.

Goodwill is not amortized, but an assessment is made each year as to whether the carrying amount can be justified by future earnings. If there are indications of any need to recognize impairment losses relating to goodwill, an assessment will be made of whether the discounted cash flow relating to the goodwill exceeds the carrying amount of goodwill. If the discounted cash flow is less than the carrying amount, goodwill will be impaired to its fair value.

New building contracts

Installments on new building contracts are recorded in the balance sheet as current assets. Costs related to the on-site supervision and other pre-delivery construction costs are capitalized.

Leases

Leases of fixed assets, where the lease agreement transfers substantially all the risks and rewards incidental to ownership, are classified as finance leases. Finance leases are capitalized at the inception of the lease at the lower of the fair value of the leased property or the present value of the minimum lease payments. Each lease payment is allocated between the liability and finance charges. The corresponding rental obligations net of finance charges are included in other long-term interest-bearing liabilities. The interest element of the finance cost is charged to the income statement over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period. Fixed assets acquired under finance leases are depreciated over the shorter of the useful lifetime of the asset or the lease term. Leases where a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases net of any incentives received from the lessor are charged to the income statement on a straight-line basis over the period of the lease.

Trade and other receivables

Trade receivables are carried at their anticipated realizable value, which is the original invoice amount less an estimated valuation allowance for impairment of these receivables. A valuation allowance for impairment of trade receivables is made when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of the receivables.

Cash and cash equivalents

Cash and cash equivalents comprise cash on hand, deposits held at call with banks other short-term highly liquid investments with original maturities of three months or less. Bank overdrafts are included within borrowings in current liabilities on the balance sheet.

Treasury shares

The nominal value of any treasury shares held is deducted from registered share capital. Any differences between the nominal value and the acquisition price of treasury shares, together with any gains or losses on transactions therein, are recorded directly to reserves.

Interest-bearing loans and borrowings

All loans and borrowings are initially recognized at cost being the fair value of the consideration received net of issue costs associated with the borrowing. After initial recognition interest-bearing loans and borrowings are subsequently measured at amortized cost using the effective interest method. Thus, any difference between proceeds (net of transaction costs) and the redemption value is recognized on the income statement over the period of borrowings using the effective interest method. Amortized cost is calculated by taking into account any issue costs, and any discount or premium on settlement. Gains and losses are recognized in net profit or loss when the liabilities are derecognized or impaired, as well through the amortization process.

Provisions

Provisions are recognized when the Group has a present legal or constructive obligation as a result of past events, and it is more likely than not that an outflow of resources will be required to settle the obligation, and the amount can be reliably estimated.

Restructuring provisions only include direct expenses linked to the actual restructuring that is necessary and which is not part of the day-to-day operations. Restructuring provisions are recognized when the company has a detailed restructuring plan in which the business area is identified; the premises and type of departments that will be affected, the number of employees who will be compensated for dismissal, the type of expenses that will be incurred and when the restructuring is to begin have been clarified; and the restructuring plan has been communicated to those who will be affected by it. Gains from expected sales of assets are not taken into account when assessing the need for provisions. Non-current assets intended for sale are to be valued at the lower of their carrying amount and fair value (fair value less costs to sell).

Income taxes

The tax expense consists of the tax payable and changes to deferred tax. Deferred income tax is provided, using the liability method, on all temporary differences at the balance sheet date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Deferred income tax assets are recognized for all deductible temporary differences, carry-forward of unused tax assets and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry-forward of unused tax assets and unused tax losses can be utilized. The carrying amount of deferred income tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilized. Expected utilization of tax losses are not discounted when calculating the deferred tax asset.

First-time Adoption of International Financial Reporting Standards

The principles and policies as set out by IFRS were, for the first time, consistently applied to FY 2004.

DeepOcean applied the following voluntary exemptions in IFRS 1:

No retrospective application of IFRS 3 Business Combinations to previous acquisitions, mergers or demergers

Cumulative translation differences related to consolidation of foreign subsidiaries were deemed to be zero as at 1 January 2004, and were included in the accounting line retained earnings.

All cumulative unrecognised actuarial gains or losses on defined benefit plans were recognised in the opening balance sheet at the date of transition (1 January 2004).

Further, DeepOcean has taken advantage of the transitional provisions of IFRS 2 in respect of equity-settled awards and has applied IFRS 2 only to equity-settled awards granted after 7 November 2002 that had not been vested on or before 1 January 2005.

Pension obligations

The Group has defined benefit plans for seamen and administrative personnel. The liability of the defined benefit pension plans is the present value of the defined benefit obligation at the balance sheet date minus the fair value of plan assets, together with adjustments for actuarial gains/losses and past service cost. The defined benefit obligation is calculated by independent actuaries using the projected unit credit method and is measured as the present value of the estimated future cash outflows using interest rates of government securities that have terms to maturity approximating the terms of the related liability. The cost of providing pensions is charged to the income statement so as to spread the regular cost over the service lives of the employees. Actuarial gains and losses are recognized as income or expense when the net cumulative unrecognized actuarial gains and losses for each individual plan at the end of the previous reporting year exceed 10% of the higher of the defined benefit obligation and the fair value of plan assets at that date. These gains or losses are recognised over the expected average remaining service lives of the employees participating in the plans.

Share-based payment

IFRS 2 Share-based Payment requires an expense to be recognized where the Group buys goods or services in exchange for shares or rights over shares (equity-settled transactions), or in exchange for other assets equivalent in value to a given number of shares or rights over shares (cash-settled transactions). IFRS 2 is mandatory for accounting years beginning on or after 1 January 2005. The Group has taken advantage of the transitional provisions of IFRS 2 in respect of equity-settled awards and has not applied IFRS 2 to equity-settled awards granted prior to 7 November 2002. Payments made to employees due to cancellation of such grants are accounted for as a repurchase of equity instruments, i.e. as a deduction from equity.

Revenue recognition

Revenue comprises the fair value for the sale of goods and services, net of value-added tax, rebates and discounts and after eliminated sales within the DeepOcean Group. Revenue is recognized as follows.

Revenue related to time-charter contracts is recognized on a straight-line basis apportioned according to number of days each contract lasts before and after the end of the accounting period. Costs are expensed in the same period as related income.

Service revenue, derived from the hiring of equipment and operators to provide subsea services to our customers, consists primarily of revenue derived from billings that provide for a specific time for operators, material and equipment charges, which accrue daily and are billed periodically for the delivery for subsea services over a contractual term. Service revenue is generally recognized when a signed contract or other persuasive evidence of an arrangement exists, the service has been provided, the fee is fixed or determinable and collection of resulting receivables is reasonably assured.

When the outcome of a construction contract can be estimated reliably, contract revenue and contract costs associated with the construction contract is recognized as revenue and expenses respectively by reference to the stage of completion of the contract activity at the balance sheet date. An expected loss on the construction contract is recognized as an expense immediately. Depending on the nature of the contract, the stage of completion of a contract is determined based on either

(a) the proportion that contract costs incurred for work performed to date bear to the estimated total contract costs;

(b) surveys of work performed; or

(c) completion of a physical proportion of the contract work

Dividends

Dividends are recognized when the shareholder’s right to receive the payments is established which generally takes place upon approval by the shareholders General meeting.

Government grants

Subsidies from the authorities are not recognized until it is reasonably certain that the company will meet the conditions stipulated in connection with the receipt of the subsidies and that the subsidies will be granted. The recognition of subsidies is postponed and amortized over the period that the costs relating to that which the subsidies are intended for are incurred. Subsidies are recognized as deductions from the cost that the subsidy is meant to cover. Subsidies received to buy non-current assets are capitalized.

Financial instruments

The Group uses derivative financial instruments (such as foreign currency contracts) to hedge its risk associated with fluctuations in foreign currency exchange rates. Derivative financial instruments are recorded at fair value on the date a derivative contract is entered into, and are subsequently re-measured at their fair value. The method of recognizing the resulting gain or loss depends on whether the derivative is designated as a hedging instrument in accordance with the requirements set out by IAS 39, and if so, the nature of the item being hedged.

For the purpose of hedge accounting, hedges are classified as either fair value hedges when they are hedging the exposure to changes in the fair value of a recognized asset or liability; or as cash flow hedges when they are hedging exposure to variability in cash flows that is either attributable to a particular risk associated with a recognized asset or liability or a forecasted transaction.

In relation to fair value hedges that meet the conditions for special hedge accounting, any gain or loss from re-measuring the hedging instrument at fair value is recognized immediately in the income statement. Any gain or loss on the hedged item attributable to the hedged risk is adjusted against the carrying amount of the hedged item and recognized in the income statement.

In relation to cash flow hedges that meet the conditions for hedge accounting, the portion of the gain or loss on the hedging instrument that is determined to be an effective hedge is recognized directly in equity and the ineffective portion is recognised in net profit or loss.

When the hedged firm commitment results in the recognition of an asset or a liability then, at the time the asset or liability is recognized the associated gains or losses that had previously been recognised in equity are included in the initial measurement of the acquisition cost or other carrying amount of the asset or liability. For all other cash flow hedge the gains or losses that are recognized in equity are transferred to the income statement in the same period in which the hedged firm commitment affects the net profit and loss, for example when the future sale actually occurs.

For derivatives that do not qualify for hedge accounting any gains or losses arising from changes in fair value are taken directly to net profit or loss for the year.

Hedge accounting is discontinued when the hedging instrument expires or is sold, terminated or exercised, or no longer qualities for hedge accounting. At that point in time, any cumulative gains or losses on the hedging instrument recognized in equity is kept in equity until the forecasted transaction occurs. If a hedged transaction is no longer expected to occur, the net cumulative gain or loss recognized in equity is transferred to net profit or loss for the year.

Related party transactions

All transactions, agreements and business activities with related parties are negotiated on arm’s length basis in a manner similar to transactions with third parties.

Events after the balance sheet date

New information on the company’s positions at the balance sheet date is taken into account in the annual financial statements. Events after the balance sheet date that do not affect the company’s position at the balance sheet date but which will affect the company’s position in the future are disclosed if significant.

Earnings per share

The calculation of basic and diluted earnings per share is based on the majority’s share of result using the weighted average number of shares outstanding during the year after deduction of the average number of treasury shares held over the period.

Cash Flow

The Group applies the indirect method. Investment in shares and other liquid assets with maturity over three months are not included under cash equivalents.

Early adoption of Standards and Interpretations

In addition, the Group has elected to adopt the following in advance of their effective dates:

•	IAS 23 (Revised) Borrowing Costs (effective for accounting periods beginning on or after 1 January 2009);

•	IFRIC 13 Customer Loyalty Programmes (effective for accounting periods beginning on or after 1 July 2008).

The revisions to IAS 23 have had no impact on the Group’s accounting policies. The principal change to the Standard, which was to eliminate the previously available option to expense all borrowing costs when incurred, has no impact on these financial statements because it has always been the Group’s accounting policy to capitalize borrowing costs incurred on qualifying assets.

Adaption of IFRIC 13 have had no impact on the Group’s accounting policies

Standards and Interpretation in issue not yet adopted

At the date of authorization of these financial statements, other than the Standards and Interpretations adopted by the Group in advance of their effective dates (as described above) the following Standards and Interpretations were in issued but not yet effective:

•	IFRS 8 Operating Segments (effective for accounting periods beginning on or after 1 January 2009)

•	IFRIC 11 IFRS 2: Group and Treasury Share Transactions (effective 1 March 2007);

•	IFRIC 12 Service Concession Arrangements (effective 1 January 2008); and

•	IFRIC 14 IAS 19 — The limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction (effective 1 January 2008).

The directors anticipate that all of the above Interpretations will be adopted in the Group’s financial statements for the period commencing 1 January 2008 and that the adoption of those Interpretations will have no material impact on the financial statements of the Group in the period of initial application.

Note 3:	Estimates and judgements

In the application of the Group’s accounting policies, which are described in note 2, the directors are rquired to make judgements, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

Impairment of goodwill

Determining whether goodwill is impaired requires an estimation of the value in use of the cash-generating units to which goodwill has been allocated. The value in use calculation requires the entity to estimate the future cash flows expected to arise from the cash-generating unit and a suitable discount rate in order to calculate present value.

Pension benefit/liability

The present value of the pension obligations depends on a number of factors that are determined on an actuarial basis using a number of assumptions. The assumptions are based in part on current market condition. Any changes in these assumptions will impact the calculated pension obligations. The present value of the pension obligations are in particular sensitive to changes in the discount rate used in the calculations. See note 21 for further information about assumptions used in the calculations of pension benefit/liabilities.

ROVs, vessel and customer relationship

The carrying amounts of ROVs, vessels and customer relationship are calculated based on estimated residual economic useful life of the assets and residual value. Any changes to these estimates may cause changes in the carrying amount. The estimates are set in accordance with prior experience and knowledge.

Expenses related to docking is capitalized and depreciated linearly over the period until the next docking. The date of the next docking is an estimate based on prior experience and knowledge.

Note 4:	Segment Information

A business segment is a group of assets and operations engaged in providing services or products that are subject to risks and returns that are different from those of other business segments. A geographical segment is engaged in providing services or products within a particular economic environment that is subject to risks and returns that are different from those of segments operating in other economic environments. The Group’s primary reporting format is business segment and its secondary format is geographical segment.

Business segments

DeepOcean ASA is divided into the following business segments:

a. Subsea Inspection, Maintenance and Repair (IMR)

b. Survey and Construction Support

c. Trenching and subsea cable installation

IMR segment:

The IMR segment mainly deals with change-out of subsea components on subsea modules for oil and gas production and maintenance of existing structures. In addition, visual inspection to determine damages or fault to existing structures is part of the scope. The tools and equipment are tailor made for this activity and require skilled personnel. DeepOcean has invested in such equipment and personnel to be able to serve the growing subsea IMR market. Decommissioning is also included in the IMR segment.

Survey and Construction support segment:

The Survey and Construction support segment is based on delivering detailed seabed soil and bathymetry data to oil and construction companies, enabling them to perform detailed engineering for template, platform installations, pipeline routes etc. In addition, visual inspection to oil and gas pipelines is a significant part of the scope in this segment.

From first quarter 2008, reporting of this segment will be included in the IMR segment values.

Trenching and subsea cable installation

The marine trenching service plays a key enabling role in the construction and maintenance of offshore (subsea) oil and gas production facilities, electricity transmission systems and intercontinental and regional telecommunications systems. Cable installation is directly related to, and in a large part interdependent with trenching. In general, trenching is performed to provide protection (from extreme weather events and external aggression), flow assurance and thermal insulation, providing revenue protection and continuity of supply to the operators.

The major methods for product burial are jetting, mechanical cutting and ploughing. Many cables are required to be simultaneously installed and buried, but in other cases (umbilicals and power cables), there are strong economic and quality benefits of performing installation and burial from the same spread.

The vessel fleet provides multi-functional capability, supporting both trenching and installation services.

From 1 January 2007 the cost distribution of “unallocated cost” ha been changed, the main change is that the different segments have been allocated to G&A cost. 1 January 2006 and 2005 are updated accordingly.

Fixed assets previously in the Survey/Construction support segment are reallocated to the IMR segment. Vessels owned by the group are reallocated from Other to IMR segment, in which the vessels are utilized.

Geographical segments

The Group’s activities are divided among the following regions: Europe, Mexico, Africa and other.

There has been intersegment sale at the value of KNOK 90,173.

Segment data

	Survey/Construction Support			IMR			Trenching			Elimination			Total Operations
Business Segment	2007	2006	2005	2007	2006	2005	2007	2006	2005	2007	2006	2005	2007	2006	2005
	NOK ’000

Revenue
Revenues from external customers:	322,994	434,777	309,366	999,495	793,542	239,762	615,585	251,286	—				1,938,074	1,479,605	549,128
Internal intersegment transactions	5,837	3,130	—	36,778	—	—	47,558	—	—	(90,173)	(3,130)	—	—	—	—
Total revenues	328,831	437,907	309,366	1,036,273	793,542	239,762	663,143	251,286	—	(90,173)	(3,130)	—	1,938,074	1,479,605	549,128
Segment profits (losses)	32,945	49,847	30,511	156,776	98,237	32,112	25,227	34,148					214,948	182,232	62,623
Operating profit (loss)			—			—							214,948	182,232	62,623
Net financing expenses			—			—							(89,796)	(20,145)	3,086
Income from associates			—			—							—	—	—
Tax expenses			—			—							(14,605)	(47,007)	(18,296)
Gain/loss on sale of discontinued operations			—			—							—	—	—
Profit (loss) for the year			—			—							110,547	115,080	47,356
Segment Assets	117,827	90,410	25,679	2,066,372	2,088,199	930,208	951,869	528,064					3,136,068	2,706,673	955,887
Investments in associates			—			—							—	—	—
Total assets	117,827	90,410	25,679	2,066,372	2,088,199	930,208	951,869	528,064					3,136,068	2,706,673	955,887

	Survey/Construction Support			IMR			Trenching			Elimination			Total Operations
	2007	2006	2005	2007	2006	2005	2007	2006	2005	2007	2006	2005	2007	2006	2005
	NOK ’000

Segment liability	39,748	29,500	2,737	1,567,692	1,115,202	301,050	360,708	420,032		(10,991)			1,957,157	1,564,734	303,787
Total debt			—			—							1,957,157	1,564,734	303,787
Capital expenditure	—	5,469	1,645	495,017	621,517	44,602	68,472	6,159					563,489	633,145	46,246
Depreciation per segment	—	6,883	5,647	123,934	64,880	23,748	64,975	14,684					188,909	86,448	29,395
Impairment losses	—	—	—	—	—	—	—	—					—	—	—

	Europe			Mexico			Africa			Other			Total Operations
	2007	2006	2005	2007	2006	2005	2007	2006	2005	2007	2006	2005	2007	2006	2005
	NOK ’000

Geographical segment
Revenue from external customers	1,276,727	1,097,415	389,591	365,563	368,023	159,537	131,299			164,485	14,168	—	1,938,074	1,479,605	549,128
Segment assets	1,921,959	1,689,532	570,709	1,123,975	980,411	385,178	35,167			54,967	36,730	—	3,136,068	2,706,674	955,887
Capital expenditure	206,392	152,508	46,247	356,311	480,638	—	—			786	—	—	563,489	633,145	46,247

Note 5:	Changes in the Group’s structure

There are no significant change in the Group’s structure in year 2007.

For change in previous year see below.

Acquisitions:

On 1 October 2006, DeepOcean ASA acquired 100 percent of the issued share capital of CTC Marine Projects Ltd. Consideration for the purchase was 6,120,826 shares in DeepOcean ASA and a cash payment of GBP 33,750,106. The fair value of the consideration shares was estimated to NOK 146,899,824, which was based on the closing price of DeepOcean ASA shares 29 September 2006. In addition, the consideration includes deferred payments of GBP 10,000,000 and GBP 4,249,894, which are contingent on EBITDA performance in CTC Marine Projects Ltd. for the 12 months periods ending 31 March 2007 and 31 March 2008 accordingly. As the first deferred payment of GBP 10,000,000 is probable to be made, it has been recorded. Accordingly, the total purchase price per 31 December 2006 is GBP 56,198,082, including GBP 510,724 in purchase costs. The transaction has been accounted for by the purchase method of accounting. The accounts of CTC Marine Projects Ltd. and its subsidiary have been consolidated in the accounts of DeepOcean ASA from 1 October 2006.

The net assets acquired in the transaction, and the goodwill arising, are as follows:

	Acquiree’s Carrying
	Amount Before	Fair Value
	Combination	Adjustment	Fair Value
	GBP ’000	GBP ’000	GBP ’000

Net assets acquired:
Property, plant and equipment	22,841	—	22,841
Customer relationship	—	5,500	5,500
Deferred tax asset	—	—	—
Other intangible assets	—	—	—
Trade receivables	16,492	—	16,492
Other current assets	2,756	—	2,756
Bank and cash balances	448	—	448
Long term borrowings	(6,057)	—	(6,057)
Deferred tax	(932)	(1,278)	(2,210)
Long term provisions	—	—	—
Trade and other payables	(8,276)	—	(8,276)
Short-term borrowings	(5,141)	—	(5,141)
Current portion of long-term borrowings	(4,406)	—	(4,406)
Other short term liabilities	(8,790)	(936)	(9,726)

	8,935	3,286	12,221

Goodwill			43,977

Total consideration			56,198

Net cash outflow arising on acquisition:
Cash consideration paid (GBP1,000)			(33,750)
Cash and cash equivalents acquired (NOK 1,000)			448

Net increase/(decrease) in cash			(33,302)

The goodwill arising on the acquisition of CTC Marine Projects Ltd. is attributable to the anticipated profitability of the market position, the organization and the future operating synergies from the combination.

CTC Marine Projects Ltd. and its subsidiary contributed NOK 251.3 million and NOK 30.8 million to the Group’s revenue and profit before tax respectively for the period between the date of acquisition and the balance sheet date.

If the acquisition had been completed on 1 January 2006, total group revenue for the period would have been NOK 1,969.9 million, and profit for the year would have been NOK 109.4 million. See note 32 for further information about proforma figures.

Note 7:	Net financial expenses

	2007	2006	2005

Interest income	2,721	5,944	5,376
Income from investments	—	—	(57)
Currency gain	14,265	12,595	11,503

Total financial income	16,985	18,539	16,822
Gains (losses) on derivatives	—	—	(209)
Currency loss	(20,365)	(18,266)	(6,345)
Interest costs on loans	(80,844)	(16,879)	(5,745)
Interest costs on finance leases	(4,444)	(1,368)	(1,086)
Other financial expenses	(1,129)	(2,171)	(409)

Total financial expenses	(106,782)	(38,684)	(13,793)

Net financial expenses	(89,796)	(20,145)	3,029

Note 6:	Investments in associates

DeepOcean ASA had investments in the following associate in 2007:

				Carrying	Share of	Carrying
			Ownership	Amount	Profit	Amount
Entity	Country	Industry	Interest	31.12.06	(Loss) 2007	31.12.07
	NOK ’000

Subseasenteret Haugesund AS	Norway	Logistics	50.0%	—	0	56

Note 8: Tax

Tax expense:

	2007	2006	2005

Tax payable	26,992	12,481	14,533
Changes in deferred tax	(12,387)	34,528	3,763

Income tax expense	14,605	47,008	18,296

	2007	2006	2005

Tax payable for the year	26,992	12,481	14,533
Over/under accrual in previous years	(1,469)	(25)
Prepaid tax		(671)
Foreign currency effect		(368)
Current tax liability in subsidiaries at the date of acquisition		393	3,737

Current tax payable	25,523	11,810	18,270

A reconciliation of the effective rate of tax and the statutory tax rate:	28%	28%

	2007	2006	2005

Pre-tax profit	125,152	162,087	65,652
Tax at the domestic statutory tax rate of 28%	35,043	45,384	18,383
Tax effect of expenses that are not deductible for tax purposes	743	2,782	37
Tax effect of non-taxable R&D government grants and non-taxable revenue	(202)	(202)	(345)
Effect of different tax rates applicable to profit subject to tonnage taxation	(20,039)	0
Tax related to transition to tonnage taxation	1,620	0
Unrecognized carried forward losses	(2,013)	0
Effect of different tax rates applicable to profit subject to taxation in other tax jurisdictions	(547)	(957)	222

Income tax expense	14,605	47,008	18,296

Effective tax rate:	11.7%	29.0%	27.9%
Income tax expense reported in consolidated income statement	14,605	47,008	18,296

Income attributable to discontinued operation In come tax expense	14,605	47,008	18,296

Deferred tax and deferred tax assets:

	Consolidated Balance Sheet			Consolidated Income Statement
	2007	2006	2005	2007	2006	2005

Deferred tax assets
Pensions				(206)	(242)	353
Tax credit carried forward			0			0
Tax loss carried forward			(3,378)			0

Deferred tax assets — gross	0	0	(3,279)	(206)	(242)	353

Deferred tax liabilities
Property, plant and equipment	58,106	102,020	40,695	(38,621)	(13,028)	6,855
Current assets	(525)	(1,391)	(193)	870	368	(596)
Long term liabilities	1,602	(451)	100	1,857	411	0
Other	0	4,039	5,055	(982)	10	(2,849)

Deferred tax liabilities — gross	59,183	104,218	45,557	(36,876)	(12,239)	3,410

Net recognized/change in net recognised deferred tax liabilities	59,183	104,218	42,278	(37,082)	(12,481)	3,763

Note 9:	Earnings per share

The basic and diluted earnings per share are calculated as the ratio of the profit for the year that is due to the ordinary shareholders divided by the weighted average number of ordinary shares outstanding in the period.

Note 10:	Wage costs and number of employees

	2007	2006	2005

Wages	382,663	208,112	79,241
Social security tax	42,256	24,771	12,734
Pension costs defined benefit plans	12,687	3,918	2,369
Pension costs defined contribution plans	4,749	1,295	414
Seaman’s Pension Fund	4,317	3,271	1,518
Other social costs	22,051	12,482	3,315

Total wage costs	468,723	253,849	99,591

Number of man-years employed:	660	336
Number of employees at year end:	707	530

	2007	2006

Europe	589	453
Central America	113	75
South East Asia	5	2

Total	707	530

Remuneration to directors

2007

			Other
	Fees	Pension	Remuneration	Total
	NOK

Rune Lande (Chairman of the board) 1)	104,165	—	—	104,165
Johan Rokstad (Chairman of the board) 1)	219,375	—	—	219,375
Oscar Vazquez Senties (Vice-chairman of the board)	170,000	—	—	170,000
Charles Tompkins (Member of the board) 3)	135,000	—	2,509,664	2,644,664
Toril Eidesvik (Member of the board)	135,000	—	—	135,000
Thorhild Widvey (Member of the board)	135,000	—	—	135,000
Mads Bårdsen (Member of the board) 2)	67,500	161,090	1,212,745	1,441,335
Dag Tore Klepsvik (Member of the board) 2)	67,500	68,524	1,086,445	1,222,469

Total remuneration to board of directors	1,033,540	229,614	4,808,854	6,072,008

1)	Johan Rokstad replaced Rune Lande as Chairman of the Board in May 2007

2)	Change in July 2007

3)	Active Chairman of the Board in CTC Marine Projects Ltd.

Remuneration to the chairman of the nomination committee, Håkon W. Andersen, was NOK 16,500 in 2007.

2006

			Other
	Fees	Pension	Remuneration	Total

Rune Lande (Chairman of the board)	250,000		34,077	284,077
Oscar Vazquez Senties (Vice-chairman of the board)	150,000			150,000
Charles Tompkins (Member of the board)	31,250	—	1,007,603	1,038,853
Johan Rokstad (Member of the board)	125,000		20,290	145,290
Toril Eidesvik (Member of the board)	125,000			125,000
Thorhild Widvey (Member of the board)	125,000			125,000
Mads Bårdsen (Member of the board)	125,000	168,030	827,521	1,120,551

Total remuneration to board of directors	931,250	168,030	1,889,491	2,988,770

Remuneration to the chairman of the nomination committee, Håkon W. Andersen, was NOK 15,000 in 2006.

Remuneration to executive management

			Other
	Wages	Pension	Remuneration	Total
	NOK

Chief Executive Officer	1,256,627	516,914	162,970	1,936,511
Other executive management	4,087,202	1,386,281	672,341	6,145,824

The board of directors has developed a statement of executive management remuneration, in accordance with Lovom Allmennaksjeselskaper § 6-16a. According to the statement, remuneration of executive management will be based on the general compensation level in the industry, they will receive bonuses and pension benefits on the same basis as other employees in the company, and it is established a Management Bonus Program for key managers in addition.

No share based award has been granted to employees or non-employees.

Audit fees

Fees for statutory audit for the whole DeepOcean Group amounted to NOK 1,823,458 in 2007 and fees for other services amounted to NOK 681,525. The amounts are exclusive VAT.

Note 11:	Depreciation, amortization and impairment

	2007	2006	2005

Depreciation and amortisation:
Property, plant and equipment	178,162	76,324	27,393
Intangible assets	10,746	10,124	2,004

Total depreciation and amortisation	188,909	86,448	29,396
Impairment:
Property, plant and equipment	—	—	—
Goodwill	—	—	—

Other intangible assets	—	—	—
Total depreciation and amortisation	—	—	—

Total depreciation, amortisation and impairment	188,909	86,448	29,396

Note 12:	Property, plant and equipment

		Computers,
	Machinery	Fixtures	Vessel and	2007	2006	2005
	and Equipment	and Vehicles	Docking	Total	Total	Total

Acquisition cost
1 January 2007	785,024	31,321	765,204	1,581,549	528,484	144,222
Acquisition of subsidiaries	—	—	—	—	445,859	326,030
Additions	192,705	7,888	253,004	453,596	625,026	21,019
Under constructions	79,962	—	—	79,962	21,567	22,269
Disposals	(502)	(3,221)	299	(3,425)	(13,179)	—
Reclassifications	—	—	—	—	—	(958)
Exchange differences	(54,484)	(3,097)	(89,909)	(147,490)	(26,208)	12,167

31 December 2007	1,002,705	32,890	928,598	1,964,192	1,581,549	524,749

Accumulated depreciation and impairment of losses
1 January 2007	(281,966)	(15,457)	(117,456)	(414,879)	(174,221)	(42,680)
Acquisition of subsidiaries			—	—	(180,332)	(100,078)
Depreciation	(99,056)	(7,146)	(71,925)	(178,127)	(83,794)	(27,393)
Impairment losses				—	—	—
Disposals	—	2,227	35,307	37,534	8,630	—
Reclassifications	—	—	—	—	—	—
Exchange differences	27,003	1,661	20,348	49,012	14,837	(4,070)

31 December 2007	(354,019)	(18,715)	(133,727)	(506,460)	(414,879)	(174,221)

Carrying amount	648,686	14,176	794,871	1,457,732	1,166,670	350,529

Note 13:	Intangible assets

Internally developed intangible assets:

	Project	Designs and
	Costs	Prototypes	Total 2007	Total 2006	Total 2005

Cost price
Opening balance 1 January 2007	14,492	3,735	18,227	19,417	—
Additions	—	—	—	—	3,735
Acquisition of subsidiaries	—	—	—	—	15,111
Foreign currency effects	(1,956)	—	(1,956)	(1,190)	572

31 December, 2007	12,537	3,735	16,271	18,227	19,417

Accumulated depreciation and impairment losses
Opening balance 1 January 2007	(12,441)	(3,735)	(16,176)	(11,616)	—
Depreciation	(1,599)		(1,599)	(5,484)	(746)
Acquisition of subsidiaries			—	—	(4,236)
Foreign currency effects	1,803		1,803	924	(184)

31 December 2007	(12,238)	(3,735)	(15,973)	(16,175)	(5,166)

Net carrying amount	299	—	299	2,052	14,251

(1)	The carrying amount of project costs includes expenses incurred in connection with the start up of M/V Arbol Grande and mobilization of various trenching equipment. The project costs are depreciated over a period of 5 years.

DeepOcean Group has the following intangible assets (including internally developed intangible assets as specified above):

	Project	Designs and	Customer
	Costs	Prototypes	Relationships	Goodwill	Total 2007	Total 2006	Total 2005
	NOK (’000)

Cost price
Opening balance 1 January 2007	14,492	3,735	96,246	692,726	807,199	216,348	—
Additions	—	—	—	7,631	7,631	—	3,735
Acquisition of subsidiaries	—	—	—	—	—	590,942	204,864
Foreign currency effects	(1,956)	—	(11,902)	(84,794)	(98,652)	(90)	7,749

31 December 2007	12,537	3,735	84,345	615,562	716,178	807,199	216,348

Accumulated depreciation and impairment losses
Opening balance 1 January 2007	(12,441)	(3,735)	(5,763)	—	(21,939)	(12,913)	—
Depreciation	(1,599)	—	(9,147)	—	(10,746)	(10,124)	(2,004)
Acquisition of subsidiaries	—	—	—	—	—	—	(10,451)
Foreign currency effects	1,803	—	1,463	—	3,266	1,098	(458)

31 December 2007	(12,238)	(3,735)	(13,447)	—	(29,420)	(21,938)	(12,913)

Net carrying amount	299	—	70,898	615,562	686,759	785,261	203,435

(1)	Customer relationships is related to the value of DeepOcean Maritime AS’ (acquired in 2005) and CTC Marine Projects Ltd’ (acquired in 2006) relationships to customers. The customer relationships are depreciated in a straight line over 10 years.

(2)	Goodwill is related to the acquisition of DeepOcean Maritime AS in 2005 and CTC Marine Projects Ltd in 2006. Goodwill related to the acquisition of DeepOcean Maritime AS represents mainly its market position and expected synergies of the combination. Goodwill related to the acquisition of CTC Marine Projects Ltd represents mainly its organization, market position and expected synergies of the combination

The Group tests impairment annually, or more frequent if there are indications that goodwill might be impaired.

Goodwill acquired in a business combination is allocated, at aquisition, to the cash generating units that are expected to benefit from that business combination. The carrying amount of goodwill is allocated as follows:

	2007	2006	2005

IMR/survey operations in Gulf of Mexico	106,032	122,573	132,637
IMR/survey operations in the North Sea	26,508	30,643	33,159
Trenching operations globally	483,022	539,510

	615,562	692,726	165,796

Note 14:  Financial Investments

	Carrying Amount			Fair Value
	2007	2006	2005	2007	2006	2005

Available-for-sale investments
Shares — unlisted	500		1,392	500	—	1,392
Convertible loan			262	—	—	262
Currency forward contracts	11,350			11,350
Pension assets (See note 21)	2,141	3,168	—	N/A	3,168	—

Total financial investments	13,991	3,168	1,654	11,850	3,168	1,654

Note 15:	Trade accounts receivable

	2007	2006	2005

Trade receivables	420,155	497,543	108,750
Doubtful receivables	(865)	(30,574)	(2,753)

Trade accounts receivable	419,290	466,969	105,997

Total trade receivables as of December 31st were KNOK 419,290.

Of this KNOK 112,030 is a receivables from Diavaz (a related party of DeepOcean), whereof KNOK 83,327 is overdue.

The reason for the delayed payments is explained by Diavaz as significant increases in charge orders from their customer Pemex, combined with a change and corresponding increase in documentation and approval procedues. Diavaz does not dispute the receivables.

Note 16:	Other current assets

	2007	2006	2005

Receivables	61,822	6,018	1,531
Insurance claim	7,588	7,352	—
Tax and VAT receivables	15,754	19,801	8,811
Pre-paid costs	62,690	20,254	4,476
Accrued revenue	157,557	130,410	11,393
Other current assets	4,140	2,454	—

Total other current assets	309,550	186,288	26,210

Note 17:	Cash and cash equivalents

	2007	2006	2005

Cash at the bank and in hand	248,746	98,315	267,661
Short-term bank deposits	—	—	—

Cash and cash equivalents in the balance sheet	248,746	98,315	267,661

Overdraft facility (classified as a current liability)	(67,292)	(76,368)	—

Net cash and cash equivalents including overdraft facility	181,453	21,946	267,661

The Group had unused credit facilities of MNOK 222.7 as of 31 December 2007 (2006: MNOK 112.0).

There are no restrictions on the use of these funds.

Note 18:	Construction contracts

The group had contracts crossing the year end where revenue was recognised on a percentage completion basis.

Recognized and included in the financial statements:

	2007	2006	2005

From customers under construction contracts	85,248	9,692	—

Note 19:	Government grants

The group has carried out the following “SkatteFunn” projects.

1. Integration of Module Handling System and ROV-system into vessel structure and super structure to improve operations in arctic conditions.

“SkatteFunn” is accounted for as cost reduction when expensed, and as a reduction of the asset when capitalized. “SkatteFunn” in 2007 is NOK 720,000.

Approved projects are reported to the government in accordance with the existing regulations. Payment is expected to be received at the end of 2008.

Note 20:	Share capital and premium

The Company has one class of ordinary shares which carry no right to fixed income. Share capital per 31 December 2007 is NOK 44,073,546.5, consisting of 88,147,093 shares at NOK 0.50.

	No. of Shares		Share Capital		Premium
	(’000)		(’000)		(’000)
	2007	2006	2007	2006	2007	2006

Ordinary shares
Issued and paid-up 1 January	88,147	70,350	44,074	35,175	405,302	541,706
Write down of premium fund					(405,302)	(541,706)
Issued share capital as consideration for the purchase of CTC Marine Projects Ltd.	—	5,297	—	2,648	—	123,630
Issued share capital in private placements	—	12,500	—	6,250	—	281,672

31 December	88,147	88,147	44,074	44,074	0	405,302

DeepOcean ASA was listed on the Oslo Stock Exchange on 7 December 2005. The share price per 31 December 2007 was NOK 28.

DeepOcean ASA’s 20 largest shareholders per 31 December 2007 is shown below.

Shareholder	Shares	Percentage

DOF ASA	34,585,000	39.24
WEST SUPPLY IV AS	15,045,000	17.07
SKAGEN VEKST	4,250,000	4.82
NORDEA SECURITIES AB	4,050,000	4.59
AKER CAPITAL AS	4,050,000	4.59
FORENEDE INDUSTRIER A/S (FORINA)	1,950,000	2.21
JOSO INVEST AS	1,867,776	2.12
STOREBRAND LIVSFORSIKRING AS	1,655,775	1.88
ORKLA ASA	1,600,000	1.82
RBC DEXIA INVESTOR SERVICES BANK	1,351,000	1.53
FRANK MOHN A/S	1,200,000	1.36
TEM INVEST AS	1,038,000	1.18
CITIBANK N.A. LONDON	1,002,521	1.14
BANK OF NEW YORK, BRUSSELS BRANCH	873,700	0.99
EUROCLEAR BANK S.A./N.V. (’BA’)	837,889	0.95
ARCTIC SECURITIES ASA	822,000	0.93
SOLSTAD REDERI	800,000	0.91
CREDIT SUISSE SECURITIES	662,496	0.75
JPMORGAN CHASE BANK	600,000	0.68
CITIBANK N.A	517,909	0.59

Total 20 largest shareholders	78,759,066	89.35
Other shareholders	9,388,027	10.65

Total	88,147,093	100.00

Note 21:	Pensions and other long-term employee benefits

Defined benefit pensions

The Norwegian companies in the DeepOcean Group are obliged to have occupational pension schemes in accordance with the act relating to mandatory occupational pension. The companies comply with the act. In addition to the seaman’s pension plan, all employees of DeepOcean ASA and DeepOcean Management AS are covered by two defined benefit pension plans. The main conditions for the two pension plans are as follows:

	Plan 1	Plan 2

Employees:	Onshore	Offshore
Pension age:	67 years	60 years
Pension:	70% of final salary	60% of final salary*
Accrual period:	30 years	360 offsh. months
Members 31.12.07:	72	169

*	The pension is reduced with the seaman’s pension.

The commitment is calculated using straight-line accrual. Unrealized gains and losses resulting from changes in actuarial assumptions are expensed.

The year’s pension costs for the two plans are calculated as follows:

	2007	2006	2005

Present value of the year’s pension accruals	11,333,843	3,538,680	2,779,460
Interest cost on accrued pension liabilities	1,531,672	717,058	469,162
Estimated yield on pension assets	(1,146,076)	(653,481)	(545,365)
Actuarial gains/losses recognised in the income statement	690,865	105,529	—
Past service cost	276,843	210,009	230,949

Total	12,687,146	3,917,795	2,934,206

Actual yield on the pension assets

Pension liabilities and pension assets:

	2007	2006	2005

Present value of accrued secured liabilities	45,443,152	35,494,649	13,674,441
Fair value of pension assets	(36,047,967)	(18,038,557)	(14,029,810)

	9,395,186	17,456,092	(355,369)
Unrecognized actuarial gains/losses	(11,536,062)	(20,624,223)	—

Benefit asset ( liability)	(2,140,876)	(3,168,131)	(355,369)

Changes in the liabilities:

	2007	2006	2005

Net liability 1.1	3,168,131	355,369	(1,547,824)
Pension costs recognised in the income statement	(12,687,146)	(3,917,795)	(2,934,206)
Premium payments	11,659,890	6,730,557	4,837,398
Exchange differences	—	—	—

Net liability 31.12	2,140,875	3,168,131	355,368

Pension assets	2,140,875	3,168,131	355,368
Pension liabilities	—	—	—

In calculating the pension costs and net pension liabilities, the following assumptions have been made:

	2007	2006	2005

Discount rate	4.70%	4.35%	4.50%
Yield on pension assets	5.75%	5.40%	5.50%
Wage growth	4.50%	4.50%	2.50%
Pension adjustments	4.25%	4.25%	2.50%
G-adjustments	4.25%	4.25%	2.50%
Average turnover	5.00%	5.00%	5.00%

Defined contribution plan

The Group’s companies CTC Marine Projects Ltd., DeepOcean BV and DeepOcean Subsea Services Ltd. have defined contribution plans. The defined contribution plans cover full-time employees and contributions comprise between 4.5% and 7.5% of salaries. As at 31 December 2007, 185 members were covered by the plans.

The contributions recognized as expenses equaled KNOK 4,749 and NOK 1,295 in 2007 and 2006 respectively. Pensions in CTC Marine Projects Ltd. have only been encounted for in the period the companies have been consolidated in the Group’s accounts.

Note 22:	Short term provisions

		Deferred
	Government	Payment
	Liabilities	for CTC	Restructuring	Other	Total

Balance sheet as at 31 December 2004	2,578	—	—	17,703	20,280
Provisions 2005	9,999	—	—	15,245	25,245
Provisions reversed in 2005	—	—	—	0	0
Provisions used in 2005	(2,578)	—	—	(17,703)	(20,280)

Balance sheet as at 31 December 2005	9,999	—	—	15,245	25,245
Provisions 2006	21,488	122,680	—	196,573	340,742
Provisions reversed in 2006	—	—	—	—	—
Provisions used in 2006	(13,189)	—	—	(15,245)	(28,434)

Balance sheet as at 31 December 2006	18,299	122,680	—	196,573	337,552
Provisions 2007	16,841	—	—	165,621	182,462
Provisions reversed in 2007	—	—	—	—	—
Provisions used in 2007	(18,299)	(122,680)	—	(196,573)	(337,552)

Balance sheet as at 31 December 2007	16,841	—	—	165,621	182,462

Employees’ withholding tax

Employees’ withheld tax as of 31 December 2007 was KNOK 9,022. Corresponding amount as of 31 December 2006 was KNOK 11,149.

Government liabilities

Government liabilities are mainly caused by provision for social security taxes, withheld taxes for employees and VAT. The provisions are considered certain and are expected to be used within three monts from year-end.

Deferred payment for CTC

DeepOcean ASA acquired 100% of the shares in CTC Marine Projects Ltd. in October 2006. In year 2007 the payment were calculated to GBP 10,705,920. The amount was paid the 1st of November 2007.

Other provisions

Other provisions are mainly holiday allowances and project accruals. The uncertainty regarding the provisions are considered low, and the majority of the provision is expected to be used within first quarter 2007.

Contingent liability

Per 31 December 2007, DeepOcean had outstanding bank guarantees to a total value of KNOK 19,238 in favour of customers. DeepOcean has given an Exporter’s Statement to Garanti-Instituttet for Eksportkreditt (“GIEK”). See Note 27 for further information.

Note 23:	Long-term debt

	True Rate of	Maturity	Carrying Amount NOK (’000)
	Interest	Date	2007		2006	2005

Bank loan (EUR)	Fixed interest	12/31/2008	—		4,976	7,235
Bank loan	Nibor + margin	8/1/2009	6,942		10,908	14,875
Bank loan (USD)	Libor + margin	12/5/2007	—		52,391	70,342
Bank loan (USD)	Libor + margin	12/5/2011	97,392
Obligation under finance leases	Nibor + margin	10/1/2009	4,409		6,711	8,943
Obligation under finance leases	Nibor + margin	5/31/2007	—		7,381	12,387
Obligation under finance leases	Nibor + margin	5/31/2012	10,318		12,465	14,546
Obligation under finance leases	Nibor + margin	10/31/2012	2,776		3,296	3,799
Bond Loan	Nibor + margin	10/5/2009	298,573		297,832	—
Bank loan (GBP)	Libor + margin	10/1/2009	107,631		152,709	—
Bank loan (USD)	Libor + margin	12/1/2014	123,949		154,801	—
Bank loan (NOK)	Libor + margin	6/1/2012	224,779
Obligation under finance leases (EUR)	Libor + margin	6/9/2008	238,672
Volstad Maritime AS		7/30/2014	2,078	(1)
Bank loan (USD)	Libor + margin	12/1/2014	200,000	(2)
Bank loan (GBP)	Libor + margin	12/31/2008	13,053		33,332	n/a
Bank loan (GBP)	Libor + margin	12/31/2008	5,297		13,532	n/a
Bank loan (GBP)	Libor + margin	3/31/2009	3,179		7,214	n/a
Bank loan (GBP)	Libor + margin	6/30/2011	28,615		41,748	n/a
Obligation under finance leases (GBP)	Fixed interest	Various	2,496		2,650	n/a
Loan from Acergy (GBP)	Libor + margin	4/30/2008	5,231		17,813	n/a
Obligation under finance leases (GBP)	Fixed interest	9/30/2007			712	n/a
Bank loan (GBP)	Libor + margin	1/31/2012	12,299
Bank loan (GBP)	Libor + margin	12/31/2013	6,427
Bank loan (GBP)	Libor + margin	12/31/2013	15,837
Obligation under finance leases (GBP)	Libor + margin	12/31/2009	5,428
Obligation under finance leases (GBP)	Libor + margin	2/29/2008	25,756

Total long-term debt			1,441,136		820,469	132,960

1st year’s principal repayments on long-term debt (Note 24)			(382,358)		(119,626)	(30,571)

Total long-term debt excluding the 1st year’s principal repayments			1,058,779		700,843	102,389

(1)	DeepOcean Volstad AS is included in the consolidated financial statements and the amount represend Volstad Maritime AS part of finansing

(2)	Net addition after internal transfering of Deep Endeavour

Note 24:	Short-term loans and other loan relationships

	2007	2006	2005
	NOK (’000)

With security	(67,163)	(76,368)	—
Without security	—	—	—
1st year’s principal repayments on long-term debt	(382,358)	(119,626)	(30,571)

Total	(449,521)	(195,995)	(30,571)

As at 31 December 2007, KNOK 67,163 and 94,569 of the short-term loans stems from GBP loan, KNOK 10,822 stems from USD loan, KNOK 238,671 stems from EUR loan and KNOK 38,296 stems from NOK loan.

Note 25:	Trade payables and other payables

	2007	2006	2005

Trade payables	179,255	210,267	82,175
Other payables	2,434	4,050	2,476

Trade payables and other payables	181,689	214,317	84,651

Trade payables and other payables principally comprise amounts outstanding for trade purchases and ongoing costs.

The carrying amount of trade and other payables is considered to approximate their fair value.

Note 26:	Leases

The Group as a lessee— finance leases

The Group’s assets under finance leases include ROVs and equipment. In addition to the rental payments, the Group has an obligation to insure the equipment. Assets are leased over a period of 3 or 7 years with remaining lease periods ranging from 0,4 to 4,8 years. The leases either include a right of renewal or they are “hire/purchase”. From year 2007 DeepOcean elected to take the purchase option on the vessel Arbol Grande, and has have been converted to a finance lease during the year.

The assets under finance leases are as follows:

	2007	2006	2005
	NOK ’000

ROVs and equipment	339,424	78,627	69,917
Accumulated depreciation	(37,879)	(36,241)	(25,078)

Net carrying amount	301,546	42,386	44,839

Overview of future minimum lease payments:

NOK ’000

Next 1 year	273,230
1 to 5 years	17,342
After 5 years	0

Future minimum lease payments	290,571

Interest	6%

Present value of future payments	273,180

Of which:

Next 1 year	262,568
1 to 5 years	15,379
After 5 years	0

The leases do not contain any restrictions on the company’s dividend policy or financing opportunities.

The Group as a lessee— operating leases

The Group has operating leases for equipment, cars, office machines, offices and other premises. Most of the leases contain an option to extend. DeepOcean has signed a letter of intent in connection with the planned construction of a new office building. The lease obligation is not finally set.

The lease costs were as follows:

	2007	2006	2005
	NOK ’000

Ordinary lease payments	10,714	6,285	179
Contingent payments	0	0	0
Payments received on subleases	0	0	0

	10,714	6285	179

The future minimum rents related to non-cancellable leases fall due as follows:

Next 1 year	11,636
1 to 5 years	32,997
After 5 years	15,470

Total	60,104

Time Charter commitments

The group has as of 31.12.07 commited to Time Charter Parties for 16 vessels of which 6 are under construction. The Time Charter Parties’ durations ranges from 0.1 to 8 years, some of them with options to extend the hire period. The value of the total commitment is KNOK 3,356,912 Yearly TC hire in 2007 was KNOK 425,889.

	2007	2006	2005
	NOK ’000

TC hire	425,889	486,618	198,173
Contingent payments	—	—	—
Payments received on subleases	—	—	—

	425,889	486,618	198,173

The future minimum rents related to non-cancellable TC hires fall due as follows:

Within 1 year	567,887
1 to 5 years	2,271,442
After 5 years	517,583

Total	3,356,912

The leases do not contain any restrictions on the company’s dividend policy or financing opportunities.

Note 27:	Financial instruments

Financial risk

The Group uses financial instruments like bank loans, bond issues and leases. The purpose of the financial instruments are to raise capital for investments necessary for Group operations. In addition the Company has financial instruments such as account receivables, accounts payables etc. which are directly linked to the every day operation. The Company uses some financial derivatives for hedging purposes.

The Company does not use financial instruments, hereunder financial derivatives, for speculation purposes.

Risk-management routines have been approved by the board and are carried out by a central finance department in cooperation with the individual operational units.

The most significant financial risks which affect the Company are tied to interest rate risk, liquidity risk and exchange rate risk. The management performs a continuous evaluation of these risks and determines policies related to how these risks are to be handled within the Company.

Since the Group carries out international operations, it is exposed to a considerable interest-rate risk and exchange-rate risk. The Group makes use of derivatives to reduce these risks in accordance with the Group’s strategy for its interest-rate and exchange-rate exposure. The accounting treatment of financial derivatives is described in Note 2.

Credit risk

The Group has no significant credit risk linked to any contracting party, and the Group’s credit risk is considered low.

DeepOcean has guidelines for ensuring that sales are only made to customers that have not experienced any significant settlement problems. The Group’s main customers are large international oil companies, which are considered as solid clients.

In some projects, DeepOcean gives performance bank guarantees to customers.

The maximum risk exposure is represented by the carrying amount of the financial assets, including derivatives, in the balance sheet. Since the other party involved in derivative trades is normally a bank, the credit risk linked to derivatives is regarded as being slight. The credit risk related to the pension asset is considered low as it is against a large Scandinavian insurance company. The Group therefore regards its maximum risk exposure as being the carrying amount of trade receivables (refer to Note 15) and other current assets (refer to Note 16).

Interest-rate risk

The Group has as described in Note 23 considerable financing in interest bearing long term debt. Part of this debt has floating interest conditions which makes the Group influenced by changes in interest rate.

The average interest rates on financial instruments were as follows:

	2007	2006	2005

Overdraft facility (NOK)	Nibor + margin	Nibor + margin	Nibor + margin
Loan secured by collateral (NOK)	Nibor + margin	Nibor + margin	Nibor + margin
Loan secured by collateral (USD)	Libor + margin	Libor + margin	Libor + margin
Loans secured by collateral (EUR)	Fixed rate	Fixed rate	Fixed rate
Finance leases (NOK)	Nibor + margin	Nibor + margin	Nibor + margin
Overdraft facility (GBP)	Libor + margin	Libor + margin	NA
Loan secured by collateral (GBP)	Libor + margin	Libor + margin	NA

Based on the financial instruments that existed as at 31 December 2007, a general increase of 1% in the interest rate level will reduce the Group’s pre-tax profit by NOK 12.5 million (2006: NOK 8.2 million).

The following table sets out the carrying amount, by maturity, of the Group’s financial instruments that are exposed to interest rate risk all amounts are transfered til NOK:

Year ended 2007

	Within	1-2	2-3	3-4	More than
	1 Year	Years	Years	Years	5 Years

Bank loan	121,344	402,742	99,935	149,845	382,849
Obligations under finance leases	261,029	5,870	3,459	3,242	10,827

Refer to Note 23 for a specification of long term debt. Liabilities under finance leases are discussed in further detail in Note 26.

Liquidity risk

The DeepOcean Group’s strategy is to have sufficient cash, cash equivalents or credit opportunities at any time to be able to finance its operations and investments over the next two years in accordance with the company’s strategy plan for the same period. Unutilized credit opportunities are discussed in Note 17.

Surplus liquidity is placed in bank accounts.

Exchange-rate risk

The DeepOcean Group is subject to an exchange-rate risk since it has business in several different countries. The Group enters into forward/futures contracts and loan agreements in order to reduce the exchange-rate risk in cash flows nominated in currencies other than the Group’s functional currency. The exchange-rate risk is calculated for each foreign currency and takes into account assets and liabilities, liabilites not recognized in the balance sheet and very probable purchases and sales in the currency in question

The strategy is to secure The Groups functional equity balance and hedge the net cash flow in the foreign currency by using forward/ future contracts. The effects of the forward/ future contracts as efficient hedging instruments are recognized with the transaction they are to hedge, while a possible inefficiency in the hedging is recognized as a finance cost.

At 31 December 2007, the Group held two forward exchange contracts as hedges of net investments. The terms of the contracts are as follows.

				Exchange
		Amount	Maturity	Rate	Fair Value

Forward/ future contracts
GBP sales future	GBP	46,906,024	6/17/2008	11.0154	10,647,794
GBP sales future	GBP	3,093,976	6/17/2008	11.0154	702,341

At 31 December 2007, the Group also held two loan as hedges of net investments. The terms of the loan are as follows.

				Exchange Rate
		Amount	Maturity	Borrowing Date	Gain (Loss)

Currency loans
GBP loan	GBP	9,961,327	10/1/2009	11.9950	11,854,940
USD loan	USD	22,932,710	12/1/2014	6.2630	19,690,003

In addition at 31 December 2007, the Group held two forward exchange contracts as hedges of expected future sales in US Dollars, which do not qualify for hedge accounting under IAS 39. The forward currency contracts are being used to hedge the foreign currency risk of the expected future sales. The terms of the contracts are as follows.

		Exchange
	Maturity	Rate

Sell
USD 2,500,000	2/26/2008	6.0600
USD 1,000,000	2/11/2008	6.0605

Determination of fair value

The fair value of forward exchange contracts is determined using the spot exchange rate at the balance sheet date.

The following of the company’s financial instruments are not measured at fair value: cash and cash equivalents, trade receivables, other current receivables, overdraft facilities and long-term debt.

The carrying amount of cash and cash equivalents and overdraft facilities is approximately equal to fair value since these instruments have a short term to maturity. Similarly, the book value of trade receivables and trade payables is approximately equal to fair value since they are entered into on “normal” terms and conditions. Long term debt is considered to be measured at fair value, as the credit risk of the Group has not changed since the loan agreements were concluded.

Other information

In relation to a guarantee given by Garanti-Instituttet for Eksportkreditt (“GIEK”) to HSBC Bank Plc. for a loan to Pemex of USD 46,773,929, DeepOcean has given an Exporter’s Statement. According to the Exporter’s Statement, DeepOcean can be reliable to parts of the guarantee if DeepOcean is in breach of the export contract for M/V Atlantic Challanger, M/V Arbol Grande or Deep Endeavour, is acting erroneously or negligently or is involved in bribery. DeepOcean consider the likelihood of a liability as very low, and has not made any provisions for the liability.

Note 28:	Transactions with related parties

Transactions with related parties

The Group has carried out various transactions with related parties. All the transactions have been carried out as part of the ordinary operations and at arms length prices. The most important transactions carried out are as follows:

a) Time charter hire of vessels from Øtensjø Rederi. Time charters in 2007 and 2006 were KNOK 138,253 and KNOK 94,356 respectively.

b) The sale of goods and services to Grupo Diavaz for KNOK 325,620 and KNOK 349,787 in 2007 and 2006 respectively.

c) Purchase of services from Grupo Diavaz for KNOK 21,947 and KNOK 18,309 in 2007 and 2006 respectively.

d) Finance lease agreement with European Contract Hire Ltd for the hire of a work class ROV. Payable in 2007 and 2006 were KNOK 6,199 and KNOK 1,443 respectively. From 1st of February 2008 DeepOcean has elected to take a purchase option on this equipment for KGBP 2,397.

The balance sheet includes the following amounts resulting from transactions with related parties:

	2007	2006	2005

Trade receivables	112,030	119,698	45,155
Trade payables	(11,724)	(21,587)	(15,459)

Total	100,307	98,110	29,696

Shares owned/represented by directors

	2007	2006	2005

Ordinary shares	230,000	18,358,826	11,710,000
Preference shares	—	—	—

Shares owned by the executive management

	2007	2006	2005

Ordinary shares	3,188,900	3,234,238	3,234,238
Preference shares	—	—	—

Remuneration to the management

Overview of remuneration to the management that has been recognised as costs:

	2007	2006	2005
	NOK ’000

Salaries and benefits in kind	6,179	5,812	5,686
Pensions	1,903	1,458	800
Severance pay	—		—
Options	—		—

Total remuneration	8,082	7,270	6,486

(a)	There were no outstanding share options at 31 December 2007, nor has any been issued.

(b)	No loans have been granted to or security pledged for members of the management group.

Note 29:	Obligations to buy

The Group and the Group’s associates have the following obligations as a result of contracts for the purchase of property, plant and equipment.

	2007	2006	2005
	(NOK million)

2006			120
2007		227	58
2008	397
Thereafter	—	—	—

Total	397	227	178

Of which associates	—	—

Note 30:	Events after the balance sheet date

There are no events after the balance sheet date with relevance for the annual accounts.

Note 31:	List of subsidiaries

The following subsidiaries are included in the consolidated financial statements:

	Country of	Main	Ownership	Voting
Company	Registration	Operations	Share	Share

DeepOcean Shipping AS	Norway	Subsea services	100%	100%
DeepOcean Maritime AS	Norway	Subsea services	100%	100%
DeepOcean Shipping II AS	Norway	Subsea services	100%	100%
DeepOcean Management AS	Norway	Subsea services	100%	100%
DeepOcean Volstad AS	Norway	Subsea services	51%	51%
DeepOcean Volstad KS	Norway	Subsea services	51%	51%
DeepOcean B.V	Netherlands	Subsea services	100%	100%
DeepOcean Subsea Services Ltd.	UK	Subsea services	100%	100%
DeepOcean UK Ltd.	UK	Subsea services	100%	100%
DeepOcean de Mexico S.A. de C.V.	Mexican	Subsea services	100%	100%
Servicios Especializado S.A. de C.V.	Mexican	Subsea services	100%	100%
Servicios Administrativo S.A. de C.V.	Mexican	Subsea services	100%	100%
DeepOcean Brasil Servicos Ltda.	Brasil	Subsea services	100%	100%
CTC Marine Projects Ltd.(1)	UK	Subsea services	100%	100%
CTC Marine Norway AS(1)	Norway	Subsea services	100%	100%
CTC Marine Projects (Guernsey) Ltd.	Guernsey	Subsea services	100%	100%

(1)	Consolidated as from 1 October 2006 (refer to note 5)

Note 33:	Exchange rates

The main currencies used in the accounts:

	Exchange	Exchange
	Rates	Rates
	1/1/2007	12/31/2007

US Dollar	6.2551	5.4110
Euro	8.2380	7.9610
British Pounds	12.2680	10.8100

	Average Exchange Rates 2007
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

US Dollar	6.2344	6.0128	5.7688	5.4366
Euro	8.1700	8.1050	7.9189	7.8736
British Pounds	12.1856	11.9421	11.6516	11.1303

Consolidated condensed statements of income for the three months ended 31 March,
(Numbers in NOK 1000)

	2008	2007
	Unaudited

Revenue	455,689	501,683
Project costs — charter of vessels and consumables used	(261,354)	(279,997)
Employee benefit expenses	(115,921)	(104,449)
Depreciation and amortisation expenses	(40,975)	(45,083)
Other operating expenses	(6,177)	(29,568)

Operating profit	31,262	42,586
Net financial expense	(20,498)	(22,587)

Profit before income tax expense	10,764	19,999
Income tax expense	(1,076)	(4,616)

Profit for the year from continuing operations	9,688	15,383

Profit for the year	9,688	15,383

Attributable to:
Equity holders of the parent	9,688	15,383
Minority interests	—	—

	9,688	15,383

Earnings per share (NOK)	0.11	0.17

Diluted earnings per share (NOK)	0.11	0.17

Consolidated condensed balance sheet
(Numbers in NOK 1000)

	31 March	31 December
	2008	2007
	Unaudited

ASSETS
Non-current assets
Property, plant and equipment	1,467,701	1,457,732
Financial assets	48,266	13,991
Investments accounted for using the equity method	—	—
Goodwill and other intangible assets	576,776	615,562
Other intangible assets	64,472	71,196
Deferred tax asset	—	—

Total non-current assets	2,157,215	2,158,481

Current assets
Trade receivables	453,454	419,290
Other current assets	309,902	309,550
Cash and cash equivalents	126,666	248,746

Total current assets	890,022	977,586

TOTAL ASSETS	3,047,237	3,136,067

EQUITY AND LIABILITIES
Equity attributable to equity holders of the parent
Share capital	44,074	44,074
Other reserves	947,008	947,008
Translation reserves	(201,683)	(136,055)
Retained earnings	350,503	305,104
Minority interests	29,552	18,779

Total equity	1,169,454	1,178,910

Non current liabilities
Long term borrowings	1,051,979	1,058,779
Deferred tax liability	65,425	59,183
Long term provisions	—	—

Total non current liabilities	1,117,404	1,117,962

Current liabilities
Trade and other payables	190,387	181,689
Short-term borrowings	67,163	67,163
Current portion of long-term borrowings	296,717	382,358
Current tax payable	25,523	25,523
Short-term provisions	180,589	182,462

Total current liabilities	760,380	839,195

Total liabilities	1,877,784	1,957,157

TOTAL EQUITY AND LIABILITIES	3,047,237	3,136,067

Consolidated condensed statements of cash flows
(Numbers in NOK 1000)

	Three Months Ended
	March 31,
	2008	2007
	Unaudited

Net cash inflow from operating activities	40,833	111,470
Net cash outflow from investment activities	(140,969)	(359,600)
Net cash inflow/(outflow)from financing activities	(27,445)	284,130
Foreign currency differences	5,501	(2,452)

Net increase/(decrease) cash and cash equivalents	(122,080)	33,548
Cash and cash equivalents at beginning of period	248,746	98,315

Cash and cash equivalents at end of period	126,666	131,863

Investment activities during the first quarter ended 31 March 2008 were primarily related to the acquisition of trenching equipment amounting to approximately MNOK 77 as well as the acquisition of a new vessel “Edda Fauna” for approximately MNOK 45. Financing activities during the first quarter ended 31 March 2008 were primarily related to the repayment of financial lease obligation amounting to MEUR 11.9 (purchase option exercised).

Note 1	Corporate information

DeepOcean ASA is a public limited company registered in Norway. The company’s head office is located in Stoltenberggaten 1, 5504 Haugesund, Norway. The principal activities of the Company and its subsidiaries (the Group) are described in note 3.

Note 2	Basis of Presentation

Statement of compliance

At March 31, 2008, the accounting standards and interpretations that have been adopted by the European Union were the same as International Financial Reporting Standards (including IASs and Interpretations) published by the IASB, with the exception of IAS 39, which was only partially adopted, but which has no impact on DeepOcean’s financial statements. As a result, the Group’s condensed interim consolidated financial statements have been prepared in accordance with IAS 34 Interim Financial Reporting and in accordance with the recognition and measurement provisions of International Financial Reporting Standards as published by the IASB. The accounting policies and measurement principles adopted for the condensed interim consolidated finacial statements at 31 March 2008 are the same as those used in the condensed interim consolidated financial statements at 31 December 2007.

The unaudited condensed consolidated financial statements do not include all of the information required by IFRS for complete financial statements. In the opinion of management, all adjustments, which consist of normal recurring items considered necessary for a fair presentation have been included. The results of operations for the interim periods are not necessarily indicative of results of operations to be expected for the full year.

Basis of preparation

The condensed interim consolidated financial statements have been prepared on the historical cost basis except for the revaluation of certain non-current assets and financial instruments. The principal accounting policies are set out below.

Standards and Interpretations effective in the current period

No new standard or interpretation effective 1 January 2008 had an effect on the Group’s financial’s position and results of operations.

Consolidation

The condensed interim consolidated financial statements incorporate the financial statements of DeepOcean ASA and its subsidiaries (the Group). The financial statements of subsidiaries are prepared for the same reporting period as the parent company, using consistent accounting principles. The group accounts show the total profit & loss and financial position for DeepOcean ASA and its controlling interest as a whole. The consolidated accounts include entities where DeepOcean ASA has direct or indirect ownership of more than 50% of the voting shares, or otherwise has control. Subsidiaries are consolidated 100% on a line by line basis in the group accounts.

Subsidiaries are consolidated from the date on which control is transferred to the DeepOcean Group and cease to be consolidated from the date when control is no longer with the DeepOcean Group. Acquisitions of subsidiaries are accounted for using the purchase method. The cost of an acquisition is measured as the fair value of assets acquired, shares issued or liabilities undertaken at the date of the acquisition, in addition of cost directly attributable to the acquisition. Costs of issuing equity instruments to effect a business combination is accounted for as a reduction in the proceeds from the equity issue. Any excess cost of acquisition over the fair value of the net assets acquired measured at the date of change of control, will be recorded as goodwill. All transactions between entities in the group, receivables, liabilities and unrealized profits are eliminated. Minority interests in equity as well as net income is reported separately in the consolidated financial statements.

Functional currency and Presentation currency

Items included in the financial statements for each of the DeepOcean Group’s entities are measured using the currency of the economic environment in which the entity operates (“the functional currency”). The condensed interim consolidated financial statements are presented in Norwegian kroner, which is DeepOcean Group’s presentation currency. Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions are recognized in the income statement.

The results and financial position of an entity whose functional currency differ from DeepOcean Group’s presentation currency, is translated into the presentation currency using the following procedures:

•	Assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet date.

•	Income and expenses for each income statement is translated at the average exchange rates for the reporting period.

•	All resulting exchange differences are recognized as a separate component of equity. When subsidiaries are sold, the accumulated exchange differences relating to the subsidiary are taken to income.

Use of estimates

The preparation of financial statements requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Although estimates are based on management’s best knowledge of current events and actions, actual results may ultimately differ from those estimates.

From 1 January 2008 DeepOcean has updated the estimates for depreciation of vessels. The vessels will have a residual value after 20 years of 50% of historical cost. This has caused a reduction in the depreciation of NOK 4 million in the 1st quarter 2008.

Pension obligations

The Group has defined benefit plans for seamen and administrative personnel. The liability of the defined benefit pension plans is the present value of the defined benefit obligation at the balance sheet date minus the fair value of plan assets, together with adjustments for actuarial gains/losses and past service cost. The defined benefit obligation is calculated by independent actuaries using the projected unit credit method and is measured as the present value of the estimated future cash outflows using interest rates of government securities that have terms to maturity approximating the terms of the related liability. The cost of providing pensions is charged to the income statement so as to spread the regular cost over the service lives of the employees. Actuarial gains and losses are recognised as income or expense when the net cumulative unrecognised actuarial gains and losses for each individual plan at the end of the previous reporting year exceed 10% of the higher of the defined benefit obligation and the fair value of plan assets at that date. These gains or losses are recognised over the expected average remaining service lives of the employees participating in the plans.

Revenue recognition

Revenue comprises the fair value for the sale of goods and services, net of value-added tax, rebates and discounts and after eliminated sales within the DeepOcean Group. Revenue is recognized as follows.

Revenue related to time-charter contracts is recognized on a straight-line basis apportioned according to number of days each contract lasts before and after the end of the accounting period. Costs are expensed in the same period as related income.

Service revenue, derived from the hiring of equipment and operators to provide subsea services to our customers, consists primarily of revenue derived from billings that provide for a specific time for operators, material and equipment charges, which accrue daily and are billed periodically for the delivery for subsea services over a contractual term. Service revenue is generally recognized when a signed contract or other persuasive evidence of an arrangement exists, the service has been provided, the fee is fixed or determinable and collection of resulting receivables is reasonably assured.

When the outcome of a construction contract can be estimated reliably, contract revenue and contract costs associated with the construction contract is recognised as revenue and expenses respectively by reference to the stage of completion of the contract activity at the balance sheet date. An expected loss on the construction contract is recognised as an expense immediately. Depending on the nature of the contract, the stage of completion of a contract is determined based on either

(a) the proportion that contract costs incurred for work performed to date bear to the estimated total contract costs;

(b) surveys of work performed; or

(c) completion of a physical proportion of the contract work

Dividends

Dividends are recognized when the shareholder’s right to receive the payments is established, which generally occurs when the shareholders’ annual meeting approves such distribution.

Government grants

Subsidies from the authorities are not recognised until it is reasonably certain that the company will meet the conditions stipulated in connection with the receipt of the subsidies and that the subsidies will be granted. The recognition of subsidies is postponed and amortised over the period that the costs relating to that which the subsidies are intended for are incurred. Subsidies are recognised as deductions from the cost that the subsidy is meant to cover. Subsidies received to buy non-current assets are capitalised.

Financial instruments

The Group uses derivative financial instruments (such as foreign currency contracts) to hedge its risk associated with fluctuations in foreign currency exchange rates. Derivative financial instruments are recorded at fair value on the date a derivative contract is entered into, and are subsequently re-measured at their fair value. The method of recognising the resulting gain or loss depends on whether the derivative is designated as a hedging instrument in accordance with the requirements set out by IAS 39, and if so, the nature of the item being hedged.

For the purpose of hedge accounting, hedges are classified as either fair value hedges when they are hedging the exposure to changes in the fair value of a recognised asset or liability; or as cash flow hedges when they are hedging exposure to variability in cash flows that is either attributable to a particular risk associated with a recognised asset or liability or a forecasted transaction.

In relation to fair value hedges that meet the conditions for special hedge accounting, any gain or loss from re-measuring the hedging instrument at fair value is recognised immediately in the income statement. Any gain or loss on the hedged item attributable to the hedged risk is adjusted against the carrying amount of the hedged item and recognised in the income statement.

In relation to cash flow hedges that meet the conditions for hedge accounting, the portion of the gain or loss on the hedging instrument that is determined to be an effective hedge is recognised directly in equity and the ineffective portion is recognised in net profit or loss.

When the hedged firm commitment results in the recognition of an asset or a liability then, at the time the asset or liability is recognised the associated gains or losses that had previously been recognised in equity are included in the initial measurement of the acquisition cost or other carrying amount of the asset or liability. For all other cash flow hedge the gains or losses that are recognised in equity are transferred to the income statement in the same period in which the hedged firm commitment affects the net profit and loss, for example when the future sale actually occurs.

For derivatives that do not qualify for hedge accounting any gains or losses arising from changes in fair value are taken directly to net profit or loss for the year.

Hedge accounting is discontinued when the hedging instrument expires or is sold, terminated or exercised, or no longer qualities for hedge accounting. At that point in time, any cumulative gains or losses on the hedging instrument recognised in equity is kept in equity until the forecasted transaction occurs. If a hedged transaction is no longer expected to occur, the net cumulative gain or loss recognised in equity is transferred to net profit or loss for the year.

Related party transactions

All transactions, agreements and business activities with related parties are negotiated on arm’s length basis in a manner similar to transactions with third parties.

Events after the balance sheet date

New information on the company’s positions at the balance sheet date is taken into account in the annual financial statements. Events after the balance sheet date that do not affect the company’s position at the balance sheet date but which will affect the company’s position in the future are disclosed if significant.

Earnings per share

The calculation of basic and diluted earnings per share is based on the majority’s share of result using the weighted average number of shares outstanding during the year after deduction of the average number of treasury shares held over the period.

Cash Flow

The Group applies the indirect method. Investment in shares and other liquid assets with maturity over three months are not included under cash equivalents.

Early adoption of Standards and Interpretations

In addition, the Group has elected to adopt the following in advance of their effective dates:

• IAS 23 (Revised) Borrowing Costs (effective for accounting periods beginning on or after 1 January 2009);

• IFRIC 13 Customer Loyalty Programmes (effective for accounting periods beginning on or after 1 July 2008).

The revisions to IAS 23 have had no impact on the Group’s accounting policies. The principal change to the Standard, which was to eliminate the previously available option to expense all borrowing costs when incurred, has no impact on these financial statements because it has always been the Group’s accounting policy to capitalise borrowing costs incurred on qualifying assets.

Adoption of IFRIC 13 have had no impact on the Group’s accounting policies

Standards and Interpretations in issued not yet adopted

At the date of authorisation of these financial statements, other than the Standards and Interpretations adopted by the Group in advance of their effective dates (as described above) the following Standards and Interpretations were in issued but not yet effective:

•	IFRS 8 Operating Segments (effective for accounting periods beginning on or after 1 January 2009)

The IASB published the following standards during the first quarter of 2008:

•	A revised IFRS 3 “Business Combinations” and an amended IAS 27 “Consolidated and Separate Financial Statements”;

•	Amendment to IFRS 2 “Share-based payment” — Vesting Conditions and Cancellations;

•	A revised IAS 32 “Financial Instruments: Presentation” and Amendment to IAS 1 “Presentation of Financial Statements” ô Puttable Financial Instruments and Obligations Arising on Liquidation.

Of these new standards, only IFRS 3 and IAS 27 could have a material impact on our future consolidated financial statements. As of 31 March 2008, DeepOcean had not applied earlier than the effective date any IFRS and Interpretations that the IASB has published but which were not yet effective.

Note 3:	Segment Information

A business segment is a group of assets and operations engaged in providing services or products that are subject to risks and returns that are different from those of other business segments. A geographical segment is engaged in providing services or products within a particular economic environment that is subject to risks and returns that are different from those of segments operating in other economic environments. The Group’s primary reporting format is business segment and its secondary format is geographical segment.

Business segments

DeepOcean is divided into the following business segments:

a. Survey, Subsea Inspection, Maintenance and Repair (IMR)

b. Trenching and subsea cable installation

Survey, Subsea Inspection, Maintenance and Repair (IMR)

The IMR segment mainly deals with change-out of subsea components on subsea modules for oil and gas production and maintenance of existing structures. In addition, visual inspection to determine damages or fault to existing structures is part of the scope. The tools and equipment are tailor made for this activity and require skilled personnel. DeepOcean has invested in such equipment and personnel to be able to serve the growing subsea IMR market. The Survey and Construction support operations are based on delivering detailed seabed soil and bathymetry data to oil and construction companies, enabling them to perform detailed engineering for template, platform installations, pipeline routes etc. In addition, visual inspection to oil and gas pipelines is a significant part of the scope in these operations.

Trenching and subsea cable installation

The marine trenching service plays a key enabling role in the construction and maintenance of offshore (subsea) oil and gas production facilities, electricity transmission systems and intercontinental and regional telecommunications systems. Cable installation is directly related to, and in a large part interdependant with trenching. In general, trenching is performed to provide protection (from extreme weather events and external aggression), flow assurance and thermal insulation, providing revenue protection and continuity of supply to the operators.

The major methods for product burial are jetting, mechanical cutting and ploughing.

The vessel fleet provides multi-functional capability, supporting both trenching and installation services.

Geographical segments

The Group’s activities are divided among the following regions: Europe, Mexico, Africa and other.

Segment data

	Survey/IMR			Trenching			Elimination			Total Operations
Business Segment	1Q 2008	1Q 2007	2007	1Q 2008	1Q 2007	2007	1Q 2008	1Q 2007	2007	1Q 2008	1Q 2007	2007
	NOK ’000

Revenue		—			—			—	—	—	—	—
Revenues from external customers:	264,493	306,640	1,322,489	191,195	195,043	615,585				455,689	501,683	1,938,074
Internal intersegment transactions	6,042	—	26,467	—	—	47,558	(6,042)	—	(74,025)	—	—	—
Total revenue	270,535	306,640	1,348,956	191,195	195,043	663,143	(6,042)	—	(74,025)	455,689	501,683	1,938,074
										—	—	—
Segment profits
(losses)	16,833	32,556	189,723	14,427	3,863	25,225	—	—	—	31,261	36,419	214,948
Operating profit (loss)										—	—	—
Net financing expenses										(20,498)	(19,600)	(89,796)
Income from associates										—	—	—
Tax expenses										(1,076)	(4,616)	(14,605)
Gain/loss on sale of discontinued operations										—	—	—
Profit (loss) for the year										9,686	12,203	110,547
										—	—	—
Segment Assets	2,453,187	2,151,904	2,656,277	595,992	549,175	479,791	(1,944)	—	—	3,047,236	2,701,079	3,136,068
Investments in associates										—	—	—
Total assets	2,453,187	2,151,904	2,656,277	595,992	549,175	479,791	(1,944)	—	—	3,047,236	2,701,079	3,136,068

	Survey/IMR			Trenching			Elimination			Total Operations
	1Q 2008	1Q 2007	2007	1Q 2008	1Q 2007	2007	1Q 2008	1Q 2007	2007	1Q 2008	1Q 2007	2007
	NOK ’000

Segment liability	1,437,832	1,131,834	1,607,441	475,767	423,765	360,708	(41,383)		(10,991)	1,872,216	1,555,599	1,957,158
Total debt			—					—		—	—	—
Capital expenditure	56,272	51,006	415,055	77,314	39,006	148,434				133,586	90,012	563,489
Depreciation per segment	26,738	27,334	123,933	14,238	14,623	64,975	—	—	—	40,975	41,957	188,909
Impairment losses	—	—	—	—	—	—	—	—	—	—	—	—

	Europe			Mexico			Africa(Incl. Middle East)			APAC			Other			Total Operations
	1Q 2008	1Q 2007	2007	1Q 2008	1Q 2007	2007	1Q 2008	1Q 2007	2007	1Q 2008	1Q 2007	2007	1Q 2008	1Q 2007	2007	1Q 2008	1Q 2007	2007
	NOK ’000

Geographical segment
Revenue from external customers	343,744	366,629	1,276,727	84,185	93,025	365,563	18,447	22,800	226,408	69,001	—	12,689	9,313	19,229	56,687	455,689	501,683	1,938,074
																—	—	—
Segment assets	2,134,503	1,690,817	1,921,959	894,732	992,013	1,123,975	125	4,885	35,167	86,543	183		17,877	13,364	54,967	3,047,236	2,701,079	3,136,068
																—	—	—
Capital expenditure	133,400	87,710	206,392	186	2,302	356,311	—	—	—	26,287	—	—	—	—	786	133,586	90,012	563,489

Note 4:	Long-term debt

	True Rate of	Maturity	Carrying Amount NOK
	Interest	Date	31, March 2008		31, December 2007
					(‘000)

Bank loan	Nibor + margin	8/1/2009	—		6,942
Bank loan (USD)	Libor+margin	12/5/2011	89,105		97,392
Obligation under finance leases	Nibor + margin	10/1/2009	3,822		4,409
Obligation under finance leases	Nibor + margin	5/31/2012	9,771		10,318
Obligation under finance leases	Nibor + margin	10/31/2012	2,643		2,776
Bond Loan	Nibor + margin	10/5/2009	298,766		298,573
Bank loan (GBP)	Libor+margin	12/18/2011	100,731		107,631
Bank loan (USD)	Libor+margin	12/1/2014	—		123,949
Bank loan (NOK)	Libor+margin	6/1/2012	213,670	(3)	224,779
Obligation under finance leases (EUR)	Libor+margin	6/9/2008	—	(2)	238,672
Bank loan (EUR)	Libor+margin	6/20/2008	114,050	(2)
Volstad Maritime AS		7/30/2014	3,278	(1)	2,078
Bank loan (USD)	Libor+margin	12/1/2014	332,428		200,000
Bank loan (GBP)	Libor+margin	12/31/2008	9,162		13,053
Bank loan (GBP)	Libor+margin	12/31/2008	3,718		5,297
Bank loan (GBP)	Libor+margin	3/31/2009	2,380		3,179
Bank loan (GBP)	Libor+margin	6/30/2011	24,868		28,615
Obligation under finance leases (GBP)	Fixed interest	Various	2,243		2,496
Bank loan (GBP)	Libor+margin	4/30/2008	2,448		5,231
Bank loan (GBP)	Libor+margin	1/31/2012	10,791		12,299
Bank loan (GBP)	Libor+margin	12/31/2013	15,037		6,427
Bank loan (GBP)	Libor+margin	12/31/2013	59,965		15,837
Bank loan (GBP)	Libor+margin	3/31/2014	7,321		—
Obligation under finance leases
(GBP)	Libor+margin	12/31/2009	4,318		5,428
Obligation under finance leases (GBP)	Libor+margin	2/29/2008	23,624		25,756

Total long-term debt			1,334,140		1,441,136

1st year’s principal repayments on long-term debt			(282,161)		(382,358)

Total long-term debt excluding the 1st year’s principal repayments			1,051,979		1,058,779

(1)	DeepOcean Volstad AS is present as consolidated financial statement and the amount represend Volstad Maritime AS part of finansing

(2)	In March 2008 DeepOcean acquired North Sea Commander Shipping AS (renamed DeepOcean Shipping III AS) which holds the ownership in MV Arbol Grande instead of buying the MV Arbol Grande directly.

(3)	As discussed in Note 5, the holders of the Bond Loan have a redemption option at a price of 100% of par value as a result of the change in control that occurred on 16 May 2008. This does not affect the classification as at 31 March 2008.

Note 5:	Events after the balance sheet date

Share issue

On 15 May 2008, DeepOcean ASA issued 20,000,000 new shares in DeepOcean to Trico Shipping AS, a fully owned subsidiary of Trico Marine Services, Inc., at a price of NOK 32 per share. Following this share issue, the total share capital of DeepOcean is NOK 54,073,547 distributed on 108,147,093 shares. The share issue triggers an obligation to publish a listing prospectus. The new shares will therefore be registered on a separate ISIN and may not be traded on Oslo Błrs until after publication of such prospectus.

New majority owner and mandatory offer

The Board of DeepOcean ASA announced 16 May 2008 that Trico Marine Services, Inc. (Nasdaq: TRMA) through a fully owned subsidiary, Trico Shipping AS had acquired 35,728,955 shares in DeepOcean at NOK 32 per share, including all shares held by stensjł and DeepOcean management. In addition, Trico subscribed for 20 million shares at NOK 32 per share through a Private Placement. Subsequent of the announcement, Trico Shipping has purchased an additional 2,700,000 DeepOcean Shares in market transactions. As of 30 May 2008, Trico Shipping owned 58,428,955 Shares, equal to 54.03% of all Shares in DeepOcean.

As a consequence of this purchase, Trico Shipping has made a mandatory offer for the purchase of all remaining shares in DeepOcean ASA at a purchase price of NOK 32 per DeepOcean Share. The offer period is from and including 30 May 2008 to and including 30 June 2008 at 4:30 PM GMT+1.

Cancellation of charter party

At May 15 DeepOcean has received a cancellation from TSMarine of the one year charter party from 12 March 2008 to 12 March 2009 of the vessel Normand Flower. According to TSMarine the reason for cancellation is that DeepOcean refuse to operate the vessel in the OYO-field of Nigeria. TSMarine states that this will block their opportunity of executing a planned contract in the region.

DeepOcean and Solstad (the owner of the vessel) dispute this cancellation and refers to the the clause in the charter party allowing the owner to refuse working in areas with hositility.

Change of control event on DeepOcean ASA Call

DeepOcean ASA has in a press release of 16 of May 2008 given notice that Trico Marine Services Inc. together with a wholly owned subsidiary have acquired shares in Deep Ocean ASA and reached a total holding of more than 50% of the shares and votes.

This constitutes a Change of Control Event according to the Loan Agreement, which means that each Bondholder has the right of pre-payment (Put Option) of the Bonds at a price of 100% of par value. The bonds had been issued in October 2005 at a nominal amount of NOK 300,000,000 (refer to Note 25 of our consolidated financial statements).

The Put Option must be exercised within two — 2 — Months following this notice, and at the latest on 28 July 2008. Each Bondholder must, in order to exercise the Put Option, contact his VPS account manager (who will notify the Borrower’s Paying Agent).

The put date (payment date) will be 15 Banking Days following the date when the Paying Agent received the Put Option request. Interests accrued to, but not including, the put date will be paid on the put date.

Possible violation of covenants on bank loans

Trico has made a mandatory offer for all shares in DeepOcean ASA and has announced its intention to delist DeepOcean ASA from the Oslo Błrs. Such a delisting would violate covenants in bank loans with a total carrying amount per 31 March 2008 of KNOK 735,934.

PROXY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1 AND FOR PROPOSAL 2 LISTED BELOW.

Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

1.	Approve, for purposes of Nasdaq Marketplace Rule 4350(i)(1)(C), the issuance of all shares of the Company’s common stock, that may be issued upon the conversion and exercise of convertible securities issued by the Company in connection with the acquisition by Trico Shipping AS of shares of DeepOcean ASA, a Norwegian limited company.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	Approve an amendment to the Company’s Second Amended and Restated Certificate of Incorporation to increase the total number of authorized shares of the Company’s common stock from 25,000,000 shares to 50,000,000 shares.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	The proxyholders (or their substitutes) may vote in their discretion, to transact such other business as may properly come before the meeting and any adjournments or postponements thereof including to vote for the election of such substitute nominee(s) for director as such proxies may select in the event that any nominee(s) named above become unable to serve.

Please mark this box ONLY if stock owned of record or beneficially by you is owned or controlled by persons who are not U.S. citizens. A person is not a U.S. citizen if such person (including an individual, a partnership, a corporation, a limited liability company or an association) is(1) any foreign government or representative thereof;(2) any corporation, the chief executive officer by any title or chairman of the board of directors of which is not a U.S. citizen, or of which more than a minority of the number of its directors necessary to constitute a quorum are not U.S. citizens;(3) any corporation organized under the laws of any foreign government;(4) any corporation of which 25% or greater interest is Owned Beneficially or of record, or may be voted by, one or more persons who are not U.S. citizens, or which by any other means whatsoever is controlled by or in which control is permitted to be exercised by one or more persons who are not U.S. citizens;(5) any partnership, limited liability company, or association which is controlled by one or more persons who are not U.S. citizens; or(6) any person (including an individual, partnership, corporation, limited liability company or association) who acts as representative of or fiduciary for any person described in clauses(1) through(5) above.	☐
Date:          , 2008

Signature of Stockholder	Date

Additional Signature, if held jointly

FOLD AND DETACH HERE
Submit Your Proxy by Mail

Mark, sign and date
your proxy card and
return it in the enclosed
postage-paid envelope.

PROXY

TRICO MARINE SERVICES, INC.
3200 Southwest Freeway, Suite 2950
HOUSTON, TEXAS 77027
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF TRICO MARINE SERVICES, INC.

The undersigned hereby appoints Joseph S. Compofelice and Geoff A. Jones, and each of them, as proxies, with full power of substitution, and hereby authorizes either of them to represent and to vote, in the manner provided below, all shares of common stock of Trico Marine Services, Inc. that the undersigned would be entitled to vote if personally present at the special meeting of stockholders to be held on August 12, 2008, or any postponement(s) or adjournment(s) thereof. By executing this proxy, the undersigned (i) hereby revokes any previously executed proxy with respect to all proposals and (ii) hereby acknowledges receipt from the Company, prior to the execution of this proxy, of the notice of special meeting and the accompanying proxy statement.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND FOR PROPOSAL 2. THE PROXY HOLDERS NAMED ABOVE (OR THEIR SUBSTITUTES) WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

PLEASE SIGN EXACTLY AS NAME APPEARS HEREON.  WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE